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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Wm. WRIGLEY Jr. Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SEC 1913 (03-04)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Wm. WRIGLEY Jr. Company
Wrigley Building       •       410 North Michigan Avenue       •       Chicago, Illinois 60611
February 16, 2006
Dear Stockholder:
      You are cordially invited to attend the 103rd Annual Meeting of Stockholders of Wm. Wrigley Jr. Company. The meeting will be held at 9:00 a.m. Chicago time on Tuesday, April 4, 2006, at the Chase Auditorium, Chase Tower located at 10 South Dearborn Street in the Chicago loop and bounded by Madison, Clark, Monroe and Dearborn Streets. For your reference, a map of the area is provided inside the back cover of this Proxy Statement.
      The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Please note we are requiring admission tickets to attend the Annual Meeting. For more information please refer to the Notice of Meeting.
      If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy cards, or vote over the phone or Internet, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy anytime before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 3 of this Proxy Statement. Your vote is very important. I look forward to seeing you at the meeting.

Sincerely,

WILLIAM WRIGLEY, JR.
Chairman of the Board, President
and Chief Executive Officer

Wm. WRIGLEY Jr. Company

Wrigley Building • 410 North Michigan Avenue • Chicago, Illinois 60611

Notice of the 103rd Annual Meeting of Stockholders
of Wm. Wrigley Jr. Company

Date:	Tuesday, April 4, 2006

Time:	9:00 a.m., Central Standard Time

Place:	Chase Auditorium Chase Tower 10 South Dearborn Street Chicago, Illinois 60670

Purposes:	1. To elect three Class I Directors to serve on the Board until the Annual Meeting in 2009;
2. To Approve the Adoption of the Wm. Wrigley Jr. Company 2007 Management Incentive Plan;
To Amend Article FOURTH of the Restated Certificate of Incorporation as follows:
3. Authorize the one-time distribution of shares of Class B Common Stock as a dividend to holders of each class of common stock outstanding,
4. Increase the Class B Common Stock automatic conversion threshold from 10% to 12%,
5. Defer, and permit the Board of Directors to further defer, the automatic conversion of Class B Common Stock if the automatic conversion threshold is crossed;
6. To ratify the appointment of the Company’s independent registered public accounting firm (independent auditors) for the year ending December 31, 2006; and
7. To transact other such business that may properly come before the Annual Meeting and any adjournments thereof.

Who Can Vote:	Stockholders at the close of business on February 6, 2006.

How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you can vote over the telephone or the Internet as described on the enclosed proxy card.

Who May Attend:	Only persons with an admission ticket, evidence of stock ownership, or who are guests of the Company may attend and be admitted to the Annual Meeting. Photo identification will be required (i.e., valid drivers license or passport preferred).
• If your shares are registered in your name, you must bring the admission ticket attached to your proxy card. If you would like to pre-register for the meeting, or if you have elected to receive your proxy materials electronically, please contact the Company’s Stockholder Relations Department at 1-800-874-0474 and request an admission ticket.
• If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares, you will not be admitted to the meeting.
By Authorization of the Board of Directors,
Howard Malovany,
Vice President, Secretary and General Counsel
Chicago, February 16, 2006
Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

Proxy Statement for the
Annual Meeting of Stockholders of
WM. WRIGLEY JR. COMPANY
To Be Held on Tuesday, April 4, 2006

Page

Proxy Statement	1
Solicitation	1
Voting Information	1
PROPOSAL 1 — Election of Class I Directors	5
Corporate Governance	9
Meetings and Committees of the Board	12
Compensation of Directors	14
Security Ownership	17
Security Ownership of Directors and Executive Officers	17
Security Ownership of Certain Beneficial Owners	18
PROPOSAL 2 — To Approve the Adoption of the Wm. Wrigley Jr. Company 2007 Management Incentive Plan	20
To Amend Article FOURTH of the Restated Certificate of Incorporation to:
PROPOSAL 3 — Authorize the one-time distribution of shares of Class B Common Stock as a dividend	28
PROPOSAL 4 — Increase the automatic conversion threshold for Class B Common Stock from 10% to 12%	28
PROPOSAL 5 — To defer, and permit the Board of Directors to further defer, the automatic conversion of Class B Common Stock if the automatic conversion threshold is crossed	28
PROPOSAL 6 — The ratification of Appointment of Ernst & Young LLP as the Company’s registered public accounting firm (Independent Auditors)	46
Executive Compensation	47
Report of the Compensation Committee	47
Summary Compensation Table	53
Wrigley Stock Option Program	55
Long-Term Stock Grant Program	56
Pension Plan	57
Change-in-Control Severance Agreement	57
Five-Year Total Stockholder Return	59
Audit Committee Disclosure	60
Audit Committee Pre-approval Policy	60
Service Fees Paid to the Independent Registered Public Accounting Firm	60
Report of the Audit Committee	61
Section 16(a) Beneficial Ownership Reporting Compliance	62
Stockholder Proposals for the 2007 Annual Meeting of Stockholders	62
Other Business	62
Appendix A — Director Independence Standards	A-1
Appendix B — Audit Committee Charter	B-1
Appendix C — 2007 Management Incentive Plan	C-1
Appendix D — Certificate of Incorporation, as proposed to be amended	D-1
Appendix E — Audit and Non-Audit Services Pre-Approval Policy	E-1
Map/ Directions to Chase Auditorium (Annual Meeting)	Inside Back Cover

PROXY STATEMENT
FOR THE
103rd ANNUAL MEETING OF STOCKHOLDERS OF
WM. WRIGLEY JR. COMPANY
TO BE HELD ON TUESDAY, APRIL 4, 2006
Solicitation
      This Proxy Statement, the accompanying proxy card and the Annual Report to Stockholders of Wm. Wrigley Jr. Company (the “Company”) are being mailed on or about February 16, 2006. The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the 103rd Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.
Who is the Proxy Committee?
      The Proxy Committee was appointed by the Board of Directors at their meeting held on February 7, 2006 and is comprised of Wm. Wrigley, Jr., Richard K. Smucker and Howard Malovany.
What is a proxy?
      A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Proxy Committee appointed by the Board the authority to vote your shares in the manor you indicate on your proxy card.
Why did I receive more than one proxy card?
      You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.
Voting Information
Who is qualified to vote?
      You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Stock or Class B Common Stock of the Company at the close of business on our record date of Monday, February 6, 2006.
How many shares of Common Stock and Class B Common Stock may vote at the Meeting?
      As of February 6, 2006, there were 188,657,249 shares of Common Stock and 33,165,293 shares of Class B Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented. Each share of Class B Common Stock is entitled to ten votes on each matter presented.
What is the difference between a “shareholder of record” and a “street name” holder?
      These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?
      If you are a “shareholder of record,” you have several choices. You can vote your proxy:

•	By mailing in the enclosed proxy card,

•	Over the telephone, or

•	Via the Internet
      Please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder.
      If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.
Can I vote my shares in person at the Meeting?
      If you are a “shareholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.
What are the Board’s recommendations on how I should vote my shares?
      The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of all 3 nominees for Class I Directors with terms expiring at the 2009 Annual Meeting of Stockholders.

Proposal 2 —	FOR the approval of the Adoption of the Wm. Wrigley Jr. Company 2007 Management Incentive Plan;

FOR the amendment of Article FOURTH of the Restated Certificate of Incorporation as follows:

Proposal 3 —	FOR the one-time authorization to distribute shares of Class B Common Stock as a dividend to holders of each class of common stock outstanding,

Proposal 4 —	FOR the increase of the Class B Common Stock automatic conversion threshold from 10% to 12%,

Proposal 5 —	FOR deferring, and permitting the Board of Directors to further defer, the automatic conversion of Class B Common Stock if the automatic conversion threshold is crossed; and

Proposal 6 —	FOR the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Independent Auditors) for the fiscal year ending December 31, 2006.
What are my choices when voting?
      Proposal 1 — you may cast your vote in favor of electing the nominees as Directors, or withhold your vote on one or more nominees, or abstain from voting.
      Proposals 2, 3, 4, 5 and 6 — you may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares.
How would my shares be voted if I do not specify how they should be voted?
      If you sign and return your proxy card without indicating how you want your shares to be voted, the proxy committee will vote your shares as follows:

Proposal 1 —	FOR the election of all 3 nominees for Class I Directors with terms expiring at the 2009 Annual Meeting of Stockholders;

Proposal 2 —	FOR the approval of the Adoption of the Wm. Wrigley Jr. Company 2007 Management Incentive Plan;
      FOR the amendment of Article FOURTH of the Restated Certificate of Incorporation as follows:

Proposal 3 —	FOR the one-time authorization to distribute shares of Class B Common Stock as a dividend to holders of each class of common stock outstanding,

Proposal 4 —	FOR the increase of the Class B Common Stock automatic conversion threshold from 10% to 12%,

Proposal 5 —	FOR deferring, and permitting the Board of Directors to further defer the automatic conversion of Class B Common Stock if the automatic conversion threshold is crossed; and

Proposal 6 —	FOR the appointment of Ernst & Young LLP as the Company’s registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2006.
How are votes withheld, abstentions and broker non-votes treated?
      Votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and other than Proposal 1 will have the same effect as a vote against the matter. Broker nonvotes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.
Can I change my vote after I have mailed in my proxy card?
      You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy,

•	by signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card(s), or

•	by attending the Meeting and voting your shares in person.
What vote is required to approve each proposal?
      Proposal 1 requires a plurality of the votes cast to elect a director.
      Proposals 2 and 6 each require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, with both Common Stock and Class B Common Stock voting together as a single class.
      Proposals 3 through 5 each require the affirmative vote of the majority of the votes of the outstanding shares of the Common Stock and Class B Common Stock entitled to vote, with both Common Stock and Class B Common Stock voting together as a single class.
      In addition, approval of Proposals 3 and 4 will also require the affirmative vote of a majority of the votes of the holders of the Class B Common Stock voting as a separate class.
Who will count the votes?
      Representatives from Computershare Trust Company, N.A., our transfer agent, will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of this proxy solicitation?
      The Company pays the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock and Class B Common Stock. In addition, the Company has retained Innisfree M&A, Inc., 501 Madison Avenue, 20th Floor, New York, NY, 10022, to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s Common Stock and Class B Common Stock. For these services, the Company will pay Innisfree M&A, Incorporated a fee of $15,000, plus expenses.
Is this Proxy Statement the only way that proxies are being solicited?
      No. As stated above, the Company has retained Innisfree M&A, Incorporated to aid in the solicitation of proxy materials. In addition to mailing these proxy materials, certain Directors, officers or employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.
If you have any further questions about voting your shares or attending the Meeting please call our Stockholder Relations Department at 1-800-874-0474.

PROPOSAL 1:
Election Of Class I Directors
Composition of the Board
      The full Board consists of nine Directors. The Board is divided into three classes, each class having three Directors. The Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one-third of the Directors at each annual meeting.
      The current composition of the Board is:

Class I Directors (term expiring at the Meeting)	John F. Bard Howard B. Bernick Melinda R. Rich
Class II Directors (serving until the 2007 Meeting)	Thomas A. Knowlton Steven B. Sample Alex Shumate
Class III Directors (serving until the 2008 Meeting)	John Rau Richard K. Smucker William Wrigley, Jr.
      The election of three Class I Directors will take place at the Meeting. At its meeting of February 7, 2006, the Board approved the recommendation of the Corporate Governance Committee that the full Board remain comprised of nine Directors and that three Class I Directors be elected for a three-year term.
      If elected, each of the three Class I Director nominees will serve on the Board until the Annual Meeting in 2009, or until their successors are duly elected and qualified in accordance with the Company’s By-laws. If any of the three nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that any of the three nominees for election named below will be unable to serve.

Your Board Recommends That Stockholders
Vote FOR All Three Nominees Listed Below.
Nominees For Election as Class I Directors With Terms Expiring at the 2009 Annual Meeting:

John F. Bard
Age: 64 Director since: 1999
Committees: Corporate Governance
Principal Occupation: Senior Vice President from 1991 until 1999 and Executive Vice President from 1999 until 2000, when he retired from the Company.
Other Directorships: Weight Watchers International, Inc. and Hollinger International, Inc.

Howard B. Bernick
Age: 53 Director since: 2001
Committees: Audit; Compensation
Principal Occupation: President and Chief Executive Officer since 1994 and a Director since 1986 of Alberto-Culver Company, a global manufacturer, marketer and distributor of beauty and hair care products.

Melinda R. Rich
Age: 48 Director since: 1999
Committees: Chairman of the Corporate Governance Committee
Principal Occupation: President of Rich Entertainment Group since 1994; Executive Vice President of Innovation since 1997, and a Director since 1998 of Rich Products Corporation, Buffalo, New York, a multinational, privately-held, family-owned manufacturer and distributor of nondairy and frozen food products.
Other Directorships: M&T Bank Corporation (Buffalo, NY)

Continuing Class II Directors With Terms Expiring at the 2007 Annual Meeting:
Thomas A. Knowlton
Age: 59 Director since: 1996
Committees: Chairman of the Compensation Committee
Principal Occupation: Dean of the Faculty of Business at Ryerson University, Toronto, Canada since 2000 (Retired June 30, 2005). Executive Vice President of the Kellogg Company from 1992 until 1998. President of Kellogg North America from 1994 until 1998.

Steven B. Sample
Age: 65 Director since: 1997
Committees: Compensation; Corporate Governance
Principal Occupation: President of the University of Southern California since 1991.
Other Directorships: Unova, Inc.; AMCAP Fund Inc.; American Mutual Fund, Inc.

Alex Shumate
Age: 55 Director since: 1998
Committees: Audit; Compensation
Principal Occupation: Partner of the law firm Squire, Sanders & Dempsey, L.L.P., resident in Columbus, Ohio, since 1988, and its Managing Partner since 1991.
Other Directorships: Nationwide Financial Services, Inc. and Cincinnati Bell, Inc.

Continuing Class III Directors With Terms Expiring at the 2008 Annual Meeting:
John Rau
Age: 57 Director since: 2005
Committees: Audit, Corporate Governance
Principal Occupation: President and Chief Executive Officer since 2002 and Director since 2003 of Miami Corporation, a private holding company founded in 1917. Formerly Mr. Rau was President and Chief Executive Officer of Chicago Title Corporation and Chicago Title and Trust Company from 1997–2000 and Dean, The School of Business, Indiana University from 1993–1996.
Other Directorships: Borg Warner Inc., Nicor Inc., and First Industrial Realty Trust, Inc.

Richard K. Smucker
Age: 57 Director since: 1988
Committees: Chairman of the Audit Committee
Principal Occupation: Co-Chief Executive Officer since 2001, President since 1987, a Director since 1975, and Chief Financial Officer from 2003–2004 of The J.M. Smucker Company, a manufacturer of food spreads, juices and beverages, shortening and oils, and other food-related products.
Other Directorships: The Sherwin-Williams Company

William Wrigley, Jr.
Age: 42 Director since: 1988
Committees: none
Principal Occupation: Chairman of the Board since 2004, President and Chief Executive Officer of the Company since 1999; Vice President of the Company from 1991 to 1999; Assistant to the President from 1985 to 1992.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
      The Company has adopted corporate governance guidelines titled “Principles of Corporate Governance” which are available at www.wrigley.com by first clicking “INVESTORS” and then “Corporate Governance.” The Principles of Corporate Governance is also available in print to any stockholder who requests it. These principles were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that Board and management interests align with the interests of the stockholders.
Director Independence
      In accordance with New York Stock Exchange rules, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with guidelines it has adopted which include all elements of independence set forth in the New York Stock Exchange listing standards. The Company’s Director Independence standards are attached to this proxy statement as Appendix A and are also appended to the Company’s Principles of Corporate Governance available at the website noted above.
      Based on these standards, at its meeting held on February 7, 2006, the Board determined that each of the following non-employee Directors is independent and has no relationship with the Company, except as a Director and stockholder of the Company:

(1) John F. Bard (2) Howard B. Bernick (3) Thomas A. Knowlton (4) John Rau	(5) Melinda R. Rich (6) Steven B. Sample (7) Alex Shumate (8) Richard K. Smucker
      In addition, based on the said standards, the Board affirmatively determined that William Wrigley, Jr. is not independent because he is the President and Chief Executive Officer of the Company and holds more than 5% of both the outstanding shares of Common Stock and the Class B Common Stock of the Company.
Nominations for Directors

Identifying Candidates

The Corporate Governance Committee is responsible for screening potential candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominations for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Committee to assess his or her qualifications. Nominations must be addressed to the Chairman of the Corporate Governance Committee in care of the Secretary of the Company at the following Company’s headquarters address, and must be received no later than October 19, 2006, in order to be considered for the next annual election of Directors:

Chairman of the Corporate Governance Committee Wm. Wrigley Jr. Company c/o Secretary The Wrigley Building 410 North Michigan Avenue Chicago, IL 60611

Qualifications

The Corporate Governance Committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board has developed a group of criteria which are designed to describe what qualities and characteristics are desired for the Board as a whole. The full Board conducts an annual self-evaluation of its membership with respect to the criteria. The purpose of this evaluation is to help ensure the Board remains comprised of members fulfilling the desired complement of talents and expertise for the Board as a whole. No single Director is expected to have each criterion. The Board applies these same criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.

The criteria are reviewed annually by the Corporate Governance Committee and the full Board to ensure they remain pertinent and robust. In general, they require that each Director:

•	have the highest personal and professional ethics, integrity and values,

•	consistently exercise sound and objective business judgment, and

•	have a comfort with diversity in its broadest sense.

In addition, it is anticipated that the Board as a whole will have individuals with:

•	significant appropriate senior management and leadership experience,

•	a comfort with technology,

•	a long-term and strategic perspective, and

•	the ability to advance constructive debate and a global perspective.

Further, it is important for the Board as a whole to operate in an atmosphere where the chemistry between and among the members is a key element.

A complete statement of the criteria is annexed to the Company’s Principles of Corporate Governance available at the website noted on page 9.

Candidate Selection Process

Upon receipt of a shareholder-proposed candidate, the Secretary assesses the Board’s needs, primarily whether or not there is a current or pending vacancy or a possible need to fulfill by adding or replacing a Director. The Corporate Secretary then develops a Director profile by comparing the current list of criteria with the desired state and with the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Chairman of the Corporate Governance Committee and the Chairman of the Board for discussion. Following this discussion, the profile and the candidate’s materials are forwarded to all Committee members and consideration of the candidate is added as an agenda item for the next Corporate Governance Committee meeting.

Similarly, if at any time the Committee or the Board determines there may be a need to add or replace a Director, the Corporate Secretary, the Corporate Governance Committee Chairman and Chairman of the Board develop a Director profile by comparing the current list of criteria with the desired state. If no candidates are apparent from any source, the Committee will determine the appropriate method to conduct a search.

Regardless of how a candidate is brought to the Corporate Governance Committee’s attention, qualified candidates are asked to conduct one or more personal interviews with appropriate members of the Board. The chosen candidate(s) is extended an invitation to join the Board. If the candidate accepts, he or she is formally nominated.

Communications with the Board
      Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail or via e-mail. The following address may be used by those who wish to send such communications by regular mail:

[Board of Directors] or [Name of Individual Director(s)]
Wm. Wrigley Jr. Company
c/o Secretary
The Wrigley Building
410 North Michigan Avenue
Chicago, IL 60611
      Stockholders who wish to send such communications via e-mail can do so at www.compliance-helpline.com. By entering the username WWJC and the password DIRECTORS (both are case sensitive), you are connected to a Wrigley Company branded home page. You may then leave a written message to any one or a combination of Directors. You will also be given the option of entering information on how you can receive a return message.
      The Board has instructed the Secretary to review all communications so received (via regular mail or e-mail), and to exercise his discretion not to forward to the Board members correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances. However, any Director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the Directors.
Code of Ethics
      The Company’s Code of Business Conduct, which is the Company’s code of ethics applicable to all Directors, managers and employees worldwide, embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business. The Code of Business Conduct is available at www.wrigley.com by first clicking on “INVESTORS” and then “Corporate Governance.” The Code of Business Conduct is also available in print to any stockholder who requests it.
      The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Business Conduct relating, among other things, to:

•	Accounting practices, internal accounting controls, or auditing matters and procedures,

•	Theft or fraud of any amount,

•	Insider trading,

•	Performance and execution of contracts,

•	Conflicts of interest,

•	Violations of securities and antitrust laws, and

•	Violations of the Foreign Corrupt Practices Act.
      Any employee, stockholder or other interested party can call the following toll-free number to submit a report. This number is operational 24 hours a day, seven days a week:
1-800-210-1458

MEETINGS AND COMMITTEES OF THE BOARD
The Board
      Each Director is expected to devote sufficient time, energy and attention to ensure diligent performance of his/her duties and to attend all Board, Committee and Stockholders’ meetings. The Board met 5 times during 2005, all being regularly scheduled meetings and no unscheduled meetings. All Directors attended at least 75% of the meetings of the Board and of the Committees on which they served during the 2005 fiscal year. Eight Directors attended the Annual Stockholders’ Meeting on March 8, 2005.
Presiding Director and Executive Sessions
      In 2005, the Board held 5 regularly scheduled executive sessions in which only the independent, non-employee Directors were present.
      The presiding Director for executive sessions rotates among the Directors in attendance based on service with the Board, beginning in January 2003 with the Director with the most service on the Board at that time. The Board does not believe that it is either necessary or desirable that one particular Director be designated as the lead Director to preside over all executive sessions. The Board is small and collegial and rotation of the presiding Director affords each Director the opportunity to lead in the dialogue and communication among the Directors and with the Chairman of the Board or Chief Executive Officer as the case may be.
Committees of the Board
      The Board has three standing Committees to facilitate and assist the Board in the execution of its responsibilities. The Committees are currently the Audit Committee, the Compensation Committee and the Corporate Governance Committee. In accordance with New York Stock Exchange listing standards, all the Committees are comprised solely of non-employee, independent Directors. Charters for each committee are available on the Company’s website at www.wrigley.com by first clicking on “INVESTORS” and then “Corporate Governance.” The charter of each Committee is also available in print to any stockholder who requests it. In addition, the Board of Directors convened a special committee of the Board to consider various options for extending the life of the Company’s dual-class capital structure due to the increasing possibility that automatic conversion of the Class B Common Stock could occur in the near future. The special committee and its actions are briefly described on page 34, under the heading of “Proceedings of the Special Committee.” The tables below show current membership and meeting information for each of the standing Board Committees for 2005.

Audit	Compensation	Corporate Governance
(total meetings in 2005: 6)	(total meetings in 2005: 5)	(total meetings in 2005: 4)

Howard B. Bernick	Howard B. Bernick	John Bard
John Rau	Thomas A. Knowlton*	John Rau
Alex Shumate	Steven B. Sample	Melinda R. Rich*
Richard K. Smucker*	Alex Shumate	Steven B. Sample

*	Committee Chairman
      Below is a description of each of the three standing Committees.
Audit Committee
      The Audit Committee has four members and met 6 times in 2005. The Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the Securities and Exchange Commission and the New York Stock Exchange rules. The Board has determined that all the members of the Committee are financially literate pursuant to the New York

Stock Exchange rules. The Board also has determined that Mr. Smucker, Chairman of the Committee, is the Audit Committee financial expert within the meaning stipulated by the Securities and Exchange Commission. The Board has adopted a charter for the Committee, which is attached to this Proxy Statement as Appendix B. The charter is also available at the Company’s website at www.wrigley.com by first clicking on “INVESTORS” and then “Corporate Governance.” The charter is also available in print to any stockholder who requests it.
      The Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	Establish policies and procedures for, appoint, review, and oversee the performance and independence of, the independent registered public accounting firm (independent auditors),

•	Review with independent auditors and financial management of the Company and approve the plan and scope of the audit and permissible audit related work,

•	Pre-approve all audit and permissible non-audit fees,

•	Review and approve the guidelines established for the dissemination of financial information,

•	Hold meetings periodically with the independent and internal auditors, the Board and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment, and compliance with Company policies,

•	Review consolidated financial statements and disclosures,

•	Review with management and independent auditors and approve disclosure controls and procedures and accounting principles and practices, and

•	Perform other functions or duties deemed appropriate by the Board.
Compensation Committee
      The Compensation Committee has four members and met 5 times in 2005. The Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the Securities and Exchange Commission and the New York Stock Exchange rules. The Board has adopted a charter for the Committee, which is available at the Company’s website at www.wrigley.com by first clicking on “INVESTORS” and then “Corporate Governance.” The charter is also available in print to any stockholder who requests it.
      The Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:

•	Establish, implement and monitor adherence with a total compensation and benefits philosophy, and provide general stewardship over the Company’s compensation and benefit programs,

•	Annually review and approve corporate goals and objectives, set the base salary, incentive compensation and any other compensation of the Chairman of the Board, President and Chief Executive Officer, and approve the compensation for those executives reporting to the Chief Executive Officer and Chief Operating Officer,

•	Set and administer the terms and policies of the Company’s 1997 Management Incentive Plan, as amended (and underlying programs), and any successor plans,

•	Evaluate and approve annually executive incentive compensation under the programs of the Management Incentive Plan, and

•	Perform other functions or duties deemed appropriate by the Board.

Corporate Governance Committee
      The Corporate Governance Committee has four members and met 4 times in 2005. The Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the Securities and Exchange Commission and the New York Stock Exchange rules. The Board has adopted a charter for the Committee, which is available at the Company’s website at www.wrigley.com by first clicking on “INVESTORS” and then “Corporate Governance.” The charter is also available in print to any stockholder who requests it.
      The Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	Develop qualifications/criteria for selecting and evaluating Director nominees and evaluating current Directors,

•	Consider and propose Director nominees for election at the Annual Meeting,

•	Select candidates to fill Board vacancies as they may occur,

•	Make recommendations to the Board regarding Board committee memberships,

•	Monitor developments in corporate governance principles and standards, assess the adequacy of the Company’s governance system, and develop the Company’s corporate governance guidelines and procedures,

•	Facilitate an annual assessment of the performance of the Board and each of its standing Committees,

•	Consider the independence of each Director and nominee for Directorship, and

•	Perform other functions or duties deemed appropriate by the Board.
COMPENSATION OF DIRECTORS
Retainer and Fees
      Directors who are employees of the Company receive no compensation for services as Directors.
      In 2005, and for the two years prior to that, non-employee Directors received the following fees:

Annual Cash Retainer	$46,000
Additional fee for each Board committee chair	$5,000
Attendance fee for unscheduled Board or Committee Meetings (including meetings of the special committee)	$3,000
      Beginning in 2006, annual retainers for Directors have been increased to $53,000, and the additional fee for each Board committee chair has been increased to $10,000, to account for the increased time commitments necessary to perform the duties and responsibilities expected under the Sarbanes-Oxley Act and attendant regulations of the Securities and Exchange Commission and the New York Stock Exchange. Attendance fees for unscheduled meetings remain unchanged.
      Directors are subject to a minimum share ownership requirement. Within two years after joining the Board they are required to directly own shares or share units of the Company’s Common Stock totaling in value at least two times their annual cash retainer. Share units are equivalent to shares of the Company’s Common Stock, except for the power to vote and the right to receive current dividends, rather, dividend equivalents are credited but deferred.

The Stock Option Program
      Under the Stock Option Program of the 1997 Management Incentive Plan (“MIP”), as amended, each non-employee Director receives a stock option having a calculated Black-Scholes value approximately equal to the non-employee Director’s annual retainer. In May 2005, each non-employee Director received a grant of 2,600 stock options at the fair market price on the date of grant, or $69.35. Until an option is exercised, shares subject to options cannot be voted nor do they receive dividends or dividend equivalents.
The Stock Deferral Program
      The Stock Deferral Program for Non-employee Directors (the “Program”) is a program under the MIP. The objective of the program is to:

•	Provide deferred benefits to non-employee Directors,

•	Increase the Directors’ beneficial ownership in the Company, and

•	More closely align the Directors’ interest in the long-term growth and profitability of the Company with that of the stockholders.
      The major features of the Program are as follows:

•	A deferred stock account is established for each non-employee Director and credited with a number of share units at the beginning of each new fiscal year, i.e., the first business day of every January,

•	The value of the share units so credited is equivalent to the annual Board retainer in effect on the first business day of the current year,

•	In accordance with the Program, each non-employee Director’s account was credited with 797 share units on January 3, 2006,

•	Each Director receives dividend equivalents on their share units in their stock deferral account,

•	The dividend equivalents are granted in the form of additional share units or fractions thereof (equal in value to dividends paid on the Company’s Common Stock),

•	The dividend equivalent share units granted are reinvested in the non-employee Director’s stock deferral account, and

•	Upon retirement or termination of service as a Director, each non-employee Director receives an actual share for each share unit, awarded either in a lump sum or over a period not to exceed fifteen years as elected in advance by each Director.
      The aggregate number of share units held by each non-employee Director appears in the “Common Stock Units” column in the table under the heading “Security Ownership of Directors and Executive Officers” on page 17.
Deferred Compensation Program
      The Deferred Compensation Program for Non-employee Directors is a program under the MIP. Under this program, each non-employee Director:

•	May defer up to 100% of his or her total retainer fees.

•	Has the option of investing any deferred amounts through a grantor trust either:

1.	in the form of share units (each share unit is equivalent to a share of the Company’s Common Stock, except share units have no voting rights and receive dividend equivalents rather than dividends), or

2.	money credits deposited in one or more funds offered by the plan’s trustee.

•	May choose to receive the distribution in a lump sum or in equal annual installments over a period not to exceed fifteen years, or a combination of the two.
      Amounts deferred under the program are generally distributed to each non-employee Director at the earlier of age 70 or termination of directorship.
Non-Employee Directors’ Death Benefit Plan
      The Company maintains a Non-employee Directors’ Death Benefit Plan. Under this plan, a non-employee Director’s beneficiary receives a $250,000 lump sum benefit if death occurs after the Directorship terminates, or $25,000 per year for ten years if death occurs prior to termination. To participate in the plan, a Director must agree to contribute $600 per year for a maximum of ten years. All non-employee Directors participate in this plan. The Company may purchase life insurance policies on the lives of the Directors with the Company as beneficiary to cover obligations for payments under the Plan, but currently has elected to self-insure as the most cost effective method of covering future obligations under the Plan.

SECURITY OWNERSHIP
Security Ownership of Directors and Executive Officers
      The following table sets forth the beneficial ownership of Company Common Stock and Class B Common Stock as of February 6, 2006, for each Director and nominee for Director, the Chief Executive Officer, the next four most highly compensated executive officers, and for all Directors and executive officers as a group.

							Total
				Options Currently	Class B		Stock and
			Common Stock	Exercisable	Common		Stock Based
Name	Common Stock (1)		Units (2)	Or within 60 days	Stock		Holdings

John F. Bard	12,793		12,088	77,000	0		101,881
Howard B. Bernick	20,000		8,548	7,000	0		35,548
Thomas A. Knowlton	5,000		9,191	7,000	0		21,191
John Rau	1,000		797	0	0		1,797
Melinda Rich	1,367		7,362	7,000	0		15,729
Steven B. Sample	2,000		7,112	7,000	0		16,112
Alex Shumate	200		6,393	7,000	0		13,593
Richard K. Smucker	7,376		40,877	7,000	0		55,253
William Wrigley, Jr.	14,237,930	(3)	23,727	0	19,764,232	(3)	34,025,889
Ronald V. Waters	12,188		39,723	74,750	0		126,661
Peter R. Hempstead	5,933		47,542	198,000	0		251,475
Dushan Petrovich	19,163		13,131	51,250	3,117		86,661
Darrell Splithoff	4,459		16,018	102,000	0		122,477

All Directors and executive officers as a group — (32)	14,431,208		472,108	1,264,900	19,782,154		35,950,370	(4)

(1)	Includes restricted shares held by Directors and executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares shown. No Director or executive officer, except Mr. Wrigley, Jr., owns more than one tenth of one percent of the total outstanding shares of either class of Common Stock. Mr. Wrigley, Jr. beneficially owns 7.55% of the shares of Common Stock outstanding and 59.59% of the shares of Class B Common Stock outstanding.

(2)	Indicates the nonvoting share units credited to the account of the named individual or members of the group, as applicable, under the Deferred Compensation Program for Non-employee Directors and the Stock Deferral Program for Non-employee Directors, (as described on page 15 of this proxy statement) and with respect to employees, as credited pursuant to deferred compensation elections under various programs of the Company’s 1997 MIP, as amended.

(3)	Includes 13,178,576 shares of Common Stock and 19,284,232 shares of Class B Common Stock held by various trusts for the benefit of Mr. Wrigley, Jr. and/or members of his family and also includes 960,000 shares of Common Stock and 480,000 shares of Class B Common Stock held by a corporation. Mr. Wrigley, Jr. has sole voting and investment power over all shares listed with the exception of 509,664 shares of Common Stock and 254,832 shares of Class B Common Stock as to which Mr. Wrigley, Jr. has shared investment power, and 960,000 shares of Common Stock and 480,000 shares of Class B Common Stock (held by a corporation) as to which Mr. Wrigley, Jr. has sole voting power pursuant to an irrevocable proxy granted to him of indeterminate duration (depending on the occurrence of certain events), but as to which he has no investment power. Of the total shares shown for Mr. Wrigley, Jr., he disclaims any beneficial interest in 13,365,831 shares of Common Stock and 7,428,981 shares of Class B Common Stock.

According to an Amendment to Schedule 13D filed by Mr. Wrigley, Jr. on September 26, 2005, pursuant to an agreement effective as of September 25, 2002, Mr. Wrigley, Jr. previously held irrevocable proxies to vote certain shares of Common Stock and Class B Common Stock owned by certain trusts for the benefit of family members, but as to which shares he had no dispositive power. Pursuant to their terms, the irrevocable proxies terminated on September 25, 2005. Upon such terminations, Mr. Wrigley, Jr. no longer had voting or dispositive power over the shares of Common Stock and Class B Common Stock held by such trusts, which shares were included in the table above in prior years.

(4)	Includes 512,273 shares of Common Stock and 254,904 shares of Class B Common Stock over which members of the group share voting or investment power.

*	Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Assuming conversion of the shares of Class B Common Stock into shares of Common Stock, the percentage of Common Stock owned beneficially would be 16.31% for Mr. William Wrigley, Jr. and 17.02% for all Directors and executive officers as a group. No other individual named or member of the group would own beneficially more than 0.10% of the Common Stock as a result of the conversion.
Security Ownership of Certain Beneficial Owners
      As of February 6, 2006, the Company’s records and other information available from outside sources indicated that the following stockholders were beneficial owners of more than five percent of the outstanding shares of the Company’s Common Stock or Class B Common Stock. The information below is as reported in their filings with the Securities and Exchange Commission. The Company is not aware of any other beneficial owner of more than 5% of either class of the Company’s Common Stock. Due to their substantial stock holdings, the below-listed stockholders may each be deemed a “control person” of the Company under applicable regulations of the Securities and Exchange Commission.

	Amount and Nature of Beneficial Ownership

			Class B
	Common Stock		Common Stock

Name	Shares	Percent of Class	Shares	Percent of Class

William Wrigley, Jr.(1)	14,237,930	7.55	19,764,232	59.59%
410 N. Michigan Avenue
Chicago, Illinois 60611
William J. Hagenah III(2)	7,164,308	3.80	5,306,878	16.00%
One Northfield Plaza
Northfield, Illinois 60693
Barclay’s Global Investors, N.A.(3)	10,546,196	5.59	0	0
45 Fremont Street
San Francisco, CA 94105

(1)	The shares listed in the table above include 13,178,576 shares of Common Stock and 19,284,232 shares of Class B Common Stock held by various trusts for the benefit of Mr. Wrigley, Jr. and/or members of his family and also includes 960,000 shares of Common Stock and 480,000 shares of Class B Common Stock held by a corporation. Mr. Wrigley, Jr. has sole voting and investment power over the shares listed with the exception of 509,664 shares of Common Stock and 254,832 shares of Class B Common Stock as to which Mr. Wrigley, Jr. has shared investment power, and 960,000 shares of Common Stock and 480,000 shares of Class B Common Stock (held by a corporation) as to which Mr. Wrigley, Jr. has sole voting power pursuant to an irrevocable proxy granted to him of indeterminate duration (depending on the occurrence of certain events), but as to which he has no investment power. Of the total shares shown for Mr. Wrigley, Jr., he disclaims any beneficial interest in 13,365,831 shares of Common Stock and 7,428,981 shares of Class B Common Stock. The Common Stock listed in the table above excludes nonvoting share units (see footnote 2 on page 17).

According to an Amendment to Schedule 13D filed by Mr. Wrigley, Jr. on September 26, 2005, pursuant to an agreement effective as of September 25, 2002, Mr. Wrigley, Jr. previously held irrevocable proxies to vote certain shares of Common Stock and Class B Common Stock owned by certain trusts for the benefit of family members, but as to which shares he had no dispositive power. Pursuant to their terms, the irrevocable proxies terminated on September 25, 2005. Upon such terminations, Mr. Wrigley, Jr. no longer had voting or dispositive power over the shares of Common Stock and Class B Common Stock held by such trusts, which shares were included in the table above in prior years.

(2)	Of the shares listed, Mr. Hagenah III has sole voting power over 6,524,308 shares of Common Stock and 4,986,878 shares of Class B Common Stock, sole investment power over 6,524,308 shares of Common Stock and 4,986,878 shares of Class B Common Stock, and shared voting and investment power over 640,000 shares of Common Stock and 320,000 shares of Class B Common Stock. Of the total shares shown for Mr. Hagenah III, he disclaims beneficial ownership of 5,498,566 shares of Common Stock and 4,026,005 shares of Class B Common Stock.

*	Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock into shares of Common Stock on a share-for-share basis. In such event, the percentage of Common Stock beneficially owned would be 16.31% for Mr. William Wrigley, Jr., and 6.43% for Mr. William J. Hagenah III.

(3)	The figures represented in the table above are based on the latest Form 13G filed on February 14, 2005.

PROPOSAL 2
Proposal for the Approval of the Adoption of the
Wm. Wrigley Jr. Company 2007 Management Incentive Plan
      At the 1997 Annual Meeting, the stockholders approved the Wm. Wrigley Jr. Company Management Incentive Plan (the “1997 MIP”), which will expire on December 31, 2006. It is expected that at their meeting to be held on February 7, 2006 the Company’s Board of Directors will adopt a successor plan, the Wm. Wrigley Jr. Company 2007 Management Incentive Plan (the “2007 MIP”), which, if approved by the stockholders at the Annual Meeting, will be effective as of January 1, 2007 and expire on June 30, 2012.
General Information
      As with the 1997 MIP, the 2007 MIP is designed to foster and promote the long-term financial success of the Company and to increase stockholder value by providing key employees, non-employee Directors and other service providers with the opportunity to participate with the stockholders in the long-term growth and profitability of the Company. It enables the Company to remain competitive with other employers by attracting and retaining key employees possessing outstanding abilities, and to motivate them through performance-related incentives to achieve both current and long-term performance goals.
Description of Material Features
      A brief description of the material features of the 2007 MIP, as proposed, is set forth below and is qualified in its entirety by reference to the complete text of the 2007 MIP, as proposed, a copy of which is attached hereto as Appendix C.

Eligibility
      Key employees of the Company and the U.S. and overseas subsidiaries in which the Company owns a majority of the voting stock, and the Directors of the Company may be eligible to receive awards under the 2007 MIP. Approximately 700 participants would be eligible to receive awards under one or more of the programs underlying the 2007 MIP.

Types and Terms of Awards
      Awards under the 2007 MIP may be stock awards, share units, stock options, stock appreciation rights, performance units, annual or long-term incentive compensation awards or a combination thereof. If the 2007 MIP is approved by the stockholders, no further awards will be granted under the 1997 MIP after December 31, 2006. However, the 1997 MIP will continue to govern all awards previously granted under the 1997 MIP, including those awards that will be granted through December 31, 2006, even if not paid until 2007 or thereafter.
      The following are brief descriptions of the various types of awards that may be granted under the 2007 MIP at the discretion of the Compensation Committee of the Board (the “Compensation Committee”):

Stock Awards. Under the 2007 MIP, stock awards may be granted as either bonus stock awards or restricted stock awards. Bonus stock awards are shares of Common Stock that are not subject to any transfer restrictions or vesting conditions. Restricted stock awards are shares of Common Stock that are subject to restrictions on transfer and to forfeiture if the holder does not remain continuously in the employment of the Company during the applicable restriction period or, in the case of a performance-based award, if applicable performance measures are not attained. All of the terms relating to the satisfaction of performance measures and the termination of a restriction period, or the forfeiture and cancellation of a stock award upon a termination of employment, will be determined by the Compensation Committee. Unless otherwise set forth in the applicable program or award agreement, the holder of shares of restricted stock will have rights as a stockholder of the Company, including the right to vote and receive dividends with respect to the shares of restricted stock, except that distributions other than regular cash dividends will be held by the Company and will be subject to the same restrictions as the restricted stock.

Share Units. Under the 2007 MIP, share unit awards may be granted as either deferred share unit awards or restricted stock unit awards. A deferred share unit award represents a fully vested right to receive shares of Common Stock, or cash in an amount equal to the value of such shares, as of a subsequent date. A restricted stock unit award represents a right to receive shares of Common Stock, or cash in an amount equal to the value of such shares, as of a subsequent date if the holder remains continuously in the employment of the Company during the specified vesting period and, in the case of a performance-based award, if applicable performance measures are attained. All of the terms relating to the satisfaction of performance measures and the vesting of a restricted stock unit award, or the forfeiture and cancellation of a restricted stock unit award upon a termination of employment, will be determined by the Compensation Committee. The applicable program or agreement will specify whether a share unit award may be settled in shares of Common Stock, cash or a combination thereof and whether the holder will be entitled to receive dividend equivalents, on a current or deferred basis, with respect to such award. Prior to settlement of a share unit award, the holder will have no rights as a stockholder of the Company.

Stock Options. Stock options granted under the 2007 MIP may either be “incentive stock options,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), or non-statutory options, and, at the discretion of the Compensation Committee, may include a reload feature. No options may be exercisable more than ten years after the date of grant. The per share option price may not be not less than 100% of the fair market value of a share of Common Stock at the time the option is granted. Until an option is exercised, the holder will have no rights as a stockholder with respect to the shares subject to the option, such as voting rights and dividends, and will not be entitled to dividend equivalents. Options may not be transferred except in the case of death or pursuant to a divorce order. Upon exercise, the exercise price and, if the Compensation Committee deems appropriate, any withholding tax required by law, may be paid by the participant in cash, in shares of Common Stock having a fair market value equal to the exercise price and/or the amount of the withholding tax, by the withholding of shares of Common Stock which would otherwise be delivered having a value equal to the exercise price and the amount of the withholding tax, in cash by a broker-dealer to whom the participant has submitted an irrevocable notice of exercise, a combination of these methods, or in such other manner as the Compensation Committee deems appropriate. Each non-employee Director of the Company will automatically receive, upon election to the Board and in each subsequent year, an annual grant of stock options having a Black Scholes value equal to the non-employee Director’s annual retainer, and rounded up to the nearest 100 shares. Each such option will have a term of 10 years, vest at a rate of 25% per year of continuous service as a non-employee Director, have an exercise price equal to the fair market value of a share of Common Stock on the date of grant, and continue to vest following termination from the Board and be exercisable to the extent vested (a) for the balance of the term of the option, if the non-employee Director retires after attaining age 55 and completing five years of service or terminates due to a disability; (b) for 12 months upon a termination due to death or (c) immediately upon a termination due to resignation (other than retirement) or dismissal. Non-employee Directors may pay the exercise price of their options in cash, in shares of Common Stock having a value equal to the exercise price, by the withholding of shares of Common Stock which would otherwise be delivered having a value equal to the exercise price, in cash by a broker-dealer to whom the non-employee Director has submitted an irrevocable notice of exercise, or a combination of any of such methods.

Stock Appreciation Rights. Under the 2007 MIP, stock appreciation rights may be granted entitling the grantee to receive cash or shares of Common Stock having a fair market value equal to the appreciation in market value from the date of the grant of a stated number of shares of Common

Stock or, in the case of rights granted in tandem with or by reference to a stock option, from the date of grant of the related stock option to the date of exercise. Stock appreciation rights may be granted in tandem with or by reference to a related stock option or independently of any stock option. If a stock appreciation right is granted in tandem with or by reference to a related stock option, the grantee may exercise either the stock option or the stock appreciation right, but not both. Stock appreciation rights are not exercisable more than ten years after the date of grant. Until a stock appreciation right is exercised for shares of Common Stock, the holder will have no rights as a stockholder with respect to the shares subject to such stock appreciation right, such as voting rights and dividends, and will not be entitled to dividend equivalents. Stock appreciation rights may not be transferred except in the case of death or pursuant to a divorce order.

Performance Units. Performance units may be granted subject to such terms and conditions as the Compensation Committee in its discretion may determine. The Compensation Committee will establish a dollar value for each performance unit, the performance goals to be attained with respect to a performance unit, the various percentages of performance unit value to be paid out upon the attainment, in whole or in part, of the performance goals and such other performance unit terms, conditions and restrictions as the Compensation Committee deems appropriate. The payment, if any, which is due on a performance unit may be made in the form of cash or shares of Common Stock, or a combination thereof, as the Compensation Committee deems appropriate.

Incentive Compensation Awards. The Compensation Committee may, in its discretion, not later than 90 days after the beginning of each calendar year, establish an incentive pool equal to 2% of the Company’s consolidated operating earnings for such calendar year, and designate the employees who are eligible to share in such pool, including the maximum percentage of the pool that may be payable to each such employee. In no event may the incentive pool percentage allocated to any one employee exceed 30% of the aggregate incentive pool. After the end of each calendar year, the Compensation Committee will certify the amount of the incentive pool for such year and calculate the maximum amount of each such employee’s allocable portion of the incentive pool, based upon the percentage established at the beginning of the calendar year. The Compensation Committee then will determine the employee’s actual incentive award by adjusting the maximum amount of the employee’s allocable portion of the incentive pool in its sole discretion as appropriate. In no event may the portion of the incentive pool allocated to an employee who is subject to Section 162(m) of the Code discussed below, be increased in any way, including as a result of the reduction of any other employee’s allocated portion. In all cases the Compensation Committee will have the discretion to reduce the amount of any payment under any award that would otherwise be made to an employee or to decide that no payment will be made. Except to the extent an employee elects to defer the receipt of an incentive award pursuant to the terms of an applicable program, such incentive award shall be paid to the employee within 60 days after the amount of such award is determined. The Compensation Committee may, as it deems appropriate, establish such other annual and long-term incentive compensation programs pursuant to which incentive compensation awards may be granted to selected participants, subject to such performance criteria and other terms and conditions, as the Compensation Committee deems appropriate and as are consistent with the 2007 MIP.

Loans. Under the 2007 MIP, the Compensation Committee may authorize loans by the Company to participants in connection with the grant of stock awards or other awards or the exercise of options, but solely to the extent permitted by applicable laws, regulations and rules of the Securities and Exchange Commission, Internal Revenue Service and other government agencies. The interest rate and other terms and conditions of any such loan will be determined by the Compensation Committee.

Deferrals. Pursuant to the terms of certain programs under the 2007 MIP, participants may be permitted to defer receipt of all or a portion of their awards, subject to such terms and conditions as the Compensation Committee deems appropriate.

Awards Subject to Section 162(m) of the Code
      The performance goals underlying the award opportunities granted under the 2007 MIP that are intended to satisfy the requirements of Section 162(m) of the Code (“Section 162(m)”) will be the performance goals established by the Compensation Committee. Such goals must be met during the applicable performance period as a condition of the participant’s receipt of payment (or, in the case of certain stock awards, the lapse of restrictions) with respect to an award opportunity. Payments may be based on the attainment of, or degree of exceeding, Compensation Committee established thresholds or targets with respect to one or more, or a combination of, the following objective business criteria: earnings per share, return on equity, pretax profit, post-tax profit, consolidated operating earnings, consolidated net income, stock price, market share, sales, unit sales volume, return on assets, return on invested capital, cash flow, discounted cash flow, economic value added, costs, production, unit production volume or total shareholder return.
      During the term of the 2007 MIP, no participant can receive stock awards relating to shares of Common Stock that in the aggregate exceed 500,000 shares of Common Stock, as may be adjusted pursuant to the terms of the 2007 MIP. Further, with respect to all awards intended to satisfy the requirements of Section 162(m) that are not annual incentive pool awards, stock options, stock appreciation rights or stock awards, in no event will payment be made with respect to such awards in any one-year period in an amount that exceeds the lesser of 400% of such participant’s annual rate of base salary as in effect as of the first day of the applicable calendar year, without regard to any optional or mandatory deferral of base salary pursuant to any salary deferral arrangement, and $8,000,000.

Shares of Common Stock Subject to the 2007 MIP
      The Board has determined that the maximum number of shares of the Company’s Common Stock to be issued pursuant to all grants made under the 2007 MIP shall be 16,000,000. The 2007 MIP contemplates the use of shares purchased on the open market, treasury shares, the issuance of authorized but unissued shares of the Company’s Common Stock, or a combination thereof. To the extent that shares of Common Stock subject to an outstanding award granted under the 2007 MIP are not issued or delivered by reason of the termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement of a related tandem stock appreciation right or shares subject to a tandem stock appreciation right cancelled upon exercise of a related option) or the settlement of such award in cash, then such shares of Common Stock shall again be available for future grants under the 2007 MIP. During the term of the 2007 MIP, a maximum of 5,000,000 shares of Common Stock will be available for stock awards and share unit awards. During the term of the 2007 MIP, no participant can receive stock options or freestanding stock appreciation rights relating to shares of Common Stock that in the aggregate exceed 15% of the total number of shares of Common Stock authorized pursuant to the 2007 MIP.

Tax Withholding
      The Company may make such provisions as it may deem appropriate for the withholding of any taxes due on any award or distribution under the 2007 MIP, including permitting participants to authorize the Company to withhold shares of Common Stock earned with respect to any grant or award.

Administration
      The Compensation Committee will administer the 2007 MIP and the underlying programs. The 2007 MIP and the programs thereunder are designed and, to the extent determined by the Compensation Committee, in its discretion, intended to comply with Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), and Section 162(m) and Section 409A of the Code, in each case, to the extent applicable, and all provisions of the 2007 MIP shall be construed in a manner to so comply.

      With respect to awards that are intended to comply with Section 162(m) or Rule 16b-3, the Compensation Committee will meet the requirements of Section 162(m) and Rule 16b-3, with respect to being comprised of independent non-employee Directors.
      Subject to the terms and limitations of the 2007 MIP itself, the Compensation Committee is authorized, among other things, to interpret and administer the MIP; to determine the type of awards to be made and to develop specific guidelines governing each award category; to establish selection guidelines and to choose key employees and Directors who are eligible for participation in the 2007 MIP; to determine the number of shares of Common Stock or share units subject to a grant, and to establish, when necessary, the basis on which the fair market value of the shares covered by grants under the 2007 MIP is measured; to establish the conditions, form, time, manner and terms of payment or deferral of any award; to fix restrictions and forfeiture provisions; to establish the time and conditions of vesting or exercise and the conditions, if any, under which vesting or exercise may be accelerated; and with respect to awards intended to comply with Section 162(m), establish and administer performance goals and performance periods. The Compensation Committee may, in its discretion, delegate to the Chief Executive Officer of the Company the authority to select and make grants to eligible key employees of the Company who are not subject to Rule 16b-3 or Section 162(m), to the extent permitted by applicable law.

Adjustments
      In the event that a merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, stock split, combination, or exchange of shares or other similar corporate event shall be effective, the Compensation Committee shall make certain equitable adjustments to the 2007 MIP as it determines will fairly preserve the intended benefits of the 2007 MIP to the participants and the Company, and will fairly accomplish the purposes of the 2007 MIP.

Amendment and Termination
      The Board may amend or terminate the 2007 MIP or any of its programs except that, unless otherwise determined by the Board, no amendment may be made without stockholder approval if such approval would be required to comply with any applicable provisions of Section 162(m) or Rule 16b-3, or any successor to the foregoing, any other provisions of applicable law or the listing requirements of the New York Stock Exchange (or, if the Common Stock is not listed on the New York Stock Exchange, the listing requirements of the principal national stock exchange on which the Common Stock is then traded). The 2007 MIP will terminate on June 30, 2012, unless the Board terminates it earlier. Any amendment or termination of the 2007 MIP may not adversely affect any award granted to a participant prior to such amendment or termination.
Repricing of Options and Stock Appreciation Rights
      Except in the case of adjustments, as described above, the Compensation Committee will not reprice any previously granted option or stock appreciation right, within the meaning of the listing rules of the New York Stock Exchange, without the approval of the stockholders of the Company.
The United States Federal Income Tax Consequences
      The following is a brief summary of certain federal income tax consequences with respect to awards that may be granted pursuant to the 2007 MIP, and reference is made to the Code and the applicable regulations and interpretations for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences of participation in the 2007 MIP.

Options and Stock Appreciation Rights
      Under the Code, participants who are granted non-statutory or incentive stock options (“optionees”) or stock appreciation rights under the MIP will not be subject to taxation at the time of the grant, nor will the Company be allowed a deduction at the time of grant. If an incentive stock option is exercised within three months following termination of employment (one year in the case of termination of employment for total and permanent disability or until the expiration of the term of the option in the event of termination of employment by death), no income is recognized on the exercise of such option, nor is the Company allowed a federal income tax deduction at the time of exercise. However, the difference between the option price and the fair market value of the shares at the time of exercise will be an item of tax preference for determination of the alternative minimum tax, which is payable if it exceeds the optionee’s regular tax. If the optionee subsequently sells the shares at least two years after grant and one year after the date of receipt of the shares following exercise of the option, any gain or loss realized will be treated as long-term capital gain or loss, and the Company will not be entitled to a deduction for income tax purposes. The capital gain (or loss) will be measured by the difference between the selling price of the shares and the option price.
      If, however, an optionee sells any shares acquired pursuant to the exercise of an incentive stock option before the expiration of the requisite holding periods, the optionee will be deemed to have made a “disqualifying disposition” of the shares and will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of (i) the lesser of the fair market value of such shares on the exercise date or the total amount realized on disposition of the shares over (ii) the option price of the shares. In the event of a disqualifying disposition, the Company will be entitled to a federal income tax deduction in the year of disposition of the shares in the amount of the ordinary income realized by the optionee.
      If a nonstatutory stock option is exercised or if an incentive stock option is exercised after expiration of the three-month period following termination of employment (or such longer period as provided in the case of death or disability), the optionee will recognize, as ordinary income, the difference between the option price and the fair market value of the shares at the time of exercise. The Company will receive a federal income tax deduction in the year of exercise of the option in the amount of ordinary income realized by the optionee.
      Shares or cash delivered upon the exercise of a stock appreciation right will be treated as taxable compensation to the optionee equal to the cash plus the fair market value of the shares delivered. The Company may generally claim a federal income tax deduction in the amount of compensation to the participant at the time such shares or cash are distributed.
      Under certain circumstances, Directors and officers of the Company who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, are not taxed at the time of exercise of a non-statutory stock option (or the exercise of an incentive stock option which is treated for tax purposes in the same manner as a non-statutory stock option), but are taxed on the difference between the market value on the earlier of the date of disposition of the shares or the date the Section 16(b) restrictions lapse (usually six months after exercise) and the option price. The optionee may, however, avoid the delay in computing and recognizing the amount of taxable gain by filing with the Internal Revenue Service, within 30 days after receiving the shares, an election to make the computation at the time of receipt of the shares.

Stock Awards
      A participant will recognize taxable income at the time that bonus stock is granted and the Company will be entitled to a tax deduction at that time. A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares.

The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Share Unit Awards
      A participant will not recognize taxable income at the time share units are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of share units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Performance Unit Awards
      A participant will not recognize taxable income at the time performance units are granted and the Company will not be entitled to a tax deduction at that time. Upon the settlement of performance units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Annual and Long-Term Incentive Awards
      Upon the payment or settlement of an annual or long-term incentive award, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Section 162(m)
      Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s four most highly compensated executive officers other than the chief executive officer. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as performance-based compensation, the following requirements must be satisfied: (1) the performance goals are determined by a committee consisting solely of two or more “outside directors,” (2) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the corporation’s stockholders and (3) if applicable, the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. The Compensation Committee currently consists solely of “outside directors” for purposes of Section 162(m) of the Code. As a result, certain compensation under the 2007 MIP, such as that payable with respect to options and stock appreciation rights, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the 2007 MIP, such as stock awards or share unit awards which are not subject to performance conditions, would be subject to such limit.

Estimated 2007 MIP Benefits
      Except with respect to stock options for non-employee Directors, awards which would be made under the 2007 MIP, if any and if the Plan is approved by the stockholders, are to be determined based on the specific performance criteria and targets as may be selected by the Compensation Committee for any given year or other performance cycle, and the actual performance of the Plan participants versus those selected criteria and targets. Therefore, future awards to the Company’s executives under the 2007 MIP, cannot be determined at this time.
      With respect to the Company’s Directors, the proposed MIP, if approved, provides that each non-employee Director will automatically receive, upon election to the Board and in each subsequent year, stock options having a Black-Scholes value equal to their annual retainer (currently $53,000), which options will vest at 25% per year of continuous service and have a term of 10 years from the date of grant. The dollar value of stock options for non-employee Directors is the only feature under the proposed 2007 MIP which can be determined at this time.
      Approval of this Proposal requires affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, with both Common Stock and Class B Common Stock voting together as a single class.
The Board Of Directors Recommends That Stockholders
Vote FOR Adoption of the Proposed 2007 Management Incentive Plan

PROPOSALS 3, 4, and 5
Proposal to Amend the Company’s Restated Certificate of Incorporation to
Authorize a One-time Distribution of Class B Common Stock to All Stockholders,
Increase the Automatic Conversion Threshold for Class B Common Stock, and Defer and
Permit the Board of Directors to Further Defer the Automatic Conversion
of Class B Common Stock
Introduction to Amendments to the Restated Certificate of Incorporation
      From time to time, the Board of Directors (the “Board”) reviews the Company’s corporate governance mechanisms. The Board believes the proposed amendments to the Company’s Restated Certificate of Incorporation relating to the dual-class capital structure, which are hereinafter referred to as the “amendment proposals,” are in the long-term best interests of the Company and its stockholders.
      The Board believes the amendment proposals will extend the expected life of the dual-class capital structure and reinforce the original rationale for implementing the dual-class capital structure, which was to:

•	enable management to focus on long-term value creation,

•	encourage management to concentrate on generational Company performance,

•	ensure the continued independence, integrity and values of the Company, and

•	prompt persons seeking to acquire control of the Company to initiate such efforts through negotiations with the Company’s Board.
      As discussed below, the Company’s superior performance since the implementation of the dual-class capital structure has been due in part, in management’s belief, to the existence of the dual-class capital structure. Since 1985, the Company’s performance has dramatically exceeded that of the S&P 500 Packaged Food & Meats Group and the S&P 500 in terms of increases in sales* (488% vs. 211% vs. 123% through 2004), dividends (1150% vs. 656% vs. 182% through 2005) and earnings per share* (1173% vs. 552% vs. 301% through 2004). In addition, the Company’s total stockholder return (TSR) index has increased 3775% over the past 20 years (through 2005), compared to 1128% and 857% for the S&P 500 Packaged Food & Meats Group Index and the S&P 500 Index, respectively. While past performance is no guarantee of future performance, the Company believes that the existence of the dual-class capital structure has given management the ability to strategize, plan and execute with a long-term perspective in order to perpetuate the generational growth platform that has been a hallmark of the Company, and has given it a competitive edge.

* At the time of this Proxy Mailing, overall 2005 sales and earnings figures were not yet available for the S&P 500 Packaged Food & Meats Group nor the S&P 500.
      The amendment proposals would impact various provisions contained in the Restated Certificate of Incorporation, including the “automatic conversion provision,” which currently provides that all outstanding shares of the Company’s Class B Common Stock (entitled to ten (10) votes per share) automatically convert into a like number of shares of Common Stock (entitled to one (1) vote per share) when the aggregate number of outstanding shares of Class B Common Stock beneficially owned by all of the holders of Class B Common Stock falls below ten percent (10%) (the “conversion threshold”) of the aggregate number of the then outstanding shares of Common Stock and Class B Common Stock.
      As described below, after substantial discussions, a committee of the Company’s Directors (which did not include Mr. Wrigley, Jr. or John F. Bard) — which is hereinafter referred to as the “special committee” — has recommended to the Board the adoption of the following amendments to the Restated Certificate of Incorporation:

•	to provide for a one-time stock dividend of one (1) share of Class B Common Stock for each four (4) shares of Common Stock, and one (1) share of Class B Common Stock for each four (4) shares of Class B Common Stock, held by each holder of Common Stock and each holder of Class B Common Stock,

•	increase the Class B Common Stock conversion threshold from ten percent (10%) to twelve percent (12%) and

•	to provide that the conversion of Class B Common Stock into Common Stock will occur eighteen (18) months after the date on which the conversion threshold is crossed, which is referred to as the “determination period”, unless during the determination period the Board, based upon the recommendation of a committee of the Board comprised of not less than three (3) directors, all of whom shall be independent, shall have determined that the Class B Common Stock shall not convert on such 18-month anniversary, but instead shall convert at such time and/or under such circumstances as determined by the Board to be in the best interests of the Company and its stockholders.
      The Class B Common Stock dividend would initially increase the percentage of outstanding Class B Common Stock to the total number of outstanding shares of Common Stock and Class B Common Stock, in the aggregate, from approximately 15.40% to 32.73%. In connection with the distribution of Class B Common Stock as a dividend to holders of both Common Stock and Class B Common Stock, cash payments based on a formula to be determined by the Board will be made in lieu of issuing any fractional shares of Class B Common Stock.
      In addition, Mr. Wrigley, Jr. and his sister, Alison Wrigley Rusack, effective as of December 1, 2003, entered into an agreement pursuant to which Ms. Rusack is required to exchange with Mr. Wrigley, Jr. shares of Common Stock held or controlled by Mr. Wrigley, Jr. for any shares of Class B Common Stock that she acquires subsequent to the effective date of such agreement, which agreement we refer to as the “exchange agreement.” In a May 6, 2005 filing with the Securities and Exchange Commission (which, to the Company’s knowledge, is the last such filing Ms. Rusack has made or was required to make), Ms. Rusack was the beneficial owner of 7,043,985 shares of Common Stock. Assuming Ms. Rusack held such number of shares of Common Stock on the record date for the Class B Common Stock dividend proposed herein, upon the completion of the Class B Common Stock dividend, Ms. Rusack would acquire 1,760,996 shares of Class B Common Stock. Under the terms of the exchange agreement, she would then be required to transfer to Mr. Wrigley, Jr. these 1,760,996 shares of Class B Common Stock for a like number of shares of Common Stock then beneficially owned by Mr. Wrigley, Jr. However, Mr. Wrigley, Jr. has agreed with the special committee that if, as a result of that transfer, he would then have the beneficial ownership of more than 29,304,397 shares of Class B Common Stock, which is referred to as the “threshold Class B share number,” he would divest himself of the beneficial ownership of that number of shares of Class B Common Stock in excess of the threshold Class B share number. Such divestiture by Mr. Wrigley, Jr. could include the transfer of the shares of Class B Common Stock that are in excess of the threshold Class B common share number to a member of the “William Wrigley Entities” (as defined below) over which he does not have control.
      While Mr. Wrigley, Jr. does not have any similar exchange agreements with any other stockholder, Mr. Wrigley, Jr. has entered into an agreement, effective as of December 31, 2001, with Santa Catalina Island Company (which we refer to as the “Santa Catalina agreement”), pursuant to which Mr. Wrigley, Jr. is entitled to vote any shares of Common Stock and Class B Common Stock owned now or in the future by Santa Catalina Island Company. These shares are therefore included in the calculation of shares beneficially owned by Mr. Wrigley, Jr. This proxy terminates upon the occurrence of certain events, including upon the death or permanent disability of Mr. Wrigley, Jr., if Mr. Wrigley, Jr. no longer owns any shares of stock of the Company or upon a change of control of the Company. In addition, pursuant to the Santa Catalina agreement, if Santa Catalina intended to sell any of its shares of Common Stock or Class B Common Stock, it must first offer to sell such shares to Mr. Wrigley, Jr. As of February 6, 2006, Santa Catalina Island Company was the beneficial owner of 960,000 shares of Common Stock and 480,000 shares of Class B Common Stock. Assuming Santa Catalina Island Company owned such number of shares on the record date for the proposed Class B Common Stock dividend, upon payment of the Class B Common Stock dividend, Santa Catalina Island Company would acquire 360,000 shares of Class B Common Stock.
      Based solely on the number of shares beneficially held by Mr. Wrigley, Jr. as of the record date for this Annual Meeting of Stockholders and set forth in this proxy statement, and assuming Ms. Rusack continued to hold as of the record date for the proposed Class B Common Stock dividend the number of shares held by Ms. Rusack as of May 6, 2005, Mr. Wrigley, Jr. would, upon payment of the shares pursuant to the Class B Common Stock dividend and completion of the exchange with Ms. Rusack, but subject to the threshold Class B share number, have beneficial ownership of 13,198,306 shares of Common Stock and 29,304,397 shares of Class B Common Stock, representing, 7.25% and 33.07% of the total shares then outstanding of each class, respectively, and 7.00% and 33.07% of the total votes of each class, as well as 15.70% of the total of all shares and 28.49% of the total of all votes, then outstanding. Accordingly, Mr. Wrigley, Jr. would continue to have beneficial ownership of fewer shares than the proposed amended Class B Common Stock conversion threshold of twelve percent (12%) (or 32,493,519 shares based on the number of shares of Common Stock and Class B Common Stock outstanding as of the record date).
      The amendment proposals are permitted by Delaware law and are consistent with the rules of the New York Stock Exchange on which the Company’s Common Stock is traded. The amendment proposals are not being recommended in response to any specific effort of which the Company is aware to accumulate the Company’s Common Stock or Class B Common Stock or to obtain control of the Company. The Board does not contemplate recommending the adoption of any further amendments to the Restated Certificate of Incorporation that would affect the ability of third parties to effect a change of control of the Company. However, the Board may wish in the future to review the advisability of adopting other measures that may affect takeovers in the context of applicable law and judicial decisions.
      The amendment proposals were unanimously approved by the special committee and the entire Board at meetings thereof held on January 16, 2006. Members of the Board, including Mr. Wrigley, Jr., who control approximately 41% of the vote of the Common Stock and Class B Common Stock, voting together, and approximately 60% of the vote of the Class B Common Stock, in each case as of the record date for the Annual Meeting, intend to vote their shares of Common Stock and Class B Common Stock in favor of the amendment proposals.
      The specific amendments that would be made to the Restated Certificate of Incorporation under each of the three amendment proposals are set out in Appendix D. The amendments to the Restated Certificate of Incorporation described in this proxy statement are qualified in their entirety by reference to the specific terms of the proposed amendments set out in Appendix D. Stockholders are urged to carefully read Appendix D, which is incorporated herein by reference.
The Board of Directors Recommends that Stockholders Vote FOR the Approval of
Each of the Three Amendment Proposals.
      The background to the three amendment proposals; the proceedings of the special committee; the reasons why the Company’s Board and special committee decided to approve the three amendment proposals; the terms of the amendments; the vote required for the approval of the amendment proposals; a summary of certain existing corporate governance features; an overview of certain rights and restrictions of the Common Stock and Class B Common Stock and the recommendation of the Company’s Board are described below.

Background

Creation of the Class B Common Stock — Maintaining the Independence and Integrity of the Company
      The Company’s management and Board have consistently believed that, as an independent Company, it has been able to emphasize providing quality products and service for the long-term, thus ensuring continuous growth and success for the long-term benefit of all stakeholders.
      In 1986, the Company’s Board wanted to ensure that management was able to continue its focus on long-term objectives, goals and generational growth, without being distracted by short-term speculators in the Company’s stock or the threat of a hostile takeover attempt, in light of the then active takeover market, especially with respect to consumer-brand oriented companies. Accordingly, the Company’s Board recommended to the stockholders, and the stockholders approved, an amendment to the Restated Certificate of Incorporation authorizing the creation of the Class B Common Stock and allowing for the implementation of the current dual-class capital structure which, the Board determined, would provide for the Company’s continued independence and integrity, by making it more difficult to acquire control of the Company on terms that have not been approved by the Board and the holders of Common Stock and Class B Common Stock, each voting separately as a class. In furtherance of this purpose, the amendment to the Restated Certificate of Incorporation provided that upon transfer of the Class B Common Stock (other than to certain permitted transferees), the Class B Common Stock with ten (10) votes per share would be converted into Common Stock with only one (1) vote per share, making it more difficult for a third party to acquire control of the Company without the approval of the holders of Class B Common Stock.
      The dual-class capital structure was implemented in 1986 by means of a distribution of one share of Common Stock and one share of Class B Common Stock for every share of Common Stock, which was then the Company’s only outstanding class of stock. At that time 7,039,585 shares of each class of Common Stock and Class B Common Stock were distributed to the Company’s stockholders resulting in, immediately following the dividend, approximately 14,079,170 shares of Common Stock and 7,039,585 shares of Class B Common Stock outstanding (such numbers have not been adjusted to reflect any stock splits since 1986), with 3,952,502 shares of Common Stock (representing 28% of the shares of Common Stock then outstanding and 28% of the votes of the Common Stock) and 1,976,251 shares of Class B Common Stock (representing 28% of the shares of Class B Common Stock then outstanding and 28% of the votes of the Class B Common Stock) being held beneficially by Mr. William Wrigley (the father of Mr. William Wrigley, Jr.). In addition, the Common Stock and Class B Common Stock then held by Mr. William Wrigley represented 28% of the total of all votes then outstanding. The Restated Certificate of Incorporation, as then amended, provided that holders of Class B Common Stock be entitled to ten (10) votes per share and holders of Common Stock be entitled to one (1) vote per share. The holders of Class B Common Stock and the holders of Common Stock generally vote together as a single class on all matters submitted to a vote of the Company’s stockholders. The holders of Class B Common Stock and the holders of Common Stock are entitled to vote separately as a class to authorize (i) any merger or consolidation of the Company with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the Company’s assets to or with any other person or any dissolution of the Company, (ii) any amendment to the provisions of the Restated Certificate of Incorporation or by-laws relating to designation and independence of Board committees, (iii) other amendments to the Restated Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective class of stock so as to affect them adversely and (iv) such other matters as may require class votes under the General Corporation Law of the State of Delaware.
      The Class B Common Stock may, by its terms, be transferred only to certain members of the holder’s family, including lineal descendants of the holder’s great grandfather, and to certain family trusts, charitable organizations, partnerships and corporations. The Class B Common Stock may, however, be converted by a Class B holder at any time, into shares of Common Stock, which are freely transferable. The Class B Common Stock is not registered on any stock exchange, while the Common Stock is registered on the New York and Chicago Stock Exchanges.

      Because the Class B Common Stock was distributed in 1986 on a pro rata basis to all of the Company’s stockholders, the distribution did not initially change the relative voting power of the stockholders. However, the Board expected that over time stockholders desiring to sell their shares of Class B Common Stock would convert them into Common Stock. The Board also expected that certain long-term investors, including investors related to the Wrigley family, would, when selling shares of the Company, choose to sell shares of Common Stock rather than shares of Class B Common Stock, thereby maintaining their shares of Class B Common Stock to the extent possible. Therefore, with the implementation of the dual-class capital structure, investors related to the “William Wrigley Entities” (essentially the lineal descendants of Mr. William Wrigley (Mr. Wrigley Jr.’s father)) could increase their voting control over the Company even if they sold a portion of their shares. Immediately following the 1986 distribution, the voting power of the “William Wrigley Entities” was 28%. As of February 6, 2006, the “William Wrigley Entities” voting power was approximately 42.61%.
     Evolution of the Automatic Conversion Threshold
      As noted above, the automatic conversion provision of the Restated Certificate of Incorporation currently provides that all outstanding shares of the Class B Common Stock automatically convert into a like number of shares of Common Stock when the number of outstanding shares of Class B Common Stock falls below ten percent (10%) of the total number of outstanding shares of Common Stock and Class B Common Stock, in the aggregate. For purposes of calculating the automatic conversion threshold, the number of shares of Common Stock “outstanding” excludes shares that have been issued for value subsequent to April 1, 1986, as specified in Section 2(d)(8) of Article FOURTH of the Company’s Amended Restated Certificate of Incorporation.
      When the dual-class capital structure was initially approved by the Company’s stockholders, the Restated Certificate of Incorporation provided that all outstanding shares of Class B Common Stock would automatically convert into shares of Common Stock upon the occurrence of either of one of two events: (i) the approval by the Board and the holders of a majority of the outstanding shares of Class B Common Stock or (ii) when the aggregate number of shares of Class B Common Stock beneficially owned by the “William Wrigley Entities” fell below eighteen percent (18%) of the total number of outstanding shares of Common Stock and Class B Common Stock, in the aggregate.
      At the 2002 Annual Meeting, based upon a recommendation by the Board, the stockholders approved an amendment to the Restated Certificate of Incorporation to change the automatic conversion threshold to its current formulation. In making its recommendation, the Board believed that it was not equitable that the holdings of a particular stockholder group holding Class B Common Stock (i.e., the “William Wrigley Entities”) could cause the entire group of stockholders holding Class B Common Stock to have their Class B Common Stock converted into Common Stock. It was also difficult for the Company to track the conversion trigger. The holdings of the persons and entities which comprised the “William Wrigley Entities” in 1986 had been dispersed by 2002. Also, the number of persons and entities which comprised the “William Wrigley Entities” had proliferated. The Board believed that an automatic conversion trigger which simply looked at the aggregate number of outstanding shares of Class B Common Stock held by all holders of Class B Common Stock was much more manageable for the Company. At the time of the approval of the amendment providing for the ten percent (10%) threshold, the total number of outstanding shares of Class B Common Stock held by all holders of Class B Common Stock made up approximately 19.15% of the total number of outstanding shares of Common Stock and Class B Common Stock, in the aggregate.
     Other 2002 Annual Meeting Amendments to Dual-Class Capital Structure
      In 1986, when the dual-class capital structure was initially approved by stockholders, the Class B Common Stock had an initial term of ten (10) years, with an expiration date of April 1, 1996, subject to earlier conversion pursuant to the conversion provisions described above. The initial ten-year term was to automatically be extended for an additional five-year term, unless, during the period beginning November 1, 1993 and ending December 31, 1993, a committee of the Board, consisting only of all the independent directors then in office, adopted a resolution, which resolution was thereafter ratified by the Board, directing that the Class B Common Stock be automatically converted into Common Stock at the end of the initial term of the Class B Common Stock. Thereafter, the term of the Class B Common Stock was to be extended for successive additional terms of five years, unless during the two-month period commencing 29 months prior to the expiration of the then current term of the Class B Common Stock, a committee of the Board, consisting only of all the independent directors then in office, adopted a resolution, which resolution was thereafter ratified by the Board, directing that the Class B Common Stock be automatically converted into Common Stock at the end of the then current term of the Class B Common Stock. We refer to this provision as the “sunset provision.” Each time the Board reviewed the dual-class capital structure in connection with the sunset provision, it determined not to cause the conversion of the Class B Common Stock.
      At the 2002 Annual Meeting, based upon a recommendation by the Board, the stockholders approved an amendment to the Restated Certificate of Incorporation to eliminate the sunset provision. In making its recommendation, the Board believed that the sunset provision could create instability in the capital structure of the Company every five years as potential bidders for control of the Company could attempt to influence the Board’s decision regarding whether it was advisable to convert the Class B Common Stock into Common Stock. Such instability could put the voting structure of the Company into doubt every five years and have a significant destabilizing effect on the Company.

Background to the Amendment Proposals
      In May 2005, as part of their ongoing program to review periodically the Company’s corporate governance mechanisms, management of the Company reviewed the history and status of the Company’s dual-class capital structure with the Board, and observed that it was increasingly possible that an unexpected and automatic conversion of the Class B Common Stock could occur in the near future thus eliminating the dual-class capital structure. As of May 31, 2005 and December 31, 2005, the number of outstanding shares of Class B Common Stock made up approximately 15.22% and 15.33%, respectively, of the total number of outstanding shares of Common Stock and Class B Common Stock, in the aggregate, as compared to 19.15% as of the 2002 Annual Meeting. As of December 31, 2005, Mr. Wrigley, Jr. owned, or had control of, 19,764,232 shares of Class B Common Stock, or 9.13% of the total number of outstanding shares of Common Stock and Class B Common Stock, in the aggregate 0.87% and 1,893,365 shares below the 10% conversion threshold of 21,657,597 shares based on the number of shares of Common Stock and Class B Common Stock outstanding as of December 31, 2005.
      Based upon the historical average number of shares of Class B Common Stock converted or sold on an annual basis since the implementation of the dual-class capital structure, the ten percent (10%) conversion threshold could be crossed as early as within five years. However, if certain holders of significant numbers of shares of Class B Common Stock were to sell or convert their shares in total, the conversion threshold could be crossed even sooner. Through his current holdings and control of shares of Class B Common Stock, Mr. Wrigley, Jr. could not, by himself, prevent the ten percent (10%) threshold from being crossed. Conversely, if Mr. Wrigley, Jr. and certain other holders of significant numbers of shares of Class B Common Stock (over whom Mr. Wrigley, Jr. has no control) were to retain ownership of all their shares of Class B Common Stock into the foreseeable future, there would be no risk of the ten percent (10%) conversion threshold being crossed.
      In May 2005, management suggested to the Board for their consideration some options for extending the life of the dual-class capital structure if they believed that it was in the best interests of the Company and its stockholders to decrease the risk that the ten percent (10%) threshold would be crossed and the Class B Common Stock thereby automatically converted into Common Stock. The options presented by management were:

•	Pay a Class B Common Stock dividend on both classes of stock. Management believed this option would (i) provide a greater float of Class B Common Stock and thus, the percentage of Class B Common Stock to the total number of outstanding shares of Common Stock and Class B Common

Stock, in the aggregate, would be further away from the ten percent (10%) automatic conversion threshold, (ii) reinforce the original rationale for the dual-class capital structure, as set forth above and (iii) keep in place the structure which best positions management to continue the Company’s performance into the future.

•	Reduce or eliminate the automatic conversion threshold. Management believed this option would, in addition to the reasons stated above, either provide for the elimination of the risk of the threshold being unexpectedly crossed or reduce such risk based on the level to which the threshold was reduced.

•	For Mr. Wrigley, Jr. to try to enter into exchange or transfer agreements with members of the Wrigley family in order to increase the number of shares of Class B Common Stock he owned or controlled.

      After reviewing the options, the Board concluded that it would like to initially review and consider the option of reducing the conversion threshold from ten percent (10%) to five percent (5%).
      Given the interest of Mr. Wrigley, Jr in the matter being discussed as the largest holder of Class B Common stock and a member of the Wrigley family, it was decided that the Board should establish a special committee consisting of all of the outside directors and hire independent counsel to advise the special committee in its consideration of whether the proposal was in the best interests of the holders of the Company’s Common Stock. Mr. John Rau was selected as lead director charged with interviewing outside counsel and making a recommendation as to who to engage as outside counsel.
Proceedings of the Special Committee
      Sullivan & Cromwell LLP (“Sullivan & Cromwell”) was retained as counsel to the special committee and met with the special committee on August 16, 2005. At that meeting, upon advice of counsel, it was decided not to include Mr. Bard as a member of the special committee due to the fact that he was formerly an officer of the Company. The Directors comprising the special committee were Howard B. Bernick, Melinda R. Rich, Thomas A. Knowlton, Steven B. Sample, Alex Shumate, John Rau and Richard K. Smucker. It was also noted that no members of the special committee owned any shares of Class B Common Stock. During this initial meeting, representatives of Sullivan & Cromwell reviewed the history of the Company’s dual-class capital structure, various voting provisions in the Company’s charter, material provisions of other dual class plans, current significant Class B Common Stock ownership and the implications of lowering of the conversion threshold to 5%, which was one of the options presented by management for extending the life of the dual-class capital structure and the one on which the Board determined in May 2005 to focus initially.
      The special committee also determined to engage financial advisors to assist in their analysis. Mr. Rau, on behalf of the special committee, subsequently interviewed various financial advisors and, with the consent of the other members of the special committee, subsequently retained UBS Investment Bank (“UBS”).
      At a meeting on September 22, 2005, the special committee met with representatives of Sullivan & Cromwell and UBS and reviewed the option of lowering the conversion threshold and information relating to the Company’s financial performance. The Directors determined that under certain attrition scenarios using the historical average annual number of shares of Class B Common Stock that convert to shares of Common Stock, the 10% conversion threshold could be crossed in the foreseeable future, resulting in the unexpected automatic conversion of all shares of Class B Common Stock into Common Stock. In the course of that discussion, it was also observed that the 10% conversion threshold would never be crossed so long as Mr. Wrigley, Jr. and William J. Hagenah III (cousin of Mr. Wrigley, Jr.) continued to hold the shares of Class B Common Stock beneficially owned by them (as disclosed in this proxy statement). The special committee was aware that other members of the Wrigley family had in the past converted and sold their holdings of Class B Common Stock and Mr. Wrigley, Jr. indicated, that, except for the exchange agreement and the Santa Catalina agreement, he did not have any control over what any other holders of Class B Common Stock may do with their shares, including other members of the Wrigley family. The special committee acknowledged that it was difficult to determine how long the dual-class capital structure would remain in effect, as it depended on when and how many shares of Class B Common Stock were sold. Based on information provided previously by management and during the course of this meeting concerning the reasons for the dual-class capital structure and the Company’s superior financial performance while the dual-class capital structure has been in place, the special committee concluded there were benefits in maintaining the dual class capital structure and that there were good reasons to explore a means more likely to extend the life of the Company’s dual-class capital structure and allay any uncertainty over whether the conversion threshold would be crossed in the near future. After reviewing the option to reduce the conversion threshold with its legal and financial advisors, the special committee indicated to Mr. Wrigley, Jr. as the single largest holder of Class B Common Stock that, although it was receptive to the idea of extending the life of the dual-class capital structure, it was not willing to support the option to simply reduce the conversion threshold from 10% to 5%. Thereafter, counsel to the special committee engaged in a series of discussions with counsel to Mr. Wrigley, Jr. and as a result of these discussions, it was decided that further discussions should focus upon the possibility of considering the Class B Common Stock dividend option that was discussed at the May 19, 2005 Board of Directors meeting instead of lowering the conversion threshold.
      At a meeting of the special committee on October 25, 2005, the Committee reviewed the possibility of a one-time dividend of shares of Class B Common Stock to holders of Common Stock and Class B Common Stock as an alternative means to extend the life of the dual-class capital structure. The special committee, among other things, considered favorably the fact that all stockholders would participate equally in the dividend and that Mr. Wrigley, Jr. would be subject to the same initial dilution of his voting power as all other holders of Class B Common Stock. However, the special committee also noted that, depending on the size of the dividend, a possible consequence could be to put Mr. Wrigley, Jr.’s holdings over the 10% conversion threshold as a result of the exchange agreement with Ms. Rusack, assuming that she currently owned as many shares of Common Stock as she did in May 2005. The special committee, after further review, indicated that it was willing to pursue the idea of a Class B Common Stock dividend on all outstanding shares of Common Stock and Class B Common Stock but believed that if the dividend itself would materially change the existing relationship between Mr. Wrigley, Jr.’s Class B Common Stock ownership and the conversion threshold, the proposal should also include a provision that, at some point in the future, gave the Board of Directors the power to determine whether to continue the dual-class capital structure. Further discussions ensued.
      At a meeting of the special committee on December 1, 2005, there was discussion regarding the size of the Class B Common Stock dividend and the impact of the size of the dividend on the relationship between Mr. Wrigley, Jr.’s Class B share ownership position and the conversion threshold. After much discussion, the special committee determined that, subject to reviewing the specific numbers, it would be inclined to approve the dividend proposal as being in the best interest of the holders of the Company’s outstanding Common Stock so long as it at least preserved the status quo with respect to the shares of Class B Common Stock owned or controlled by Mr. Wrigley, Jr. in relation to the conversion threshold, which could be accomplished by an increase of the conversion threshold. Depending on the size of the dividend, the combination of the Class B Common Stock dividend and an increase in the conversion threshold could serve to increase, rather than just preserve, the difference between the shares of Class B Common Stock owned or controlled by Mr. Wrigley, Jr. and the conversion threshold. In addition, the special committee also discussed with Mr. Wrigley, Jr. a possible amendment to the conversion threshold so that it would be subject to a Board of Directors determination (based upon a recommendation of a committee of independent directors) instead of having the Class B Common Stock automatically convert once the conversion threshold was crossed. All agreed that a further meeting of the special committee would be required in order to review the proposal in more detail.
      The special committee, at a meeting on December 12, 2005, reviewed with its financial and legal advisors information regarding several possible combinations of dividend size and conversion threshold percentages. Following such special committee meeting and after a series of discussions and negotiations, Mr. Wrigley, Jr. agreed to a proposal by the special committee that the Company declare a one-time dividend of one share of Class B Common Stock for every four shares of Common Stock and for every four shares of Class B Common Stock outstanding while also increasing the conversion threshold from 10% to 12% and Mr. Wrigley, Jr. also agreeing, depending on the number of Class B Common Stock shares he receives pursuant to the exchange agreement, to divest himself of beneficial ownership of sufficient shares so that the number of Class B Common Stock shares he will own or control following the dividend will be no more than the threshold Class B share number.
      The special committee, at a meeting on January 16, 2006, reviewed with its financial and legal advisors information regarding the amendment proposals. Following such review, the special committee unanimously approved the amendment proposals and recommended adoption of the amendment proposals to the Board. Immediately following the conclusion of the meeting of the special committee, the Board met to receive the report and recommendation of the special committee.
Reasons for the Amendment Proposals
      In reaching the decision to approve the amendment proposals, the full Board consulted with the special committee, members of the Company’s management and Skadden, Arps, Slate Meagher & Flom LLP, the Company’s outside legal counsel. The special committee consulted with members of the Company’s management, Sullivan & Cromwell, its independent legal counsel, and with UBS, its independent financial advisor. In reaching its decision, the special committee and the full Board considered a number of potential factors and potential benefits relating to the amendment proposals, including the following:

•	Their belief that the amendment proposals reinforce the original Class B premises of:

•	enabling management to focus on long-term value creation;

•	encouraging generational growth;

•	continuing the independence, integrity and values of the Company; and

•	making it more difficult to acquire control of the Company on terms that have not been approved by the Board and holders of Common Stock and Class B Common Stock voting separately as a class.

•	The fact that the dual-class capital structure was put in place in 1986 and, since that time, the Company has enjoyed tremendous success as can be measured by the growth in the Company’s sales, dividends, earnings per share and total stockholder return, as noted on page 28 of this Proxy Statement.

•	In connection with the Class B Common Stock dividend, all stockholders will participate equally and get equal value for their holdings of stock.

•	The Company’s dual-class capital structure has been in place for almost 20 years and any stockholders of the Company who bought shares during that time did so with knowledge that the Company had a dual-class capital structure.

•	The Class B Common Stock dividend, along with the other elements of the amendment proposals, helps to address the potential elimination of the dual-class capital structure by increasing the absolute number of shares of Class B Common Stock outstanding. Based on the historical number or percentage of shares of Class B Common Stock sold or converted on an annual basis, the Class B Common Stock dividend extends the potential time period before the conversion threshold would be crossed by twenty to thirty, or even more, years depending on the actual rate of conversion.

•	The conversion threshold would be increased from ten percent (10%) to twelve percent (12%) thereby increasing the economic stake in the Company required of the Class B stockholders.

•	Mr. Wrigley, Jr. would be subject to the same initial dilution of his voting power as a result of the Class B Common Stock dividend as all other holders of Class B Common Stock. His current voting power would initially decrease from approximately 40.72% to approximately 28.49% (after giving effect to the exchange agreement but subject to the threshold Class B share number).

•	The Class B Common Stock dividend doesn’t materially change the existing relationship between the shares of Class B Common Stock owned by Mr. Wrigley, Jr. and the conversion threshold. Today, Mr. Wrigley, Jr. owns and/or controls shares of Class B Common Stock representing approximately 9.18% of the total number of outstanding shares of Common Stock and Class B Common Stock, in the aggregate (0.82% and 1,768,137 shares below the current 10% conversion threshold) and following the Class B Common Stock dividend (after giving effect to the exchange agreement but subject to the threshold Class B share number), Mr. Wrigley will own and/or control shares of Class B Common Stock representing approximately 10.82% of the total number of outstanding shares of Common Stock and Class B Common Stock, in the aggregate (1.18% and 3,189,123 shares below the proposed 12% conversion threshold). As is the case today, Company share repurchases will reduce the number of shares “outstanding” for purposes of the conversion threshold and, therefore, reduce or eliminate the difference between the number of shares owned and/or controlled by Mr. Wrigley, Jr. and the conversion threshold if Mr. Wrigley, Jr. doesn’t sell any shares.

•	The Class B Common Stock dividend would re-align the stock price to a more affordable price; based upon the closing stock price on February 6, 2006, of $64.70 per share, the Class B Common Stock dividend would result in a new price of approximately $51.76 per share.

•	Assuming that a number of holders receiving the Class B Common Stock dividend would convert such shares into Common Stock relatively soon after the dividend, such action will increase the number of shares of Common Stock outstanding and should thus ultimately provide more liquidity in the market for such shares.

•	Mr. Wrigley, Jr. has indicated that he intends to vote all of his shares, and all of the shares he has been granted voting power over, or approximately forty-one percent (41%) of the total votes and approximately sixty percent (60%) of the outstanding shares of Class B Common Stock, FOR the approval of each of the amendment proposals.
      The special committee and the full Board also considered and balanced a number of factors and other potential consequences and possible negative effects of the amendment proposals, including the following:

•	With Mr. Wrigley, Jr.’s current voting percentage being negatively impacted initially, there may be an increased opportunity for proxy contests.

•	The Class B Common Stock dividend would initially dilute the voting power of all holders of Class B Common Stock, including Mr. Wrigley, Jr.

•	While Mr. Wrigley, Jr.’s voting power, and that of other holders of Class B Common Stock, would initially decline, this would likely be temporary as certain institutional stockholders are likely to convert their holdings of Class B Common Stock into Common Stock shortly following the Class B Common Stock dividend in order to hold a publicly traded security. As of the record date for this Annual Meeting of Stockholders, approximately 160,129,375 Common shares, or 160,129,375 votes were held of record by banks, brokers or nominees. It is not possible to fully identify the underlying holders of these record holders so the Company does not know how many of these holders will continue to hold the shares of Class B Common Stock when issued.

•	The Class B Common Stock dividend is likely to result in the Class B Common Stock, with their associated class voting rights, being outstanding for a longer period of time, thus extending the dual-class capital structure, despite the increase of the conversion trigger from ten percent (10%) to twelve percent (12%). With the proposed Class B Common Stock dividend, the percentage of

Class B Common Stock to the total number of outstanding shares of Common Stock and Class B Common Stock, in the aggregate, would initially increase from approximately 15.40% of the total to 32.73% of the total.

•	Mr. Wrigley, Jr.’s voting power following the Class B Common Stock dividend would initially be 28.49% (after giving effect to the exchange agreement but subject to the threshold Class B share number). Based on the number of shares of Class B Common Stock Mr. Wrigley, Jr. would control following the Class B Stock dividend (after giving effect to the exchange agreement) and the historical number or percentage of shares of Class B Common Stock sold or converted on an annual basis, it would take approximately 10 to 20 years for Mr. Wrigley, Jr.’s voting power to be the same as it is currently. Also, however, under certain circumstances Mr. Wrigley, Jr. could eventually control more than a majority of the overall voting power for a number of years before the twelve percent (12%) conversion threshold is crossed.

•	So long as the Class B Common Stock is outstanding, it will be necessary to obtain the affirmative vote of 2/3 of the total votes of the Class B Common Stock, voting separately as a class, for a proposed acquisition of the Company. Upon payment of the proposed Class B Common Stock dividend and after giving effect to the exchange agreement (but subject to the threshold Class B share number), Mr. Wrigley, Jr. will initially control approximately one-third of the total votes of the Class B Common Stock (assuming Ms. Rusack holds as of the record date that number of shares she held as of May 6, 2005). Currently, Mr. Wrigley, Jr. controls approximately sixty percent (60%) of the total votes of the Class B Common Stock. As Mr. Wrigley, Jr. will control approximately one-third of the Class B Common Stock votes upon payment of the Class B Common Stock dividend, Mr. Wrigley, Jr. will, as is the case today, have the ability, individually, to block a proposed acquisition of the Company. Accordingly, the proposed Class B Common Stock dividend and the continued existence of a dual-class capital structure may make the Company a less attractive candidate for an acquisition offer and may render more difficult or discourage an acquisition proposal for the Company even if an acquisition proposal were favored by the Company’s stockholders other than the holders of the Class B Common Stock.

•	The determination period amendment would allow a future Board, based upon a recommendation of a committee of the Board comprised of independent directors, to determine to defer the conversion of the Class B Common Stock into Common Stock for as long a period as the Board determines to be in the best interest of the Company and its stockholders.

Recommendation of the Board
      After taking into account all of the factors set forth above, as well as other factors, the special committee unanimously determined that the amendment proposals are advisable and in the best interests of the holders of the Company’s Common Stock and unanimously recommended that the Board approve the amendment proposals. After taking into account all of the factors set forth above, as well as other factors, including the recommendation of the special committee, the Board unanimously determined that the amendment proposals are advisable and in the best interests of the Company and all its stockholders. The Board unanimously approved each of the amendment proposals and recommends that stockholders vote FOR the approval of each of the three amendment proposals.
      Neither the Board nor the special committee assigned relative weights to the factors set forth above or the possible effects of the amendment proposals described below, or any of the other factors. In addition, individual members of the Board, including members of the special committee, may have given different weight to different factors. Neither the Board nor the special committee reached any specific conclusion on any of the factors considered, but instead conducted an overall analysis of the totality of the advantages and disadvantages of the amendment proposals.

Terms of Amendments Subject to the Amendment Proposals

Class B Common Stock Dividend Amendment
      Article FOURTH, Section 2, Subdivision (c) of the Restated Certificate of Incorporation currently only allows dividends that are payable in shares of Common Stock to be paid to holders of that class of stock and dividends that are payable in shares of Class B Common Stock to be paid to holders of that class of stock. The Board is proposing that stockholders approve an amendment to this Subdivision (c) to allow a one-time stock dividend of one (1) share of Class B Common Stock payable to holders of Common Stock and holders of Class B Common Stock on each four (4) shares of Common Stock and Class B Common Stock, respectively, held by such holders.

Threshold Increase Amendment
      Article FOURTH, Section 2, Subdivision (d)(8) currently provides all of the shares of Class B Common Stock will convert into shares of Common Stock when the aggregate number of outstanding shares of Class B Common Stock beneficially owned by the holders of Class B Common Stock falls below ten percent (10%) of the aggregate number of the then outstanding shares of Common Stock and Class B Common Stock. The Board is proposing that stockholders approve an amendment to increase the conversion threshold from ten percent (10%) to twelve percent (12%).

Determination Period Amendment
      Article FOURTH, Section 2, Subdivision (d)(8) of the Restated Certificate of Incorporation currently provides that the Class B Common Stock automatically converts when the conversion threshold is reached. The Board is proposing that stockholders approve an amendment to this Subdivision (d)(8) to provide that the conversion of Class B Common Stock into Common Stock will occur eighteen (18) months after the date on which the conversion threshold is crossed, which is referred to as the “determination period”, unless during the determination period, the Board, based upon a recommendation of a committee of the Board, comprised of not less than three (3) directors, all of whom shall be independent, shall have determined that the Class B Common Stock shall not convert on such 18-month anniversary, but instead shall convert at such time and/or under such circumstances as determined by the Board to be in the best interests of the Company and its stockholders.
Required Vote

Class B Common Stock Dividend Amendment
      In order to be adopted, this proposal must receive the affirmative vote of the holders of the Common Stock and Class B Common Stock, voting together as a single class, who in the aggregate hold a majority of the votes eligible to be voted at the Annual Meeting. In addition, this proposal must also receive the affirmative vote of the holders of the Class B Common Stock who in the aggregate hold a majority of the votes of the holders of the Class B Common Stock eligible to be voted at the Annual Meeting, voting as a separate class.

Threshold Increase Amendment
      In order to be adopted, this proposal must receive the affirmative vote of the holders of the Common Stock and Class B Common Stock, voting together as a single class, who in the aggregate hold a majority of the votes eligible to be voted at the Annual Meeting. In addition, this proposal must also receive the affirmative vote of the holders of the Class B Common Stock who in the aggregate hold a majority of the votes of the holders of the Class B Common Stock eligible to be voted at the Annual Meeting, voting as a separate class.

Determination Period Amendment
      In order to be adopted, this proposal must receive the affirmative vote of the holders of the Common Stock and Class B Common Stock, voting together as a single class, who in the aggregate hold a majority of the votes eligible to be voted at the Annual Meeting.
      Stockholders are being asked to vote separately on each of the three amendment proposals. Each amendment proposal is, however, conditioned upon the approval by stockholders at the Annual Meeting of all such amendments. Accordingly, unless stockholders approve each of the amendment proposals, none of such proposals will be adopted. If all the amendment proposals are approved by stockholders, the Company expects to file with the office of the Delaware Secretary of State as soon as possible after the Annual Meeting a certificate of amendment to the Company’s Restated Certificate of Incorporation reflecting the three amendment proposals as set out in Appendix D. All of the proposed amendments to the Company’s Restated Certificate of Incorporation will become effective upon the filing of this certificate of amendment.
Certain Existing Corporate Governance Features
Restated Certificate of Incorporation
      The Restated Certificate of Incorporation contains provisions that may have anti-takeover effects.
      The Restated Certificate of Incorporation currently authorizes the issuance of 1,000,000,000 shares of Common Stock, 300,000,000 shares of Class B Common Stock and 20,000,000 shares of Preferred Stock. This authorized and available Common Stock and Preferred Stock (but not Class B Common Stock) could (within the limits imposed by applicable law and the rules of the New York Stock Exchange) be issued by the Company, generally without further stockholder approval, and used to discourage a change in control of the Company. For example, the Company could privately place shares with purchasers who might side with the Board in opposing a hostile takeover bid. In addition, shares of Common Stock and Preferred Stock may be issued in the event that the rights issued in connection with the Company’s Rights Plan described below are exercised.
      The Class B Common Stock authorized by the Restated Certificate of Incorporation has powers, preferences, rights, qualifications, limitations and restrictions which are essentially identical to the Common Stock, except for certain voting and transfer features. At each annual or special meeting of stockholders, for matters submitted to stockholders for a vote, each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held by such holder and each holder of Class B Common Stock is entitled to ten (10) votes for each share of Class B Common Stock held by such holder. As described below, certain matters submitted to a vote of the stockholders require the approval of the holders of Common Stock and Class B Common Stock, each voting separately as a class, including any merger or consolidation of the Company with or into another corporation or any sale of all or substantially all the assets of the Company.
      The Restated Certificate of Incorporation provides that directors are classified into three (3) classes, as nearly equal in number as possible. Each class of directors is elected for a term of office to expire at the third succeeding annual meeting after their election or until their successors have been duly elected and qualified. The elections for each class are staggered so that only one class is being elected at each annual meeting. The Company’s classified board significantly extends the time required to effect a change of control of the Board through the election of directors and may discourage hostile takeover bids for the Company. It would take at least two (2) annual meetings for stockholders holding a majority of votes cast to effectuate a change in control of the Board, because only a minority of the directors is elected at each meeting.
      The Restated Certificate of Incorporation requires that all stockholder action be taken at an annual meeting or special meeting of the stockholders, and prohibits stockholder action by written consent. Under the Company’s Bylaws, the annual meeting of stockholders is called by the Board. Under the

Company’s Restated Certificate of Incorporation, special meetings of the stockholders may only be called by a majority of the whole Board, the Chairman of the Board, the President of the Company or by the President or the Secretary of the Company upon the written request of 66 2/3% or more of all the outstanding shares of stock of the Company of each class entitled to vote in elections of directors (considered as one class). The Board could delay, until the next annual meeting or a special meeting of the stockholders, action favored by a majority but less than 66 2/3% of the outstanding stock.
Rights Plan
      On May 23, 2001, the Board adopted a shareholder rights plan pursuant to which the Company distributed a dividend of one preferred share purchase right for each outstanding share of Common Stock and Class B Common Stock. Each right entitles the registered holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company at a purchase price of $250.00. The rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board. Accordingly, the rights may deter an unsolicited takeover attempt by increasing the costs of such attempt. The description and terms of the rights are set forth in a Rights Agreement, dated June 1, 2001, between the Company and EquiServe, L.P. (now known as Computershare Trust Company, N.A.), as rights agent, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to a registration statement on Form 8-A and current report on Form 8-K.
Bylaws
      The Bylaws also contain provisions which may be considered to contain anti-takeover elements including provisions that: (i) impose advance notice requirements for stockholder nominations to the Board and stockholder proposals, (ii) allow the Board to designate the annual meeting date without restriction and (iii) allow the Board to control the conduct of stockholder meetings. These Bylaw provisions could enable the Company to delay undesirable stockholder actions to give the Company necessary time and information to adequately respond. In addition, the Bylaws, like the rules of the New York Stock Exchange, require that a majority of the directors on the Board be independent.

Overview of Existing Rights and Restrictions Relative to Class B Common Stock and Common Stock
      If Proposals 3, 4 and 5 are approved by the stockholders, there will be no changes in existing voting rights, rights to dividends or other distributions (except the one-time dividend of Class B Common Stock noted herein), nor any changes in the trading, conversion (except the increase in the conversion threshold and deferral of conversion as noted herein) or transferability of Class B Common Stock. Following is a summary of these existing rights and restrictions.
      Voting
      Each share of Class B Common Stock is entitled to 10 votes on all matters presented to stockholders while each share of Common Stock is entitled to one vote per share on all matters. With the exceptions noted below, all actions submitted to a vote of the stockholders will be voted on by holders of Common Stock and Class B Common Stock voting together as a single class.
      Each class of stock will vote separately as a class to:

(i) authorize additional shares of either class

(ii) authorize a merger or consolidation

(iii) authorize a sale of substantially all the Company’s assets or any dissolution of the Company

(iv) authorize any amendment to the Certificate of Incorporation or the By-Laws relating to the composition of the Board or Corporate Governance or Audit Committees

(v) alter the powers, rights or privileges of such class adversely, and

(vi) any other matter requiring a class vote under the Delaware General Corporation Law

Dividends and Other Distributions
      Each share of Common Stock and Class B Common Stock are equal in respect of rights to dividends and other distributions in cash, stock or property of the Company (including distributions upon liquidations of the Company). However, with the exception of the one-time distribution of Class B Common Stock as a dividend payable on both Common Stock and Class B Common Stock proposed in this Proxy Statement, in the case of all future dividends or other distributions payable in stock (including stock splits) only Common Stock will be distributed with respect to Common Stock and only Class B Common Stock will be distributed with respect to Class B Common Stock. In no event will either Common Stock or Class B Common Stock be split, divided or combined unless the other is split, divided or combined equally.

Trading Market, Conversion and Transferability of Class B Common Stock
      The Company’s Common Stock is listed on the New York and Chicago Stock Exchanges and is freely traded and transferable. The Class B Common Stock is not listed on any stock exchange and is therefore not freely traded. However, Class B Common Stock is, at all times and without cost to the shareholder (other than any applicable transfer taxes and brokerage fees if the shares are being sold), convertible into Common Stock on a share for share basis and, upon conversion into a like number of shares of Common Stock, can be freely traded in the normal fashion.
      Stockholders of record wishing to sell their shares of Class B Common Stock can complete the conversion into Common Stock by delivering the stock certificate(s) to a broker, properly endorsed. The broker will then present the Class B Common Stock certificate(s) to the Company’s transfer agent which will then credit the purchaser with the number of shares of Common Stock in settlement of the transaction either in certificate or book entry form, as appropriate. (If the stockholder sells fewer than all the shares of Common Stock into which such Class B Common Stock certificate(s) could be converted, the transfer agent will return to such stockholder a certificate for Class B Common Stock representing the balance of such shares unless the stockholder specifies a preference to receive back Common Stock instead.)
      Shares of Class B Common Stock issued in a stockholder’s own name are not transferable into “nominee” or “street” name. However, if on the stock dividend record date a stockholder’s existing shares of Common Stock and/or Class B Common Stock are registered in nominee or street name, the shares of Class B Common Stock issued in respect of the stock dividend will be registered in the same nominee or street name. Further, any certificates representing shares of Class B Common Stock which are so issued in “nominee” name may be transferred and reissued in the name of another “nominee” so long as the beneficial owner of the shares represented by such certificate(s) does not change as a result of such transfer.
      Such shares of Class B Common Stock may be transferred out of the nominee or street name into the name of the person who was the beneficial owner of the Common Stock on the stock dividend record date (or a “Permitted Transferee”, as hereinafter described, of such person), and once so transferred, they may not be transferred back into nominee or street name. Shares of Class B Common Stock held in nominee or street name may be converted into Common Stock, and the shares of Common Stock received will, depending on the nature of the transaction and the instructions of the parties, be registered in the name of the original beneficial owner, a transferee of such owner, or a nominee for such owner or transferee. (If a certificate for Class B Common Stock is to be returned in connection with a partial conversion or sales of Class B Common Stock held in nominee name, such returned certificate will be registered in the name of the nominee which presented the original certificate or certificates to the transfer agent unless contrary instructions are given.)

      Other than pursuant to conversions into Common Stock as described above, a holder of shares of Class B Common Stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) ONLY to a “Permitted Transferee,” which term is defined generally as follows:

(i) such Class B stockholder’s spouse;

(ii) any of the lineal descendants of a great grandparent of such Class B stockholder, including adopted children, and their spouses (said persons and their spouses, together with the Class B stockholder and his or her spouse, are hereinafter referred to as “such Class B stockholder’s family members”);

(iii) the guardian or conservator of a Class B stockholder who has been adjudged disabled by a court of competent jurisdiction;

(iv) the executor or administrator of the estate of a deceased Class B stockholder;

(v) the trustee of a trust for the sole benefit of such Class B stockholder’s family members and certain charitable organizations;

(vi) certain charitable organizations established by such Class B stockholder’s family members; and

(vii) a partnership made up exclusively of such Class B stockholder’s family members or a corporation wholly owned by such Class B stockholder’s family members.
      Shares of Class B Common Stock held by partnerships or corporations may be transferred, respectively, to the partners or stockholders thereof. Shares held by trusts that are irrevocable on the stock dividend record date may be transferred to any person to whom or for whose benefit principal may be distributed under the terms of the trust. Shares held by all other trusts (whether or not in existence on or before the dividend distribution date) may be transferred to the person who established such trust and such person’s Permitted Transferees, including any Permitted Transferee under an employee benefit plan of the Company or its dividend reinvestment plan.
      The restrictions on the transferability of Class B Common Stock are set forth in full in Subdivisions 2 (e) and 2 (f) of Article FOURTH of the Company’s Restated Certificate of Incorporation attached to this proxy statement as Appendix D. Each certificate representing shares of Class B Common Stock will bear a legend stating that the restrictions on transfer and the registration of transfer thereof are contained in such Restated Certificate of Incorporation.
      Any transfer of shares of Class B Common Stock not permitted under Article FOURTH will result in the conversion of the transferee’s shares of Class B Common Stock into shares of Common Stock, effective the date on which certificates representing such shares are presented for transfer on the books of the Company. The Company may require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of Class B Common Stock or is a Permitted Transferee.
     Effect on Book Value and Earnings Per Share
      Although the interest of each stockholder in the total equity of the Company will remain unchanged, issuance of additional shares of Class B Common Stock pursuant to the one-time dividend contemplated by the amendment proposals will, like any stock dividend, cause the book value and earnings per share of the Company to be adjusted to reflect the increased number of shares outstanding. Although effected in the form of a dividend, for accounting purposes, this Class B Common Stock dividend will have the same effect as a 5-for-4 stock split.

     Federal Income Tax Consequences
      The Company has been advised by counsel that, in general, for federal income tax purposes (i) the proposed Class B Common Stock dividend will not be taxable to a stockholder, (ii) the cost or other basis of the shares of Common Stock and Class B Common Stock outstanding immediately prior to the Class B Dividend will be apportioned between such shares and the new shares received pursuant to the dividend in proportion to the fair market value of the shares of each class of stock on the date of the dividend, (iii) stockholder’s holding period for the newly issued shares of Class B Common Stock received will be the same as such stockholder’s holding period for the shares held immediately prior to the dividend, and (iv) no gain or loss will be recognized on the conversion of shares of Class B Common Stock into shares of Common Stock. Gain or loss would be recognized, however, on the subsequent sale of the shares of Common Stock (including the shares of Common Stock issued upon the conversion of the Class B Common Stock).
     Other
      The Common Stock and the Class B Common Stock do not carry any preemptive rights enabling a holder to subscribe for or receive shares of stock of the Company of any class or any other securities convertible into shares of stock of the Company. The Board of Directors will continue to possess the power to issue shares of authorized but unissued Common Stock and Preferred Stock without further stockholder action. Except for the one-time distribution of Class B Common Stock as a dividend to both Common and Class B Common Stock holder to be made if the amendment proposals herein are approved by stockholders, the Company may not issue additional Class B Common Stock except in connection with stock splits, stock dividends and similar distributions made equally and in kind with respect to both Common Stock and Class B Common Stock. All shares of Class B Common Stock surrendered for conversion shall resume the status of authorized but unissued share of Class B Common Stock.
      The Company will deliver to the holders of Class B Common Stock the same information and reports as it delivers to holders of Common Stock.
Recommendation of the Board of Directors
FOR PROPOSALS 3, 4, and 5
      Proposal 3. Amend Article FOURTH, Subdivision 2(c) of the Company’s Restated Certificate of Incorporation to allow a one-time dividend of one share of Class B Common Stock payable to both the holders of Common Stock and the holders of Class B Common Stock for each four (4) shares of Common Stock and Class B Common Stock held by such holders.
      Proposal 4. Amend Article FOURTH, Subdivision 2(d)(8) to increase the conversion threshold for Class B Common Stock from 10% to 12% of all shares of Common Stock and Class B Common Stock outstanding, in the aggregate.
      Proposal 5. Amend Article FOURTH, Subdivision 2(d)(8) to provide that the conversion of Class B Common Stock into Common Stock will occur eighteen (18) months after the date on which the conversion threshold is crossed, which is referred to as the “determination period,” unless during such determination period the Board, based upon the recommendation of a committee of the Board comprised of not less than three, (3) directors, all of whom shall be independent, shall have determined that the Class B Common Stock shall not convert at such 18 month anniversary but instead shall convert at such time and/or under such circumstances as determined by the Board to be in the best interests of the Company and its stockholders.
The Board of Directors Recommends that Stockholders Vote FOR the Approval of Each of Proposals 3, 4, and 5.

PROPOSAL 6
The Ratification of Appointment of Ernst & Young LLP
as the Company’s Registered Public Accounting Firm (Independent Auditors)
      At its meeting of October 25, 2005, the Audit Committee recommended and approved the appointment of Ernst & Young LLP as the Company’s registered public accounting firm (independent auditors) to examine the consolidated financial statements of the Company for the year ending December 31, 2006. The Company is seeking the stockholders’ ratification of such action.
      It is expected that representatives of Ernst & Young LLP will attend the Meeting and be available to make a statement or respond to appropriate questions.
Your Board And The Audit Committee Recommend That Stockholders
Vote FOR The Ratification of Appointment Of
Ernst & Young LLP As The Company’s Registered Public Accounting Firm (Independent Auditors).

EXECUTIVE COMPENSATION
Report of the Compensation Committee
      The Compensation Committee provides stewardship over the Company’s compensation and benefit programs, including responsibilities related to the compensation of executives to ensure consistency with the Company’s compensation philosophy. The Committee’s Chairman reports the Committee’s recommendations and actions to the full Board. Independent advisors and the Company’s People, Learning & Development Department (Human Resources) support the Committee in its duties and, along with the CEO, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Committee has the authority to retain and terminate advisors, consultants and agents to assist in the fulfillment of the Committee’s responsibilities.
      The Committee has, among other duties, responsibility for:

•	establishing, implementing and continually monitoring adherence with the Committee’s total compensation philosophy,

•	assuring that total compensation paid to executive officers is fair, reasonable and competitive,

•	establishing the base salary, incentive compensation and any other compensation of the Company’s Chairman of the Board, President and Chief Executive Officer and reviewing and approving the Chairman of the Board’s and Chief Executive Officer’s recommendations for the compensation of certain executive officers reporting to the Chief Executive Officer and Chief Operating Officer,

•	setting and administering the terms and policies of the Company’s Management Incentive Plan (“MIP”) and the programs thereunder, i.e., the Executive Incentive Compensation Program, Stock Award Program, Stock Option Program and Long-Term Stock Grant Program, and

•	monitoring the Company’s management incentive and stock-based compensation, retirement and welfare based plans, discharging the duties imposed on the Committee by the terms of those plans, and recommending to the Board for its approval matters related to the approval of new or amended plans.
Compensation Philosophy
      The Committee’s compensation philosophy is based on the:

•	belief that the most effective executive compensation program is one that provides incentives to achieve specific annual, long-term and strategic goals of the Company, and aligns executives’ interests with those of the stockholders with the ultimate objective of improving stockholder value,

•	recognition that the Company operates in a competitive environment and that both performance and compensation should be evaluated to ensure the Company remains competitive and maintains its ability to attract and retain superior key employees, and

•	belief that executive compensation should include both cash and stock-based programs that reward performance as measured against these goals.
Setting Executive Compensation
      Based on the foregoing philosophy, the Committee:

•	has structured the Company’s annual and long-term incentive-based cash and equity executive compensation to encourage and reward a high performance environment, achievement, initiative, innovation, communication and teamwork,

•	has engaged an outside global human resources consulting firm to conduct an annual review of its total compensation program for the CEO, executive officers and other select executives and, in establishing its pay levels, the Committee compares each element of total compensation relative to a group of approximately twenty-five food and consumer products companies,

•	reviews a summary of all elements of total compensation when making decisions regarding any one element of compensation such as base salary, annual incentives or long-term incentives, and

•	requires key employees to own and retain shares of the Company’s Common Stock so their interests more directly align with those of the stockholders, and, to this end, elected officers are subject to a minimum share ownership guideline requiring them to own shares or share units totaling in value ranging from one times to five times base salary, depending on the executive’s position and accountability.
Base Salaries
      The Committee applies the same principles used for all salaried employees in setting the base salary range of the Chief Executive Officer and other senior executive officers to ensure that salaries are fairly and competitively established. Base salary ranges are determined for each such executive based on their position and responsibilities and using market data from independently obtained salary surveys. Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 125% of the competitive base salary established for each range. During its review of base salaries for executives, the Committee primarily considers:

•	the Company’s overall performance (including, but not limited to, unit sales, earnings growth, and total stockholder return),

•	adherence to the Company’s strategic plan,

•	the development of sound management practices, and

•	the succession of skilled personnel for key positions.
Management Incentive Plan
      The MIP was approved by stockholders at the 1997 Annual Meeting and amended by the stockholders at the 2002 and 2004 Annual Meetings. The MIP gives the Committee the latitude to design cash and stock-based incentive compensation programs (current programs are described below) to promote high performance and achievement of corporate goals by Directors and key employees, encourage the promotion of stockholder value and allow the key employees to participate in the long-term growth and profitability of the Company. Worldwide, the Company currently has approximately 700 key employees and Directors who are eligible to receive awards under one or more of the programs.
      For stock-based programs under the MIP, the Committee may grant participants shares of the Company’s Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units, performance bonuses, or any combination. In granting these awards, the Committee will establish any conditions or restrictions, as appropriate. All awards of shares of the Company’s stock, stock options or share units under the MIP Programs are at the fair market value at the time of the award.
          Executive Incentive Compensation Program

The Executive Incentive Compensation Program (“EICP”) is an annual cash incentive program under the MIP. At its October meeting of each year, the Committee considers whether an EICP should be established for the succeeding year and, if so, approves those key associates eligible to participate in the EICP for the ensuing year. The EICP is designed to:

•	promote initiative and creativity in the achievement of annual corporate and unit goals,

•	encourage the attainment of high personal performance by key executives and managers,

•	foster effective teamwork, and

•	assist the Company to attract and retain highly skilled managers and competitively reward them with variable performance-measured cash compensation, without inflating base salaries.

Deferrals under the EICP

Participants may defer all or any part of their EICP award and have such amounts credited to their deferral account as share units or investment fund credit, or a combination of both, in accordance with procedures set forth in the deferral program under the EICP.

Awards Under EICP for 2004

At its meeting of February 17, 2005, the Committee reviewed performance versus goals for the year ended December 31, 2004, and determined that the award for 2004 performance was above the established target award for the global strategic and operational goals element. The Committee reviewed achievement of personal performance and any business unit goals of the Chairman of the Board and CEO and the executive officers reporting to him or the Chief Operating Officer. Awards made at that meeting to the Chief Executive Officer and the next four most highly compensated executive officers are shown in column (d) of the Summary Compensation Table on page 52 as 2004 compensation.

EICP for 2005

At its October 25, 2004, meeting, the Committee approved an EICP program and the participants for 2005. Awards, if any, under the 2005 EICP have not been determined as of the date of this Proxy Statement and, if paid, will be reported in the Proxy Statement for the 2007 Annual Meeting.

The EICP for 2005 includes various incentive levels based on the participant’s accountability and impact on Company operations, with target award opportunities that are established as a percentage of base salary and range from 20% of base salary up to 110% for the CEO. Awards for actual performance, if earned, may range from 50% below to 100% above the established target award.

Each participant, including the CEO, is assigned performance elements based on the participant’s accountability and impact on overall operations. These performance elements for each participant are weighted as follows:

1. Personal performance	25%
2. Regional performance goal (if assigned)	25–50%
3. Company global strategic and operational goals	25–75%

Under the EICP for 2005, the global strategic and operational performance element was made up of three parts in terms of relative weights as follows:

1. Earnings per share	50%
2. Unit volume	25%
3. A combined return on invested capital and sales growth	25%

EICP for 2006

The Committee approved an EICP for fiscal year 2006 at its October 24, 2005, meeting. Any awards to be made under the EICP for performance in 2006 will be determined and paid by the Committee in February 2007 and will be reported in the Proxy Statement for the 2008 Annual Meeting.
          Stock Award Program

The Company provides stock awards to select EICP participants whose annual bonus represents a significant portion of their total annual compensation. Stock awards supplement benefits received under the Company’s Retirement Plan (which covers only base salary) to provide a competitive level of retirement benefits based on an executive’s total cash compensation. Under the Program, participants may be awarded shares of the Company’s Common Stock comparable in value to the present value of 1.5% of the participant’s average EICP award received in the prior three years multiplied by such participant’s years of service, and reduced by the present value of prior awards under this program.

Stock Award	=	[	1.5%	×	Average EICP awarded to the participant in prior 3 yrs	×	Years of Service	]	-	Present value of prior Stock Awards

Additionally, those EICP participants who are not eligible to participate in the Wrigley Savings Plan, a typical defined contribution plan for all employees, are instead eligible to receive an award of the Company’s Common Stock equal to 5% of their base salary.

Participants who receive shares under this Program may elect to receive or reinvest dividends on the shares awarded, with the shares being retained in the Company’s custody and subject to restriction on sale or transfer until one year after termination of employment, unless due to death, disability or retirement. Alternatively, participants may elect to defer all or any portion of this benefit in the form of share units.

At its meeting in February 17, 2005, the Committee awarded stock grants under the Stock Award Program for fiscal year 2004. Awards granted to the Chief Executive Officer and the next four most highly compensated executives for fiscal year 2004 appear in column (f) of the Summary Compensation Table on page 52 as 2004 compensation. Awards, if any, for 2005 service have not been determined as of the date of this Proxy Statement and, if paid, will be reported in the Proxy Statement for the 2007 Annual Meeting.
          Long-Term Stock Grant Program

The Long-Term Stock Grant Program was established in January 1993. This program encourages participants to focus on long-term corporate performance and provides another opportunity for executive officers and certain designated key employees to increase their stake in the Company through grants of Common Stock based on a five-year performance cycle. The Program was redesigned beginning with the 2005-2009 performance cycle. The essential features of the 2005-2009 cycle and other outstanding performance cycles appear below.

Features of outstanding cycles prior to 2005-2009:

•	performance is measured by the ratio of the Company’s total stockholder return to the total stockholder return for the S&P 500 Packaged Food and Meats Group Index for the applicable five-year performance period,

•	target stock grant opportunities are determined based on market data and vary based on an individual’s position with the Company,

•	actual awards, if earned, range from 50% to 150% of target depending on performance,

•	aggregate value of shares awarded to all participants for a specific period cannot exceed two percent (2%) of the Company’s average annual growth in total stockholder value during any such period,

•	awards are earned at the target level if the Company’s total stockholder return equals the S&P 500 Packaged Food and Meats Group Index total stockholder return for such period. The chart on page 58 shows a five-year comparison of total stockholder return for the Company versus the S&P 500 Packaged Food and Meats Group and S&P 500 Composite Index for 2000-2005, and

•	alternatively, participants may elect to defer receipt of all or any portion of their awards in the form of share units. Participants may transfer any amount deferred in share units to other investment options available under a grantor trust. Participants who elect to defer any portion of their grant are entitled to dividend equivalents (which are reinvested as share units), but do not have voting rights for the share units deferred

Essential features of the 2005-2009 cycle that differ from those mentioned above include:

•	performance is measured relative to a custom group of food and consumer products companies. This is the same group used by the Committee to review its total compensation for executives (where total stockholder return information is available on the Company),

•	actual awards, if earned range from 25% to 200% of target depending on performance,

•	awards are earned at the target level if the Company’s total stockholder return is at the 60th percentile of the comparator group, and

•	annualized total stockholder return must be positive and at least at the 40th percentile of the comparator group to generate a threshold payout of 25% of target.

Awards for the Five-Year Cycle Ended 2004

At its meeting in February 2005, the Committee determined that the performance ratio of the Company’s total shareholder return to the total shareholder return for the S&P 500 Packaged Food and Meats Index Group for the five-year cycle 2000-2004 exceeded the target level and resulted in an award above target. Awards for the 2000-2004 cycle to the Chief Executive Officer and the next four most highly compensated executive officers appear in column (h) of the Summary Compensation Table on page 52 as 2004 compensation.

Approval of Awards for the Five-Year Cycle Ending 2005

Awards, if any, for the five-year cycle 2001-2005, have not been determined as of the date of this Proxy Statement and, if paid, will be reported in the Proxy Statement for the 2007 Annual Meeting.

Approval of New Performance Cycle

In February 2005, the Committee approved a grant under this program for the 2005-2009 performance cycle, as indicated in the Long-Term Stock Grant Program table on page 55.

          Wrigley Stock Option Program

The Wrigley Stock Option Program was established in May 1999. Stock options have value only if the share price increases over the grant price. This program assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation,

•	provide an opportunity for increased equity ownership by the executives, and

•	maintain competitive levels of total compensation.

Stock option grants are determined on market data and vary among participants based on their positions with the Company. In 2005, options were granted at an average market price of $69.39 on the date of grant. The majority of the options vest at a rate of 25% per year over the first four years of the ten-year option term. Vesting and exercise rights cease upon termination of employment except in the case of death (subject to a one year limitation), disability or retirement. Prior to the exercise of an option, the holder shall have no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Information regarding stock options granted to or exercised by the Chief Executive Officer and the next four most highly compensated executive officers in 2005 is shown in the tables titled “Option/ SAR Grants in Last Fiscal Year” and “Aggregate Option/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values” on pages 54 and 55.
Deductibility of Executive Compensation
      As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s Chief Executive Officer or is among one of the four other most highly compensated officers for that taxable year as reported in the Summary Compensation Table on page 52. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation.
      The Company believes that compensation paid under its MIP is generally fully deductible for federal income tax purposes. However, in certain situations the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

THE COMPENSATION COMMITTEE

Thomas A. Knowlton, Chairman
Howard B. Bernick
Steven B. Sample
Alex Shumate

Summary Compensation Table
      The following table sets forth the total cash and non-cash compensation in each of the last three years ended December 31 for the Company’s Chief Executive Officer and the next four most highly compensated executive officers.

		Annual Compensation			Long-Term Compensation

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
						Securities
					Restricted	Underlying	LTIP
Name and		Salary	Bonus	Other	Stock	Option	Payouts	All Other
Principal Position	Year	($)	($)(1)	($)(2)	Awards($)(3)	Awards(#)(4)	($)(5)	($)(6)

William Wrigley, Jr.	2005	1,330,000	—	289,397	—	175,000	—	-0-
Chairman of the Board,	2004	1,196,667	1,976,893	229,312	296,448	190,000	1,006,702	-0-
President & CEO	2003	985,000	1,556,300	295,711	276,707	190,000	907,467	170,000
Ronald V. Waters	2005	804,167	—	77,063	—	75,000	—	-0-
Chief Operating Officer	2004	700,000	852,600	76,930	122,919	85,000	671,661	-0-
	2003	483,750	481,331	38,734	105,391	50,000	452,885	-0-
Peter R. Hempstead	2005	584,167	—	85,746	—	42,100	—	-0-
Senior Vice President —	2004	547,500	569,948	72,108	73,408	50,000	504,106	-0-
Worldwide Strategy and	2003	498,750	496,256	62,367	74,067	50,000	483,417	-0-
New Business
Dushan Petrovich	2005	460,833	—	42,998	—	42,100	—	-0-
Senior Vice President and	2004	390,000	415,350	56,057	127,383	50,000	396,089	-0-
Chief Administrative	2003	295,769	247,370	36,302	95,383	47,000	254,430	-0-
Officer
Darrell Splithoff	2005	404,500	—	49,194	—	30,200	—	96,872
Senior Vice President —	2004	358,526	332,567	45,440	56,927	37,000	284,912	-0-
Worldwide Supply Chain	2003	328,615	266,076	22,597	44,214	37,000	273,088	-0-

(1)	Amounts shown in column (d) are the cash awards to the named individuals under the EICP (including any amounts deferred). Awards to be paid, if any, for 2005 performance are not determined as of the date of this Proxy Statement and, if paid, will be reported in the Proxy Statement for the 2007 Annual Meeting.

(2)	Column (e) includes dividends paid or payable but deferred at the election of the executive on shares/share units held under the MIP and the value (the incremental costs to the Company) of personal use of Company provided automobiles and tax and estate planning services. In the case of Mr. Wrigley, Jr., it also includes his personal use of corporate aircraft, as he is required by resolution of the Board of Directors to use corporate aircraft for all air travel. Also, for Mr. Wrigley, Jr. and Mr. Petrovich, it includes dividends on shares held in the Wrigley Savings Plan.

Dividends paid or deferred on cumulative MIP shares or share units for each named executive for 2005, 2004 and 2003, respectively, were:

	2005	2004	2003

William Wrigley, Jr. —	$91,812	$77,395	$44,162
Ronald V. Waters —	$43,637	$36,848	$23,676
Peter Hempstead —	$55,391	$40,567	$29,256
Dushan Petrovich —	$17,000	$13,196	$11,131
Darrell Splithoff —	$20,574	$12,742	$8,847

The value of personal use of Company provided automobiles for each executive for 2005, 2004 and 2003, respectively, were:

	2005	2004	2003

William Wrigley, Jr. —	$15,239	$17,699	$17,623
Ronald V. Waters —	$15,517	$14,245	$15,058
Peter Hempstead —	$15,355	$15,216	$12,511
Dushan Petrovich —	$17,617	$16,772	$18,617
Darrell Splithoff —	$18,620	$17,698	$13,750

The value of tax and estate planning services provided to the named executives in 2005, 2004 and 2003, respectively, were:

	2005	2004	2003

William Wrigley, Jr. —	$20,000	$20,000	$20,000
Ronald V. Waters —	$17,909	$25,837	$-0-
Peter Hempstead —	$15,000	$16,325	$20,600
Dushan Petrovich —	$-0-	$18,980	$-0-
Darrell Splithoff —	$10,000	$15,000	$-0-

Mr. Wrigley, Jr’s, personal use of corporate aircraft was $159,811, $112,068 and $211,944 for 2005, 2004 and 2003, respectively.

Dividends paid on shares held by two executives who in the past had been eligible to participate in the Wrigley Savings Plan were for 2005, 2004 and 2003, respectively:

	2005	2004	2003

William Wrigley, Jr. —	$2,535	$2,150	$1,982
Dushan Petrovich —	$8,381	$7,109	$6,554

The executives pay all taxes due on the value of all items listed in this column.

(3)	Amounts shown in column (f) are the fair market value of awards of stock on the grant date (prior to deductions for taxes) under the Stock Award Program of the MIP for 2004 and 2003. Any awards under the Program for service in 2005 are not yet determined as of the date of this Proxy Statement and, if paid, will be reported in the Proxy Statement for the 2007 Annual Meeting.

As of December 31, 2005, the aggregate number and dollar value of restricted shares of Common Stock (net of any deductions for taxes) awarded to each named executive, including share units through deferral elections, since the inception of the Stock Award Program and through its predecessor plan are: William Wrigley, Jr., 2,052 shares and 23,627 share units ($1,707,403); Ronald V. Waters, -0- shares and 7,668 share units ($509,876); Peter R. Hempstead, 754 shares, and 4,091 share units ($322,156); Dushan Petrovich, 674 shares and 9,707 share units ($690,221) and Darrell Splithoff, 339 shares and 1,688 share units ($134,770).

(4)	Column (g) indicates the number of shares of Common Stock underlying options granted in the years shown. All options were granted at fair market value on the dates of grant. More information regarding securities underlying stock options is set forth in the table titled “Option/ SAR Grants in Last Fiscal Year” on page 54.

(5)	Amounts shown in column (h) are the fair market value of awards of stock on the date of grant under the Long-Term Stock Grant Program of the MIP for the five-year cycles ending December 31, 2004 and 2003, respectively. Awards, if any, under the Program for the five-year cycle ending December 31, 2005, are not determined as of the date of this Proxy Statement and, if awarded, will be reported in the Proxy Statement for the 2007 Annual Meeting.

(6)	Column (i) includes for Mr. Wrigley, Jr. a one-time bonus paid for services in connection with the attempted Hershey acquisition and includes for Mr. Splithoff both the amount earned for FICA tax purposes ($95,487.79) and the amount of FICA tax paid by the Company on behalf of Mr. Splithoff ($1,384.57) under the Wm. Wrigley, Jr. Company Supplemental Retirement Plan as further described in this Proxy Statement under the caption “Pension Plan” on page 56.

      In the past, the Company provided to key employees who were relocating interest free, fully-secured housing or bridge loans for up to five years. These loans are generally repaid through regular payroll deductions. At December 31, 2005, the Company had a total of $5,854,578 in loans outstanding to all key employees, including a total of $289,000 outstanding to two officers not named in the table above. Under the employee housing loan program two named executive officers had such a loan outstanding during the fiscal year 2005:

Highest Amount		Balance as of
Outstanding in 2005 ($)	Named Officer	12/31/05 ($)

182,500	Ronald V. Waters	-0-
176,250	Peter R. Hempstead	-0-

      All above loans were in effect prior to the July 30, 2002 enactment of regulations prohibiting companies from extending credit to its executive officers. No terms or conditions of any outstanding loans have been modified since such date and the Company has discontinued any further loans under this program for the Company’s elected officers.
Wrigley Stock Option Program
      The following tables reflect the activity under the Wrigley Stock Option Program during 2005. Each option has a ten-year term. Generally, 25% of each option becomes exercisable one year from the date of grant, and 25% each year thereafter until fully exercisable.
Option/SAR Grants in Last Fiscal Year

					Potential Realizable Value at
					Assumed Annual Rates of Stock Price
	Individual Grants				Appreciation For Option Term

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Number of	Percent of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year(%)	($)	Date	5%($) (1)	10%($) (1)

William Wrigley, Jr.	175,000	6.94	69.35	05/19/2015	7,632,422	19,342,057
Ronald V. Waters	75,000	2.98	69.35	05/19/2015	3,271,038	8,289,453
Peter R. Hempstead	42,100	1.67	69.35	05/19/2015	1,836,143	4,653,146
Dushan Petrovich	42,100	1.67	69.35	05/19/2015	1,836,143	4,653,146
Darrell Splithoff	30,200	1.20	69.35	05/19/2015	1,317,138	3,337,886

(1)	Figures in columns (f) and (g) are potential pretax values.

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of	Value of
			Securities Underlying	Unexercised
			Unexercised	In-The-Money
			Options/SARs	Options/SARs
			at Fiscal Year-End(#)	at Fiscal Year-End($)

(a)	(b)	(c)	(d)	(e)
Shares
	Acquired On	Value
Name	Exercise(#)	Realized($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

William Wrigley, Jr.	407,000	$8,394,617	0/440,500	$0/$1,979,585
Ronald V. Waters	52,000	$1,262,686	74,750/173,250	$646,307/$651,003
Peter R. Hempstead	—	$—	198,000/114,100	$3,936,950/$540,490
Dushan Petrovich	39,000	$1,004,203	51,250/104,850	$456,988/$438,443
Darrell Splithoff	—	$—	102,000/83,200	$1,667,725/$397,396

(1)	Figures in columns (c) and (e) represent actual and potential pretax values, respectively.
      The range of grant prices of the options in this table is $37.46-$69.35. The closing price of a share of the Company’s stock on December 30, 2005, was $66.49.
Long-Term Stock Grant Program
      The following table reflects threshold, target and maximum stock grant opportunities under the Long-Term Stock Grant Program for the five-year performance cycle ending December 31, 2009.
Long-Term Incentive Plans — Grants in Last Fiscal Year

			Estimated Future Payouts under Non-
			Stock Price-Based Plans(2)

(a)	(b)	(c)	(d)	(e)	(f)
		Performance
	Number of	or Other
	Shares, Units	Period Until
	or Other	Maturation or	Threshold	Target	Maximum
Name	Rights(1)	Payout	(#)	(#)	(#)

William Wrigley, Jr.	—	2005-2009	6,250	25,000	50,000
Ronald V. Waters	—	2005-2009	2,050	8,200	16,400
Peter R. Hempstead	—	2005-2009	1,125	4,500	9,000
Dushan Petrovich	—	2005-2009	1,125	4,500	9,000
Darrell Splithoff	—	2005-2009	825	3,300	6,600

(1)	On February 17, 2005, the Compensation Committee approved a grant under the Long-Term Stock Grant program for the 2005–2009 performance cycle, based on the targets listed in column (e) of this table. See page 49 for additional information about this program.

(2)	Estimated future payouts are based on the performance ratio of the Company’s total stockholder return (stock price appreciation plus reinvested dividends) for the five-year performance cycle to the total return of a custom group of food and consumer products companies for the same period. The threshold amount is 25% of the target and the maximum amount is 200% of the target amount. The target also assumes that the individual named remains employed by the Company and in the same position during the 2005–2009 performance cycle.

Pension Plan
      The Wrigley Retirement Plan is a qualified, defined benefit, noncontributory pension plan covering substantially all employees of Wrigley and its domestic associated companies. Credited service accrues from the date of employment.
      Retirement benefits are calculated as the product of 1.5% times the years of service multiplied by the final average eligible pay for the three highest consecutive years in the last ten years before retirement (“eligible remuneration”), less the product of 1% of the annual primary Social Security benefit multiplied by the years of credited service since January 1, 1976. The formula below provides an illustration as to how the retirement benefits are calculated:

[	1.5%	×	Years of Service	×	Eligible Remuneration	]	–	[	1%	×	Annual Primary SS Benefit	×	Years of Service since 1976	]
      The table below illustrates various estimated annual retirement income benefits generated by the plan formula, assuming retirement at the plan’s normal retirement age, when combined with an estimated annual Social Security benefit of $21,000.

	Years of Service
Eligible
Remuneration	10	20	30	40

$200,000	$49,000	$77,000	$105,000	$133,000
300,000	64,000	107,000	150,000	193,000
500,000	94,000	167,000	240,000	313,000
700,000	124,000	227,000	330,000	433,000
900,000	154,000	287,000	420,000	553,000
1,100,000	184,000	347,000	510,000	673,000
1,300,000	214,000	407,000	600,000	793,000
1,500,000	244,000	467,000	690,000	913,000
1,600,000	259,000	497,000	735,000	973,000

      Eligible remuneration for officers is base salary only. The current base salary of the Chief Executive Officer and the four next most highly compensated executive officers is set forth in column (c) in the “Summary Compensation Table” on page 52. The credited years of service as of December 31, 2005, for each named executive officer are as follows: William Wrigley, Jr., 20; Ronald V. Waters, 6; Peter R. Hempstead, 6; Dushan Petrovich, 30; and Darrell Splithoff, 5 years.
      To the extent that an individual’s annual retirement income benefit under the plan exceeds the limitations imposed by the Internal Revenue Code (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($210,000 in 2005)), such excess benefits may be paid from the Company’s nonqualified, unfunded, noncontributory supplemental retirement plan. Benefits are not earned under this nonqualified benefit plan until the individual reaches age 55 and has five years of service with the Company.
Change-in-Control Severance Agreement
      In August 2001, the Board approved a Change-in-Control Severance Agreement program designed to promote stability and continuity of senior management in the event the Company were to find itself in a change-in-control environment. The Company and each of the executive officers named in the “Summary Compensation Table” on page 52 of this Proxy Statement have executed a Change-in-Control Severance Agreement that provides for certain payments to be made to such officers upon a change-in-control of the Company.

      The terms of each agreement are based upon a change-in-control of the Company and a termination of employment, except in the case of the Chief Executive Officer, who may receive benefits if he voluntarily terminates his employment with the Company during the one-month period beginning on the first anniversary of the change-in-control. Based on the Agreements, each executive officer named in the “Summary Compensation Table” on page 52 of this Proxy Statement would receive a lump sum payment equal to three times the sum of the executive’s then base salary and the highest annual cash bonus earned in the prior three years; a lump sum payment in an amount sufficient to offset any effects of any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended; continuation of welfare benefits (i.e. life, disability, accident, health) for up to three years; prorated payment of awards under any long-term performance plans, based on target performance levels; accelerated vesting of all stock options; and three years of credited service under the Company’s qualified and nonqualified defined benefit pension plans. Copies of these Agreements were set forth in an exhibit to the Company’s Form 10-Q filed in November 2001.

FIVE-YEAR TOTAL STOCKHOLDER RETURN
      The following graph and table indicate the Company’s total stockholder return for the five-year period ending December 31, 2005, as compared to the total return for the S&P 500 Composite Index and the S&P 500 Packaged Foods & Meats Group Index, assuming a common starting point of 100.
      Total stockholder return for the Company, as well as for the Indices, is determined by adding (a) the cumulative amount of dividends for a given year (assuming dividend reinvestment) and (b) the difference between the share price at the beginning and at the end of the year, the sum of which is then divided by the share price at the beginning of such year. The foregoing calculation of the shareholder return is further illustrated in the formula below:

Total Stockholder Return	=	cumulative dividend for the year (assuming reinvestment)	+	[(share price at year end) - (share price at beginning of year)]

(share price at beginning of year)
      Please note that the graph and table are five-year historical representations and, as such, are not indicative of future performance relative to the Indices.
Total Stockholder Returns
(Dividends Reinvested)

	2000	2001	2002	2003	2004	2005*

Wrigley	100	109	118	123	154	150
S&P 500	100	88	69	88	98	103
S&P Packaged Foods & Meats	100	102	105	113	135	125

*	Full-year 2005 TSRs were 4.91% for the S&P 500, -7.99% for the S&P Packaged Foods & Meats Index, and -2.42% for Wrigley stock.

AUDIT COMMITTEE DISCLOSURE
      The Audit Committee is comprised solely of independent Directors, and, among other things, is responsible for:

•	Establishing policies and procedures for, appointing, reviewing, and overseeing the performance and independence of the independent registered public accounting firm (independent auditors),

•	Reviewing with independent auditors and financial management of the Company and approving the plan and scope of the audit and permissible audit related work,

•	Pre-approving all audit and permissible non-audit fees,

•	Reviewing and approving the guidelines established for the dissemination of financial information,

•	Holding meetings periodically with the independent and internal auditors, the Board and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment, and compliance with Company policies,

•	Reviewing consolidated financial statements and disclosures,

•	Reviewing with management and independent auditors and approving disclosure controls and procedures and accounting principles and practices, and

•	Performing other functions or duties deemed appropriate by the Board.
Audit Committee Pre-approval Policy
      The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy is attached to this Proxy Statement as Appendix E The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Securities Exchange Act.
Service Fees Paid to the Independent Registered Public Accounting Firm
      The Audit Committee, with the ratification of the stockholders, engaged Ernst & Young LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2005. The following is the breakdown of aggregate fees paid to the auditors for the Company for the last two fiscal years:

	2005		2004

	$	%(*)	$	%(*)

Audit Fees	3,765,500		3,591,000
(1) Audit Related Fees**	150,000	0%	334,000	0%
(2) Tax Fees***	150,500	0%	493,000	0%
(3) All Other Fees	-0-	0%	-0-	0%
Total	4,066,000		4,418,000

*	Percentage of the services (if any) for which pre-approval was waived by the Audit Committee with respect to (1), (2) and (3) only.

**	Consists primarily of certain attestation services in connection with benefit plan audits.

***	Consists primarily of international tax compliance and planning.

Report of the Audit Committee
      In connection with the December 31, 2005, financial statements, the Audit Committee:

(1)	reviewed and discussed the audited financial statements with management,

(2)	discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required by Statement on Auditing Standards No. 61,

(3)	received and discussed with the Auditors the matters required by Independence Standards Board Statement No. 1,

(4)	reviewed and discussed with the Auditors the Company’s critical accounting policies, alternate financial reporting and material communications between the Auditors and management, if any, and

(5)	reviewed the Company’s Disclosure Control Process and internal control over financial reporting.
      Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors at the February 7, 2006, meeting of the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. The Board has approved this inclusion.

THE AUDIT COMMITTEE
Richard K. Smucker, Chairman
Howard B. Bernick
John Rau
Alex Shumate

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      The Company’s executive officers, Directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York and Chicago Stock Exchanges. Copies of these reports must also be furnished to the Company.
      Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2005 its executive officers, Directors and 10% holders complied with all filing requirements.
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
      If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2007 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 — Stockholder Proposals) and received by the Secretary of the Company on or before October 19, 2006.
OTHER BUSINESS
      The Company’s management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.
Howard Malovany, Vice President, Secretary and General Counsel
Chicago, February 16, 2006

Appendix A
WM. WRIGLEY JR. COMPANY
DIRECTOR INDEPENDENCE STANDARDS
      It is the policy of the Board of Directors of Wm. Wrigley Jr. Company (“Wrigley”) that a majority of its members be independent of Wrigley management. A Director is independent if the Board affirmatively determines that the Director does not have any direct or indirect material relationship with Wrigley or its affiliates1 or any member of senior management of Wrigley or his or her affiliates. The determination of independence of Directors will be disclosed in the Proxy Statement for each Annual Meeting of Stockholders of Wrigley, and specific explanation will be provided only for any Director who is not considered to be independent. The Board has established the following standards to assist it in making the determination of director independence:

1.	A Director is not independent if the Director is or within the preceding three years was:

•	employed by Wrigley or any of Wrigley’s affiliates[1]

•	affiliated with or employed by a present or former independent auditor of Wrigley or any of Wrigley’s affiliates, or

•	an employee of a company at the same time an executive officer of Wrigley or any of Wrigley’s affiliates is or was a member of that company’s compensation committee.

2.	A Director is not independent if an immediate family member[2] of the Director is or within the preceding three years was:

•	employed as an executive officer of Wrigley

•	affiliated with or employed by a present or former independent auditor of Wrigley or any of Wrigley affiliates and participates or participated, as the case may be, in the independent auditor’s audit, assurance or tax compliance (but not tax planning) practice, or

•	an employee of a company at the same time an executive officer of Wrigley or any of Wrigley’s affiliates is or was a member of that company’s compensation committee.

3.	A Director is not independent if the Director or the Director’s immediate family member receives or has received, during any twelve month period within the preceding three years, more than $100,000 as direct compensation from Wrigley other than Director and committee fees and pension and other deferred compensation for prior services as Director (or, in the case of the immediate family member, salaries and other benefits as employee of Wrigley or any Wrigley affiliate).

4.	A Director is not independent if the Director or the Director’s immediate family member is or was, within the preceding three years, a director, executive officer (or the Director only is or was an employee of the entity), general partner or an equity holder of 1% or more, of an entity to which Wrigley makes or made, or from which Wrigley receives or received, payment for property or services in any single fiscal year in excess of the greater of $1 million or 1% of that entity’s consolidated gross revenues.

1  The term “affiliates” means any corporation or other entity that controls, is controlled by, or is under common control with Wrigley, evidenced by the power to elect a majority of the Board of Directors or comparable governing body of such entity.
2  For the purpose of these independence standards, the term “Director’s immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters- in-law, brothers-and sisters-in-laws and anyone (other than domestic employees) sharing the Director’s home.

A-1

5.	A Director is not independent if the Director or the Director’s immediate family member is or was, within the preceding three years, a director, executive officer (or the Director only is or was an employee of the entity), partner or an equity holder of 1% or more, of an entity which is indebted to Wrigley, or to which Wrigley is indebted and the aggregate indebtedness of either party to the other in any single fiscal year in excess of the greater of $1 million or 1% of that party’s consolidated assets.

6.	A Director is not independent if the Director or the Director’s immediate family member is or was, within the preceding three years, a director, executive officer (or the Director only is or was an employee of the organization), or trustee of a charitable organization or other not-for-profit organization, and Wrigley’s contributions, or the contributions of any member of senior management of Wrigley, to such organization in any single fiscal year exceeds or exceeded the greater of $1 million or 1% of the organization’s consolidated gross revenues.

7.	A Director is not independent if the Director or the Director’s immediate family member or an entity (in which the Director or the Director’s immediate family member is a director, executive officer or partner), is a beneficial holder of more than 5% of the total number of shares of the Company’s Common Stock and Class B Common Stock then outstanding.

8.	A Director is not independent if the Director is an executive officer, partner, employee or holder directly or indirectly of 1% or more of the total number of outstanding shares, of an entity that supplies any banking, legal or accounting services to the Company or any other services with the exception of services provided on an occasional or minimal basis.

9.	For relationships not covered by the above standards, the determination of whether such relationships are material for the purpose of determining whether a Director is independent, shall be made by Directors who satisfy the standards set out in paragraphs 1-8 above. In such situations, determination of independence shall be on a case-by-case basis, after consideration of all relevant facts and circumstances. For illustration purpose, if a Director is an executive officer of a company that has paid Wrigley in excess of the greater of $1 million or 1% of that company’s consolidated gross revenues in the last one year for the purchase of Wrigley products, the Board could determine, after considering all relevant facts and circumstances, that the relationship is not material to make a finding that the Director is not independent. Wrigley must explain in its next annual proxy statement the basis for any determination by the Board that a relationship is not material even though the relationship did not meet the standards set forth under paragraphs 1-8 above.
      The Board shall undertake an annual review of the independence of all non-employee Directors. In advance of the meeting to make such review, each non-employee Director would be requested to supply the Board with complete information regarding the Director’s relationships with Wrigley and its affiliates and with senior management and their affiliates to assist the Board to evaluate the Director’s independence.
      Directors have an affirmative obligation to notify the Board of any material changes in their relationships, which may affect their independence status as determined by the Board. The obligation encompasses all relationships between Directors and Wrigley and its affiliates or members of senior management and their affiliates.

A-2

Appendix B
Wm. WRIGLEY Jr. Company
AUDIT COMMITTEE CHARTER
(Adopted as of October 25, 2005)
PURPOSE
      To oversee and monitor Company management’s and the independent registered public accounting firm’s participation in the financial reporting and public disclosure process to ensure the integrity of the Company’s financial statements and public disclosure and conformance to legal and regulatory requirements.
DUTIES AND RESPONSIBILITIES.

1.	Obtain the full Board of Directors’ approval of this Charter and review and reassess this Charter as conditions dictate, but at least annually.

2.	Establish policies and procedures for, review, and approve the appointment, compensation, or termination of, the independent registered public accounting firm to audit the financial statements of the Company, its divisions and subsidiaries.

3.	Have a clear understanding with the independent registered public accounting firm that they are ultimately accountable to the Audit Committee, as the shareholders’ representatives, and it is the Audit Committee that has the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

4.	Meet with the independent registered public accounting firm and financial management of the Company to review (1) the scope of the proposed audit and timely quarterly reviews for the current year and (2) the procedures to be utilized to carry out the audit and reviews. At the conclusion of such audit or review, any comments or recommendations of the independent registered public accounting firm will be considered by the Company.

5.	Review with the independent registered public accounting firm and the Company’s internal auditor and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, including any significant deficiencies and significant changes reported to the Audit Committee by the independent registered public accounting firm; and the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs, and consider any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Audit Committee periodically should consider Company policy statements (including, but not limited to Trading in Company Stock, Corporate Communications, Electronic Communications) to determine their appropriateness with respect to the Code of Business Conduct and other appropriate procedures, including the Company’s Disclosure Control Process, and Sarbanes-Oxley Act, Section 404 — Internal Control Reporting.

6.	Review and approve disclosure controls and procedures.

7.	Review with management, the internal auditor, and the independent registered public accounting firm significant risks or exposures and contingent liabilities that are incidental to the Company’s business and assess the steps management has adopted or taken to address such risks to the Company.

8.	Review reports from the independent registered public accounting firm on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

9.	Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent registered public accounting firm.

10.	Approve or pre-approve annually all audit and non-audit services to be performed by the independent registered public accounting firm. The Committee may delegate pre-approval authority to a member of the Committee, provided that any decisions of such member shall be presented to the Committee at its meeting immediately following any exercise of such authority.

11.	Be responsible for resolving any disagreement between management and the independent registered public accounting firm or the internal auditors regarding financial reporting.

12.	Review with management and the independent registered public accounting firm the financial statements and disclosures contained in the annual report to shareholders, and annual and quarterly reports and other reports required to be filed by the Securities and Exchange Commission, to determine that the independent registered public accounting firm is satisfied that the financial statements and other disclosures contained in such reports or filings are presented fairly in all material respects and otherwise comply with applicable law and regulation. Review with financial management and the independent registered public accounting firm the results of their timely analysis of significant reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the committee by the independent registered public accounting firm. Also review with financial management and the independent registered public accounting firm their judgments about the quality, not just acceptability, of the Company’s accounting principles and practices. The review would include such matters as the consistency of the application of the Company’s accounting policies and the clarity, consistency, and completeness of the Company’s accounting information contained in the financial statements and related disclosures, as well as items that have a significant impact on the representational faithfulness, verifiability, neutrality, and consistency of the accounting information included in the financial statements.

13.	Provide sufficient opportunity for the internal auditors and independent registered public accounting firm to meet separately with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent registered public accounting firm’s evaluation of the Company’s financial accounting, and auditing personnel, and the cooperation that the independent registered public accounting firm received during the course of the audit.

14.	Report the results of the annual audit to the Board of Directors. If requested by the Board, invite the independent registered public accounting firm to attend the meeting of the full Board of Directors to assist in reporting the results of the annual audit or to answer Directors’ questions.

15.	On an annual basis, obtain from the independent registered public accounting firm (i) a written communication delineating all relationships and professional services between the independent registered public accounting firm and the Company as required by Independence Standards Board Standard No. 1 — Independence Discussions with Audit Committees, and (ii) a written report describing the independent registered public accounting firm’s internal quality-control procedures and any material issues raised in any internal quality control review or peer review of the registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, and the steps taken by the registered public accounting firm to deal with any such issues. In addition, review with the independent registered public accounting firm the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the registered public accounting firm.

16.	Annually assess the registered public accounting firm’s independence taking into account all relationships between the auditing firm, its lead partner, and the Company. This review and assessment should take into account the opinions of the Company’s management and internal auditors.

17.	Review the matters discussed at each Audit Committee meeting with the Board of Directors.

18.	Investigate any matter brought to its attention within the scope of its duties, with full access to all books, records, facilities and personnel of the Company, with the power to retain outside advisors for this purpose if, in its judgment, that is appropriate.

19.	Review and approve the Company’s disclosure with respect to the Audit Committee in the proxy statement for its annual meeting of shareholders. In addition, include a copy of this Charter in the proxy statement at least triennially or the year after any significant amendment to the Charter.

20.	On an annual basis, as required by the applicable regulating agency, submit a written confirmation regarding (1) any determination that the Company’s Board of Directors made regarding the independence of the members of the Audit Committee, their financial literacy or financial management expertise and (2) the Committee’s annual review and assessment of the adequacy of the Committee’s Charter.

21.	Establish a clear hiring policy for the Company with respect to employees or former employees of the independent registered public accounting firm.

22.	Retain, pay and terminate advisors, consultants and agents (which can be recommended by management) engaged by the Committee to assist in the fulfillment of the Committee’s duties and responsibilities.

23.	Assess annually, in conjunction with the Corporate Governance Committee, its own performance, and, make the assessment available to the full Board of Directors.

24.	The Audit Committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and the investment community relating to corporate accounting and the Company’s reporting practices and the quality of its financial reports. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent registered public accounting firm, the internal auditors, and the management of the Company.

25.	Establish procedures under applicable law and regulation, for the confidential and anonymous receipt, retention and treatment of complaints or reports received by the Company from employees and third parties regarding any possible irregularities in or violations of the Company’s accounting, internal accounting controls, or auditing matters.

26.	Periodically review and provide guidance on the types of information to be included in the Company’s earnings releases and financial information provided to analysts and rating agencies.

27.	Perform other duties that the Board may assign to this Committee from time to time.

COMMITTEE OPERATIONS

1.	This Committee shall consist of at least three Directors, all of whom must be independent, as defined by applicable law, regulation, the Corporate Governance Committee, or the Board of Directors.

2.	This Committee will meet at least six times each year, and more as necessary, including the opportunity at each meeting to meet in executive session. This Committee shall meet in executive session at least once each year.

3.	Committee members shall be appointed and removed by the Board in its sole discretion.

4.	After each Committee meeting, the Chairman will report the actions and activities of the Committee to the Board.

5.	The Committee, except as may be proscribed by law, may delegate any of its responsibilities to a subcommittee of this Committee or to another Committee of the Board.

6.	The Chairman of the Committee shall be responsible for preparing the agenda for each meeting.

7.	The Committee shall keep, or delegate the keeping of, minutes of each meeting, which minutes shall be approved by the Committee at a subsequent meeting.

8.	Members of the Audit Committee shall be considered independent if, among other things, they have no relationship to the Company that may interfere with the exercise of their independence from management.

9.	No member of the Committee may accept any consulting, advisory or fee other than Director remuneration from the Company.

10.	No member of the Committee may sit on more than a total of three Audit Committees, including the Company’s.

11.	All Audit Committee members will be financially literate, and at least one member will have such accounting or related financial management expertise to be considered the “Audit Committee financial expert” in accord with applicable law and regulations.

Appendix C
Wm. WRIGLEY Jr. Company 2007 Management Incentive Plan
Effective as of January 1, 2007
I.    General
      1.1     Purpose. The purpose of the Wm. Wrigley Jr. Company 2007 Management Incentive Plan (the “Plan”) is to foster and promote the long-term financial success of the Wm. Wrigley Jr. Company (the “Company”) and increase stockholder value by:

(a) attracting and retaining key employees, non-employee directors and other service providers of the Company or any of its operating units or its subsidiaries in which the Company owns, directly or indirectly, a majority of the voting stock (“Participants”) possessing outstanding abilities; and

(b) motivating Participants by providing the opportunity to participate with the stockholders in the long-term growth and financial success of the Company.
      1.2     Plan. The Committee hereinafter designated, or the Chief Executive Officer of the Company if delegated with the authority pursuant to Section 1.6 hereof with respect to eligible Participants, may grant to Participants stock awards, share units, stock options, stock appreciation rights, performance units, annual or long-term incentive compensation awards or combinations thereof, on the terms and subject to the conditions stated in the Plan and may permit Participants to defer compensation in the form of any of the foregoing awards.
      1.3     Limitation on Shares to Be Issued. The maximum number of shares of common stock of the Company, no par value (the “Common Stock”), to be issued pursuant to all grants made under the Plan shall be 16,000,000 shares. Shares subject to an award shall be counted against such limit only to the extent they are actually issued; provided however, that the full number of shares subject to a stock appreciation right that is to be settled by the issuance of shares of Common Stock shall be counted against such limit regardless of the number of shares of Common Stock actually issued upon settlement of such stock appreciation right. To the extent that shares of Common Stock subject to an outstanding award granted under the Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related tandem stock appreciation right or shares subject to a tandem stock appreciation right cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available for future grants under the Plan.
      Shares of Common Stock to be issued may be authorized and unissued shares of Common Stock, treasury stock, shares purchased on the open market or a combination thereof.
      1.4     Limitation on Stock Awards and Share Unit Awards. During the term of the Plan, a maximum of 5,000,000 shares of Common Stock shall be available for stock awards and share unit awards granted under the Plan. To the extent that shares of Common Stock subject to an outstanding stock award or share unit award granted under the Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available for future grants under the Plan.
      1.5     Limitation on Stock Options and Stock Appreciation Rights. During the term of the Plan, no Participant can receive stock options or freestanding stock appreciation rights relating to shares of Common Stock that in the aggregate exceed 15% of the total number of shares of Common Stock authorized pursuant to the Plan, as adjusted pursuant to the terms hereof.
      1.6     Administration of Plan. The Plan and the programs hereunder (the “Programs”) shall be administered by a committee of two or more persons selected by the Board of Directors of the Company (the “Board of Directors” or “Board”) from its own membership, which shall be the Compensation Committee of the Board of Directors unless another committee of the Board shall be designated by the

Board for some or all purposes of the Plan (the “Committee,” or the “Compensation Committee”). Solely with respect to administration of the awards granted hereunder that are intended to satisfy the applicable requirements of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), each member of the Committee shall be an “outside director” within the meaning of Section 162(m), to the extent applicable. Solely with respect to administration of the awards that are intended to satisfy the applicable requirements of Rule 16b-3 (“Rule 16b-3”) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as then in effect or any successor provision, each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3, to the extent applicable.
      The Committee shall, subject to the limitations of the Plan, have full power and discretion to interpret and administer the Plan; to establish selection guidelines; to select eligible persons for participation; and to determine the form of grant and deferral, either in the form of stock awards, share units, stock options, stock appreciation rights, performance units, annual or long-term incentive compensation awards or combinations thereof, the number of shares subject to the grant, the basis on which the fair market value of the Common Stock is measured, when necessary, the restriction and forfeiture provisions relating to stock awards, the time and conditions of vesting or exercise, the conditions, if any, under which time of vesting or exercise may be accelerated, the conditions, form, time, manner and terms of payment of any award or deferral and all other terms and conditions of the grant or deferral. In addition, with respect to awards granted under the Plan that are intended to satisfy the applicable provisions of Section 162(m), the Committee shall have full power and discretion to establish and administer performance goals, establish performance periods and certify that performance goals have been attained, to the fullest extent required to comply with Section 162(m).
      The Committee may establish rules, regulations and guidelines for the administration of the Plan, and impose, incidental to a grant, conditions with respect to employment or other activities not inconsistent with or conflicting with the Plan. The Committee may, in its discretion, delegate to the Chief Executive Officer of the Company the power and authority with respect to the selection of, and grants to, eligible Participants, subject to the rules, regulations and guidelines of general application prescribed by the Committee, and to applicable law.
      The interpretation by the Committee of the terms and provisions of the Plan and the administration thereof, and all action taken by the Committee, shall be final, binding and conclusive on the Company, its stockholders, all Participants and employees of the Company, and upon their respective beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them. By accepting any benefits under the Plan, each Participant, and each person claiming under or through such Participant, shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, the Board of Directors or the Committee.
      1.7     Adjustment Provisions. In the event that any recapitalization, or reclassification, split-up, consolidation of shares of Common Stock, stock or extraordinary cash dividend or other similar corporate event shall be effective, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities of the Company, or for shares of the stock or other securities of any other corporation, or new, different or additional shares or other securities of the Company or of another corporation or entity are received by the holders of Common Stock or any distribution is made to the holders of Common Stock other than a regular cash dividend, (a) the maximum number and class of shares or other securities that may be issued or transferred under the Plan, (b) the maximum number and class of shares or other securities that may be issued or transferred under the Plan pursuant to stock awards and share unit awards, (c) the maximum number of shares that may be issued pursuant to the awards granted to any Participant during the term of the Plan, (d) the number of share units or stock awards or the number and class of shares or other securities that are the subject of any grant or the deferral of any grant, (e) the exercise, base or purchase price of the shares subject to any outstanding awards and (f) any applicable performance measures, may be equitably adjusted by the Committee under the Plan as the Committee determines will fairly preserve the intended benefits of the Plan to the Participants and the Company, and will fairly accomplish the purposes of the Plan.
      1.8     Purchase of Shares of Common Stock. It is contemplated that the Company, although under no legal obligation to do so, may from time to time purchase shares of Common Stock for the purpose of paying all or any portion of any award payable in or measured by the value of shares of Common Stock, or for the purpose of replacing shares issued or transferred in payment of all or part of an award. All shares so purchased shall, unless and until transferred in payment of an award, be at all times the property of the Company available for any corporate purpose, and no Participant or employee or beneficiary, individually or as a group, shall have any right, title or interest in any shares of Common Stock so purchased.
      1.9     Effective Date and Term of Plan. The Plan shall be effective as of January 1, 2007, subject to the approval of the stockholders of the Company at the 2006 Annual Meeting of the Stockholders. The Plan shall terminate June 30, 2012 unless terminated prior thereto by action of the Board of Directors. No further grants shall be made under the Plan after termination, but termination shall not affect the rights of any Participant under any grants made prior to termination.
      1.10     Amendments and Termination. The Plan and Programs may be amended or terminated by the Board of Directors at any time and in any respect, except that, unless otherwise determined by the Board, no amendment may be made without stockholder approval if, and to the extent that, such approval would be required to comply with any applicable provisions of Section 162(m) or Rule 16b-3, or any successor to the foregoing, any other provisions of applicable law or the listing requirements of the New York Stock Exchange (or, if the Common Stock is not listed on the New York Stock Exchange, the listing requirements of the principal national stock exchange on which the Common Stock is then traded).
      Similarly, subject to obtaining the consent of the Participant where required by applicable law, the Committee may alter, amend or modify any award or grant made pursuant to the Plan or Programs in any respect not in conflict with the provisions of the Plan or Programs, as the case may be, if the Committee deems such alteration, amendment or modification to be in the best interests of the Participant or the Company by reason of changes or interpretations in tax, securities, other applicable laws, or other business purposes.
      1.11     Prior Plans. Any grants made by the Company under a management incentive plan in effect prior to the effective date of this Plan shall be subject to the terms and conditions of such plan and the programs in effect at the time of any such grants.
      1.12     Terms and Conditions. Awards granted and deferrals made under the Plan shall contain such terms and conditions as the Committee shall specify, including without limitation those terms and conditions described in Article X hereof, restrictions on the sale or other disposition of the shares of Common Stock, or the forfeiture of certain awards upon termination of employment prior to the expiration of a designated period of time or the occurrence of other events.
II.   Stock Awards
      2.1     Form of Award. The Committee, in its discretion, may grant stock awards to such eligible persons as may be selected by the Committee. A stock award shall be granted as either a bonus stock award or a restricted stock award.
      2.2     Bonus Stock Awards. Bonus stock granted under the Plan shall not be restricted against transfer and shall not be subject to forfeiture or other terms or conditions. The number of shares of Common Stock subject to a bonus stock award shall be determined by the Committee.

      2.3     Restricted Stock Awards. Restricted stock awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a restricted stock award and the restriction period, performance period (if any) and performance measures (if any) applicable to a restricted stock award shall be determined by the Committee.

(b) Vesting and Forfeiture. The applicable Program or agreement relating to a restricted stock award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified restriction period and (ii) if specified performance measures (if any) are satisfied or met during a specified performance period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified restriction period or (y) if specified performance measures (if any) are not satisfied or met during a specified performance period.

(c) Stock Issuance. During the restriction period, the shares of restricted stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a restricted stock award shall be registered in the holder’s name and may bear a legend indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the applicable Program or agreement relating to the restricted stock award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the restricted stock award in the event such award is forfeited in whole or in part. Upon termination of any applicable restriction period (and the satisfaction or attainment of applicable performance measures), subject to the Company’s right to require payment of any taxes in accordance with Section 10.1, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the applicable Program or agreement relating to a restricted stock award, and subject to the terms and conditions of a restricted stock award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.
III.   Share Units
      3.1     Form of Award. The Committee, in its discretion, may grant share unit awards to such eligible persons as may be selected by the Committee. A share unit award may be granted as a deferred share unit award or a restricted share unit award.
      3.2     Deferred Share Units. A deferred share unit award granted under the Plan shall represent a fully vested right to receive shares of Common Stock, or cash in an amount equal to the value of such shares, at such subsequent time as shall be designated by the Committee. The number of shares subject to a deferred share unit award shall be determined by the Committee.

      3.3     Restricted Share Unit Awards. Restricted share unit awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a restricted share unit award and the vesting period, performance period (if any) and performance measures (if any) applicable to a restricted share unit award shall be determined by the Committee.

(b) Vesting and Forfeiture. The applicable Program or agreement relating to a restricted share unit award may provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such restricted share unit award (i) if the holder of such award remains continuously in the employment of the Company during the specified vesting period and (ii) if specified performance measures (if any) are satisfied or met during a specified performance period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified vesting period or (y) if specified performance measures (if any) are not satisfied or met during a specified performance period.
      3.4     Settlement of Share Unit Awards. The applicable Program or agreement relating to a share unit award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a share unit award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.
IV.  Stock Options
      4.1     Grants. The Committee may in its discretion provide that a Participant shall receive an option to purchase shares of Common Stock.
      4.2     Terms and Conditions of Options. Options shall contain such terms and conditions as the Committee shall specify, may either be “incentive stock options” as defined in Section 422(b) of the Code or nonqualified stock options, and, at the discretion of the Committee, may include a reload feature. No option shall be exercisable more than ten years after the date of grant. The per share exercise price shall be not less than 100% of the fair market value of a share of Common Stock at the time the option is granted. Upon exercise, the exercise price may be paid in cash, in shares of Common Stock having a fair market value equal to the exercise price, by the withholding of whole shares of Common Stock which would otherwise be delivered having an aggregate fair market value, determined as of the date of exercise, equal to the exercise price, in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, a combination of any of such methods, or in such other manner as the Committee, in its discretion, either at the time of grant or thereafter, may provide. The Committee may, in its discretion, require as a condition of exercise that the optionee pay to the Company any federal, state or local withholding tax or employment tax required by law to be paid over as a result of such exercise, which payment may be made in cash, in shares of Common Stock having a market value equal to the amount of the required withholding tax, by the withholding of whole shares of Common Stock which would otherwise be delivered having an aggregate fair market value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, or a combination of any of such methods. Options may be exercised during the optionee’s continued employment with the Company, and during a period following the termination of such employment as the Committee may determine and set forth in the applicable Program or award agreement, but in no event after the date on which the option expires, provided that if the optionee is also a member of the Board of Directors, the option may, if the terms of the grant so provide, be exercised following termination of employment during such period as the optionee shall continue to serve as a member of the Board of Directors, or for such longer period thereafter as the Committee may determine and set forth in the applicable Program or award agreement, but in no event after the date on which such option expires. Prior to the exercise of an option, the holder shall have no rights as a stockholder with respect to the shares subject to such option, including the right to receive dividends or dividend equivalents. No option hereunder shall be transferable other than by will or the laws of descent and distribution, pursuant to beneficiary designation procedures approved by the Company, pursuant to a distribution duly ordered by a court of competent jurisdiction in connection with a divorce or dissolution proceeding or, with the approval of the Company, to a Permitted Transferee, as hereinafter defined. For purposes of the Plan, a “Permitted Transferee” shall include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the optionee) control the management of assets, and any other entity in which these persons (or the optionee) own more than fifty percent of the voting interests.
      4.3     Incentive Stock Options. With respect to incentive stock options, to the extent that the aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by such individual during any calendar year (under all plans of the Company) exceeds $100,000, such options shall be treated as nonqualified stock options. The per share exercise price for an incentive stock option shall not be less than 100% of the fair market value of a share of Common Stock at the time the option is granted (110% of the fair market value of a share of Common Stock at the time the option is granted in the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a parent or a subsidiary within the meaning of Sections 422(e) and 422(f), respectively, of the Code (a “Ten-Percent Stockholder”)). Further, no incentive stock option shall be exercisable after the expiration of ten years from the date such option is granted (five years in the case of an incentive stock option granted to a Ten-Percent Stockholder).
      4.4     Non-Employee Director’s Stock Options. Notwithstanding anything herein to the contrary, any Director of the Company who is not an officer or employee of the Company or its subsidiaries or affiliates (a “Non-Employee Director”) including each Non-Employee Director who joins the Board between January 1 of any year and the date in such year on which the Company awards its regular annual grant of options to employees of the Company shall automatically receive as of such annual grant date, without any further action required by the Committee or anyone, a grant of stock options having a Black Scholes value, as determined by an independent compensation consultant designated by the Company, equal to the Non-Employee Director’s annual retainer, and rounded up to the nearest 100 shares. Any Non-Employee Director who joins the Board between the date in any year on which the Company awards its regular annual grant of options to employees of the Company and December 31 of such year shall receive a stock option having a value equal to the amount described above at the Board meeting at which such Director joins the Board. Each of the options granted pursuant to this Section shall have the following terms and conditions: (1) a term of ten (10) years from the date of grant; (2) vesting at the rate of twenty-five percent (25%) per year of continuous service as a Non-Employee Director as of each anniversary of the grant date; (3) the exercise price shall be the fair market value of a share of Common Stock on the date of grant; (4) after termination, each option shall continue to vest during such post-termination period and shall be exercisable to the extent vested (a) for the balance of the term of the option, if the Non-Employee Director retires from service on the Board after attaining age 55 and completing five years of service or ceases to serve on the Board due to a disability, as defined in the long-term disability plan maintained by the Company for its employees; (b) for twelve (12) months if the termination was the result of the death of the Optionee or (c) immediately upon termination, if the termination was the result of resignation (other than due to retirement) or dismissal; and (5) the exercise price may be paid in cash, in shares of Common Stock having a fair market value equal to the exercise price, by the withholding of whole shares of Common Stock which would otherwise be delivered having an aggregate fair market value, determined as of the date of exercise, equal to the exercise price, in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, or a combination of any of such methods.
V.   Stock Appreciation Rights
      5.1     Grants. The Committee may in its discretion provide that a Participant shall receive rights entitling such Participant to receive cash or shares of Common Stock having a fair market value equal to the appreciation in fair market value of a stated number of shares of Common Stock from the date of grant, or in the case of rights granted in tandem with or by reference to a stock option granted simultaneously with or prior to the grant of such rights, from the date of grant of the related stock option to the date of exercise.
      5.2     Terms of Grant. Such rights may be granted in tandem with or with reference to a related stock option, in which event the grantee may elect to exercise either the option or the right (as to the same shares of Common Stock subject to the option and the right), or the right may be granted independently of a stock option. The right shall be exercisable not more than ten years after the date of grant. The per share base price of a stock appreciation right shall be not less than 100% of the fair market value of a share of Common Stock at the time the right is granted. Stock appreciation rights may be exercised during the holder’s continued employment with the Company, and during a period following the termination of such employment as the Committee may determine and set forth in the applicable Program or award agreement, but in no event after the date on which the right expires, provided that if the holder is also a member of the Board of Directors, the stock appreciation right may, if the terms of the grant so provide, be exercised following termination of employment during such period as the holder shall continue to serve as a member of the Board of Directors, or for such longer period thereafter as the Committee may determine and set forth in the applicable Program or award agreement, but in no event after the date on which such stock appreciation right expires. Prior to the exercise of a stock appreciation right, the holder shall have no rights as a stockholder with respect to the shares subject to such right, including the right to receive dividends or dividend equivalents. No stock appreciation right hereunder shall be transferable other than by will or the laws of descent and distribution, pursuant to beneficiary designation procedures approved by the Company, pursuant to a distribution duly ordered by a court of competent jurisdiction in connection with a divorce or dissolution proceeding or, with the approval of the Company, to a Permitted Transferee, as defined in Section 4.2.
      5.3     Payment on Exercise. Upon the exercise of a right, the grantee shall be paid the excess of the then fair market value of the number of shares to which the right relates over the exercise price of the right or of the related stock option, as the case may be. Such excess shall be paid in cash or in shares of Common Stock having a fair market value equal to such excess, or a combination thereof, as the Committee shall determine and set forth in the applicable Program or award agreement.
VI.  Performance Units
      The Committee may in its discretion provide that a Participant shall receive performance units, subject to such terms and conditions as the Committee in its discretion shall determine. The Committee shall establish a dollar value for each performance unit, the performance goals to be attained in respect of the performance unit, the various percentages of performance unit value to be paid out upon the attainment, in whole or in part, of the performance goals and such other performance unit terms, conditions and restrictions, as the Committee shall deem appropriate. As soon as practicable after the termination of the performance period, the Committee shall determine the payment, if any, which is due on the performance unit in accordance with the terms thereof. The Committee shall determine, among other things, whether the payment shall be made in the form of cash or shares of Common Stock, or a combination thereof.

VII. Incentive Compensation Awards
      7.1     Annual Incentive Pool.
      (a) Eligibility; Allocation of Incentive Pool. Not later than 90 days after the beginning of each calendar year, the Committee may designate Participants who shall be eligible to participate in an incentive pool equal to 2% of the Company’s consolidated operating earnings for such calendar year, and allocate the maximum percentage of such incentive pool that may be payable to each such Participant. In no event may the incentive pool percentage allocated to any one participant exceed 30% of the aggregate incentive pool. Consolidated operating earnings shall mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles. To the extent permitted by Section 162(m), equitable adjustments may be made by the Committee to the Company’s consolidated operating earnings to reflect extraordinary items or events such as (1) profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company during the calendar year, (3) all items of gain, loss or expense for the period related to restructuring charges for the Company, (4) all items of gain, loss or expense for the period determined to be extraordinary or unusual in nature or infrequent by occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for a period related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 and (6) such other items as may be prescribed by Section 162(m), and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.
      (b) Determination of Annual Incentive Awards. After the end of each calendar year, the Committee shall certify the amount of the incentive pool for such calendar year and calculate the maximum amount of each Participant’s allocable portion of the incentive pool, based upon the percentage established at the beginning of the calendar year. The Committee then shall determine the Participant’s actual incentive award by adjusting the maximum amount of the Participant’s allocable portion of the incentive pool in its sole discretion; provided, however, that in no event may the portion of the incentive pool allocated to a Participant who is subject to Section 162(m) be increased in any way, including as a result of the reduction of any other Participant’s allocated portion. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment under any award that would otherwise be made to any Participant or to decide that no payment shall be made. Except to the extent a Participant elects to defer the receipt of an incentive award pursuant to the terms of an applicable Program, such incentive award shall be paid to such Participant within 60 days after the amount of such award is determined.
      7.2     Adoption of Other Annual and Long-Term Incentive Programs. In addition to the annual bonus pool established pursuant to Section 7.1, the Committee in its discretion may establish other annual and long-term incentive compensation programs pursuant to which incentive compensation awards may be granted to selected Participants, subject to such terms and conditions as the Committee in its discretion shall determine.
VIII. Section 162(m) Awards
      8.1     Performance Based Awards. The Committee shall determine the amount of each stock award, share unit award, performance unit award, annual or long-term incentive compensation award, or other performance-based award, and shall specify with respect thereto Performance Goals (as defined in Section 8.2 below) and a performance period during which such Performance Goals are required to be achieved. Any award that is conditioned on the achievement of performance goals that are not defined as Performance Goals in Section 8.2 shall be bifurcated into separate awards so that the awards subject to this Article VIII shall be conditioned solely on the achievement of Performance Goals. Unless otherwise provided by the Committee in connection with either a specified termination of employment or the occurrence of a Change in Control (as defined in Section 10.2 hereof), payment in respect of awards granted pursuant to this Article VIII shall be made only if and to the extent the Performance Goals with respect to such performance period are attained. Performance Goals may include a level of performance below which no payment shall be made and levels of performance at which specified percentages (which may be greater than 100%) of the award shall be paid or credited.
      8.2     Performance Goals and Performance Periods. The Performance Goals underlying the awards granted pursuant to this Article VIII shall be the performance goals established by the Committee, which must be met during the applicable performance period as a condition of the Participant’s receipt of payment (or, in the case of stock awards, the lapse of restrictions) with respect to an award, and which are based on the attainment of thresholds with respect to one or more of the following objective business criteria: earnings per share, return on equity, pre-tax profit, post-tax profit, consolidated operating earnings, consolidated net income, stock price, market share, sales, unit sales volume, return on assets, return on invested capital, cash flow, discounted cash flow, economic value added, costs, production, unit production volume and total shareholder return. To the extent permitted by Section 162(m), equitable adjustments may be made by the Committee to any award(s) relating to any performance period affected by extraordinary items or events such as (1) profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the Performance Goal is established, (3) all items of gain, loss or expense for the period related to restructuring charges for the Company, (4) all items of gain, loss or expense for the period determined to be extraordinary or unusual in nature or infrequent by occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for a period related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30, and (6) such other items as may be prescribed by Section 162(m), and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.
      With respect to annual incentive compensation awards, the performance period shall mean each calendar year, or, if different, each plan year. With respect to long-term incentive compensation awards, the performance period shall mean the period of consecutive plan years or such other period (which in no case may be less than one plan year) as may be determined by the Committee.
      8.3     Maximum Limitation on Section 162(m) Awards (Other than Stock Options, Stock Appreciation Rights and Annual Incentive Pool Awards). During the term of the Plan, no Participant can receive performance based stock awards relating to shares of Common Stock that in the aggregate exceed 500,000 shares of Common Stock, as adjusted pursuant to the terms hereof. Further, with respect to all awards granted pursuant to this Article VIII that are not annual incentive pool awards, stock options, stock appreciation rights or stock awards, in no event shall payment be made with respect to such awards in any one-year period in an amount that exceeds the lesser of 400% of such Participant’s annual rate of base salary as in effect as of the first day of the applicable calendar year, without regard to any optional or mandatory deferral of base salary pursuant to any salary deferral arrangement, and $8,000,000.
      8.4     Time and Form of Payment. Amounts in respect of awards granted under this Article VIII shall be paid after the end of the applicable performance period, at such time as the Committee shall determine. Unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee. Payments shall be made either in cash, in Common Stock, in such other form as determined by the Committee or in a combination of the foregoing, as determined by the Committee.
      With respect to all employees who are Covered Employees (as defined in Section 162(m)), the foregoing provisions shall apply to the extent necessary for the awards granted pursuant to this Article VIII to satisfy the applicable requirements of Section 162(m).
IX.  Loans
      The Committee may, in its discretion and solely to the extent permitted by applicable law, authorize loans by the Company to Participants in connection with the grant of stock awards, other awards hereunder or the exercise of options. The loans shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose from time to time. Every loan shall meet all applicable laws, regulations and rules of the Securities and Exchange Commission, the Internal Revenue Service, the Federal Reserve Board and any other governmental agency having jurisdiction.
X.   Miscellaneous
      10.1     Withholding. In addition to any other withholding provisions set forth in Section 4.2 hereof, the Company or a corporation or other form of business association of which shares (or other ownership interests) having 50% or more of the voting power are owned or controlled directly or indirectly, by the Company (an “Associated Company”) may make such provisions as it may deem appropriate for the withholding of any taxes that the Company or Associated Company determines are required to be withheld in connection with any award or distribution hereunder, including permitting Participants to authorize the Company to withhold shares of Common Stock earned with respect to any grant or award, provided that such withholding shall not exceed the minimum amount of tax required to be withheld.
      10.2     Change in Control. For purposes of the Plan and the Programs, a “Change in Control” shall be deemed to have occurred:

(a) if and when any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in a transaction or series of transactions, is or becomes a beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired by an employee benefit plan of the Company or any subsidiary thereof, or any trustee or other fiduciary holding securities under any such employee benefit plan), representing 5% or more of the combined voting power of the Company’s then outstanding securities and there is outstanding an exchange or tender offer for securities of the Company (other than any such exchange or tender offer by the Company or by members of the Wrigley and Hagenah families); or

(b) if any “person” (as above-referenced but excluding members of the Wrigley and Hagenah families) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such person any securities acquired by an employee benefit plan of the Company or any subsidiary thereof or any trustee or other fiduciary holding securities under any such employee benefit plan).

      10.3     No Repricing. Notwithstanding anything in this Plan to the contrary and subject to Section 1.7, the Committee will not amend or replace any previously granted option or stock appreciation right in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange without the approval of the stockholders of the Company.
      10.4     Certain Provisions Relating to Participation. No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants.
      Except as otherwise required by applicable law, no rights under the Plan or Programs, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature, except that, under such rules and regulations as the Company may establish, a Participant may designate a beneficiary to receive, in the event of death, any amount that would otherwise have been payable to the Participant or that may become payable on account of or following his or her death except that, if any amount shall become payable to the executor or administrator of the Participant, such executor or administrator may transfer the right to the payment of any such amount to the person, persons or entity (including a trust) entitled thereto under the will of the Participant or, in case of intestacy, under the laws relating to intestacy.

      By accepting any benefits under the Plan or Programs, each Participant and each person claiming under or through a Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of and consent to any action or decision taken or made or to be taken or made under the Plan or Program, as the case may be, by the Committee, the Company or the Board of Directors.
      Subject to any applicable forfeiture provisions provided in the Programs, each Participant shall have a vested, unconditional and nonforfeitable right to receive a distribution or distributions of the amount credited to such Participant’s respective accounts, but only at, and not until, the time or times and only in the manner provided for in the Plan or applicable Programs. However, no funds, securities or other property of any nature shall be segregated or earmarked for any current or former Participant, beneficiary or other person. Accordingly, no current or former Participant, beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in an account in any fund or specific sum of money, in any asset or in any shares of stock that may be acquired by the Company in respect of its obligations hereunder, the sole right of the Participant being to receive distributions, as set forth in the Plan or Programs, as a general creditor of the Company with an unsecured claim against the Company’s general assets.
      The Plan and Programs shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns and the Participants and their heirs, administrators and personal representatives.
      10.5     Governing Law. The Plan and Programs shall be construed in accordance with and governed by the laws of the State of Delaware.
XI.  Interpretation
      The Plan and the Programs hereunder are designed and, to the extent determined by the Committee, in its discretion, intended to comply with Rule 16b-3, Section 162(m) and Section 409A of the Code, in each case, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.

Appendix D
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
WM. WRIGLEY JR. COMPANY
      WM. WRIGLEY JR. COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that the amendment set forth below to the Company’s Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:
      Article Fourth, paragraph 1. is amended to read in its entirety as follows:
      1. AUTHORIZED SHARES. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one billion three hundred twenty million (1,320,000,000), consisting of one billion (1,000,000,000) shares of Common Stock (“Common Stock”), three hundred million (300,000,000) shares of Class B Common Stock (“Class B Common Stock”) and twenty million (20,000,000) shares of Preferred Stock (“Preferred Stock”), all of which shall be without par value.
      All other provisions of Article Fourth will remain unchanged.
      IN WITNESS WHEREOF, the WM. WRIGLEY JR. COMPANY has caused this Certificate to be signed by its duly authorized officer and duly attested, this 22nd day of March 2005.

WM. WRIGLEY JR. COMPANY

By:	/s/ Howard Malovany

Howard Malovany

Vice President, Secretary and

General Counsel

Wm. WRIGLEY Jr. Company
Restated Certificate of Incorporation
[as proposed to be amended with respect to
Article FOURTH, Subdivisions 2(c) and 2(d)(8).]
RESTATED CERTIFICATE OF INCORPORATION
OF
WM. WRIGLEY JR. COMPANY
      FIRST.     The name of the corporation (hereinafter, the “Corporation”) is
WM. WRIGLEY JR. COMPANY
      SECOND.     The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
      THIRD.     The nature of the business or objects or purposes to be conducted by the Corporation are:

(a) to manufacture, purchase or otherwise acquire, invest in, or mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and with goods, wares, merchandise and property of every class and description, including, but not limited to, the manufacture and sale of chewing gum, confectionery, food products and related products; and

(b) to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
      FOURTH.     1. AUTHORIZED SHARES. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is five hundred million (500,000,000), consisting of four hundred million (400,000,000) shares of Common Stock (“Common Stock”), eighty million (80,000,000) shares of Class B Common Stock (“Class B Common Stock”) and twenty million (20,000,000) shares of Preferred Stock (“Preferred Stock”), all of which shall be without par value.
      2. COMMON STOCK AND CLASS B COMMON STOCK.

(a) The powers, preferences and rights of the Common Stock and Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Restated Certificate of Incorporation.

(b) (1) At each annual or special meeting of stockholders, each holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his, her or its name on the stock transfer records of the Corporation and each holder of Class B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Stock standing in his, her or its name on the stock transfer records of the Corporation. Except as set forth herein, all actions submitted to a vote of stockholders shall be voted on by the holders of Common Stock and Class B Common Stock (as well as the holders of any series of Preferred Stock, if any, entitled to vote thereon) voting together as a single class.

(2) In addition to any other votes which may be required pursuant to this Restated Certificate of Incorporation, Delaware law or otherwise, the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock (including shares of any series of Preferred Stock, if any, entitled to vote thereon) and Class B Common Stock, each voting separately as a class, shall be required to authorize: (i) any substantive amendment to Section 3.13 of the Bylaws (or any successor section) or (ii) any amendment to this subdivision (b)(2) or subdivision (b)(4) of this Restated Certificate of Incorporation.

(3) The holders of Common Stock and Class B Common Stock shall each be entitled to vote separately as a class with respect to (i) other amendments to this Restated Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective class of stock so as to affect them adversely, including proposals to change the number of authorized shares of their respective class of stock, (ii) amendments to this Restated Certificate of Incorporation authorizing additional shares of Common Stock or Class B Common Stock, and (iii) such other matters as may require class votes under the General Corporation Law of the State of Delaware. The holders of Common Stock and Class B Common Stock shall also be entitled to each vote separately as a class upon any proposal to issue authorized but unissued shares of Class B Common Stock, except for shares issued in connection with stock splits, stock dividends or similar distributions.

(4) In addition to any other votes which may be required pursuant to this Restated Certificate of Incorporation, Delaware law or otherwise, so long as any shares of Class B Common Stock are outstanding, the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock (including shares of any series of Preferred Stock, if any, entitled to vote thereon) and Class B Common Stock, each voting separately as a class, shall be required to authorize:

(A) any merger or consolidation of the Corporation with or into any other corporation;

(B)	any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other person; or

(C) any dissolution of the Corporation;

provided that the foregoing shall not apply to any merger or other transaction described in the preceding sub paragraphs (A) and (B) if the other party to the merger or other transaction is a Subsidiary of the Corporation.

For purposes of this subdivision (b)(4), a “Subsidiary” is any corporation more than 50% of the voting securities of which are owned directly or indirectly by the Corporation; and a “person” is any individual, partnership, corporation or entity.

(c) If and when dividends on the Common Stock and Class B Common Stock are declared payable from time to time by the Board of Directors as provided in subdivision (i), whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per-share basis, in such dividends, except that, if dividends are declared that are payable in shares of Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of stock and the dividends payable in shares of Common Stock shall be payable to holders of that class of stock and the dividends payable in shares of Class B Common Stock shall be payable to holders of that class of stock; provided, however, that the Board of Directors shall be permitted to pay a dividend, not later than December 31, 2006, of one share of Class B Common Stock for every four shares of Common Stock and one share of Class B Common Stock for every four shares of Class B Common Stock then outstanding. If the Corporation shall in any manner subdivide or combine the outstanding shares of Common Stock or Class B Common Stock, the outstanding shares of the other such class of stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Common Stock or Class B Common Stock, as the case may be, have been subdivided or combined.

(d) (1) The holder of each outstanding share of Class B Common Stock shall have the right at any time, or from time to time, at such holder’s option, to convert such share into one fully paid and nonassessable share of Common Stock, on and subject to the terms and conditions hereinafter set forth.

(2) In order to exercise his, her or its conversion privilege, the holder of any shares of Class B Common Stock to be converted shall present and surrender the certificate representing such shares during usual business hours at any office or agency of the Corporation maintained for the transfer of Class B Common Stock and shall deliver a written notice of the election of the holder to convert the shares represented by such certificate or any portion thereof specified in such notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or his, her or its duly authorized representative. Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the date (the “conversion date”) on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable on such conversion shall be deemed to have become immediately prior to the close of business on the conversion date the holder or holders of record of the shares of Common Stock represented thereby.

(3) As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Class B Common Stock, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Common Stock issuable upon such conversion. In case any certificate for shares of Class B Common Stock shall be surrendered for conversion of a part only of the shares represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate, which are not being converted. The issuance of certificates for shares of Common Stock issuable upon the conversion of shares of Class B Common Stock shall be made without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(4) Upon any conversion of shares of Class B Common Stock into shares of Common Stock pursuant hereto, no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as may be declared and may be payable to holders of record of shares of Class B Common Stock on a date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Common Stock issued upon such conversion as may be declared and may be payable to holders of record of shares of Common Stock on or after such conversion date.

(5) In case of any consolidation or merger of the Corporation as a result of which the holders of Common Stock shall be entitled to receive stock, other securities or other property with respect to or in exchange for Common Stock or in case of any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, a holder of a share of Class B Common Stock shall have the right thereafter, so long as the conversion right hereunder shall exist, to convert such share into the kind and amount of shares of stock and other securities and properties receivable upon such consolidation, merger, sale or conveyances by a holder of one share of Common Stock and shall have no other conversion rights with regard to such share. The provisions of this subparagraph (5) shall similarly apply to successive consolidations, mergers, sales or conveyances.

(6) All shares of Class B Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate, except only the right of the holders thereof, subject to the provisions of subparagraph (3) of this subdivision (d), to receive shares of Common Stock in exchange therefor.

(7) Such number of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Class B Common Stock.

(8) At any time when the aggregate number of outstanding shares of Class B Common Stock beneficially owned by the holders of Class B Common Stock, as reflected on the stock transfer records of the Corporation, falls below twelve percent (12%) of the aggregate number of the then outstanding shares of Common Stock and Class B Common Stock, each share of Class B Common Stock shall convert into one fully paid and non-assessable share of Common Stock on the 18 month anniversary of such time (or, if such 18 month anniversary is a day other than a business day, then such conversion shall occur on the next business day), unless prior to such conversion time the Board of Directors, based upon a recommendation of a committee of the Board of Directors comprised of not less than three directors, all of whom shall be independent directors of the Board of Directors, makes a determination (the “Board Determination”) that the Class B Common Stock shall not so convert, in which case the Class B Common Stock (i) shall not so convert pursuant to this subdivision (d)(8) on such 18 month anniversary and (ii) shall so convert pursuant to this subdivision (d)(8) only at such time and/or under such circumstances (which may, if so provided in the Board Determination, include a subsequent determination to be made based upon a recommendation by a committee of the Board of Directors comprised of not less than three independent directors on the Board of Directors) as shall be specified in the Board Determination. The Corporation shall promptly make a public announcement of any Board Determination. For purposes of the preceding sentence, the total number of shares of Common Stock and Class B Common Stock “outstanding” at any time shall not include any shares of Common Stock which, after April 1, 1986, are (a) issued in exchange for the assets or stock of other entities (including pursuant to a merger or other business combination), (b) sold by the Corporation for value, (c) issued upon conversion of convertible securities issued in exchange for the assets or stock of other entities or sold by the Corporation for value, or (d) issued as a stock split or dividend with respect to shares issued or sold pursuant to clause (a), (b) or (c) above. For purposes of the first sentence of this subdivision (d)(8), any shares of Common Stock repurchased by the Corporation shall no longer be deemed “outstanding” from and after the date of repurchase.

(9) In the event of any conversion of the Class B Common Stock pursuant to subdivision (d)(8), certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent a like number of shares of Common Stock. Immediately upon such conversion, the rights of the holders of shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Common Stock issuable upon such conversion.

(e) (1) No person or persons holding shares of Class B Common Stock (hereinafter called a “Class B Holder”) may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee of such Class B Holder, which term shall have the following meanings:

(i) In the case of a Class B Holder who is a natural person and the holder of record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means (A) the spouse of such Class B Holder, (B) a lineal descendant of a great grandparent of such Class B Holder or a spouse of any such lineal descendant, (C) the guardian or conservator of a Class B Holder who has been adjudged disabled by a court of competent jurisdiction, (D) the executor or administrator of the estate of a deceased Class B Holder, (E) a trustee of a trust (including a voting trust) for the benefit of one or more Class B Holder, other lineal descendants of a great grandparent of such Class B Holder, the spouse of such Class B Holder, the spouses of such other lineal descendants and an organization, contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter called a “Charitable Organization”), and for the benefit of no other person, provided that such trust may grant a general or special power of appointment to the spouse of such Class B Holder, any lineal descendant of such Class B Holder or the spouse of any such lineal descendant, and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such Class B Holder payable by reason of the death of such Class B Holder and provided that such trust prohibits transfer of shares of Class B Common Stock to persons other than Permitted Transferees, as defined in clause (ii) below, (F) a Charitable Organization established by such Class B Holder, such Class B Holder’s spouse, a lineal descendant of a great grandparent of such Class B Holder, a spouse of any such lineal descendant, the Corporation or employees or former employees of the Corporation, and (G) a corporation all the outstanding capital stock of which is owned by, or a partnership all the partners of which are one or more of such Class B Holders, other lineal descendants of a great grandparent of such Class B Holder or a spouse of any such lineal descendant, and the spouse of such Class B Holder, provided that if any share of capital stock of such a corporation (or of any survivor of a merger or consolidation of such a corporation), or any partnership interest in such a partnership, is acquired by any person who is not within such class of persons, all shares of Class B Common Stock then held by such corporation or partnership, as the case may be, shall be deemed without further act to be converted into shares of Common Stock, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

(ii) In the case of a Class B Holder holding the shares of Class B Common Stock subject to said proposed transfer as trustee pursuant to a trust other than a trust described in clause (iii) below, “Permitted Transferee” means (A) any successor trustee or trustees of such trusts; (B) the person who established such trust; and (C) a Permitted Transferee of such person determined pursuant to clause (i) above.

(iii) In the case of a Class B Holder holding the shares of Class B Common Stock subject to said proposed transfer as trustee pursuant to a trust which was irrevocable on the Record Date (a “Transferor Trust”), “Permitted Transferee” means

(A) any successor trustee or trustees of such Transferor Trust;

(B)	any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such Transferor Trust whether by power of appointment or otherwise;

(C)	any lineal descendant of a great grandparent of either the creator of such Transferor Trust or the spouse of such creator and the spouse of any such lineal descendant; or

(D)	the trustee of another trust which was irrevocable on the Record Date and to which Class B Common Stock was also first distributed by the Corporation (a “Transferee Trust”), provided that either the creator of the Transferor Trust or the spouse of such creator shares a common great grandparent with the creator of the Transferee Trust or the spouse of the creator of such Transferee Trust.

(iv) In the case of a Class B Holder who is the record (but not beneficial) owner of the shares of Class B Common Stock subject to said proposed transfer as nominee for the person who was the beneficial owner thereof on the Record Date, “Permitted Transferee”

means such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant to clause (i), (ii), (iii), (v) or (vi) hereof, as the case may be.

(v) In the case of a Class B Holder which is a partnership and the holder of record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means any partner of such partnership or any “Permitted Transferee” of such partner determined pursuant to clause (i), (ii), (iii), (iv) or (vi) hereof, as the case may be.

(vi) In the case of a Class B Holder which is a corporation (other than a Charitable Organization described in subclause (F) of clause (i) above) and the holder of record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means any stockholder of such corporation receiving shares of Class B Common Stock through a dividend or through a distribution made upon liquidation of such corporation and the survivor of a merger or consolidation of such corporation or any “Permitted Transferee” of such stockholder determined pursuant to clause (i), (ii), (iii), (iv) or (v) hereof, as the case may be.

(vii) In the case of a Class B Holder who is the executor or administrator of the estate of a deceased Class B Holder, guardian or conservator of the estate of a disabled Class B Holder or who is a trustee of the estate of a bankrupt or insolvent Class B Holder, and provided such deceased, disabled, bankrupt or insolvent Class B Holder, as the case may be, was the record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means a Permitted Transferee of such deceased, disabled, bankrupt or insolvent Class B Holder as determined pursuant to clauses (i), (v), or (vi) above, as the case may be.

(viii) In the case of a Class B Holder which is an employee benefit plan of the Corporation, “Permitted Transferee” shall include any participant of such plan or Permitted Transferee of such Participant as defined herein, receiving shares of Class B Common Stock in accordance with the terms of such plan.

(ix) In the case of a Class B Holder which is a Charitable Organization described in subclause (E) of clause (i) above and the holder of record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means any lineal descendant of a great grandparent of the creator of such Charitable Organization or such creator’s spouse.

(2) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this subdivision (e). In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

(3) For purposes of this subdivision (e):

(i) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

(ii) Each joint owner of shares of Class B Common Stock shall be considered a Class B Holder of such shares.

(iii) A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

(iv) Unless otherwise specified, the term “person” means both natural persons and legal entities.

(v) The “Record Date” is the date for determining the persons to whom the Class B Common Stock is first distributed by the Corporation.

(4) Any purported transfer of shares of Class B Common Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Class B Common Stock into shares of Common Stock, effective on the date of such purported transfer. The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee.

(f) (1) Shares of Class B Common Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereafter defined) and not in “street” or “nominee” names; provided, however, certificates representing shares of Class B Common Stock issued as a stock dividend on the Corporation’s then outstanding Common Stock may be registered in the same name and manner as the certificates representing the shares of Common Stock with respect to which the shares of Class B Common Stock were issued; and, provided further, however, that any certificates representing shares of Class B Common Stock originally issued in “nominee” name may be transferred and reissued in the name of another “nominee” so long as the beneficial owner of the shares represented by such certificates does not change as a result of such transfer. For the purposes of subdivision (d) and this subdivision (f), the term “beneficial owner(s)” of any shares of Class B Common Stock shall mean the person or persons who possess the power to vote or dispose, or to direct the voting or disposition, of such shares; and “beneficially owned” shares shall refer to shares held by a beneficial owner.

(2) The Corporation shall note on the certificates representing the shares of Class B Common Stock that there are restrictions on transfer and registration of transfer imposed by subdivision (e) and this subdivision (f).

(g) Except as otherwise provided in subdivisions (b) and (c) above and except for shares of Class B Common Stock issued in connection with stock splits, stock dividends and other similar distributions, the Corporation shall not issue additional shares of Class B Common Stock after April 1, 1986. All shares of Class B Common Stock surrendered for conversion shall resume the status of authorized but unissued shares of Class B Common Stock.

(h) The Common Stock and Class B Common Stock are subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as may be stated herein and as shall be stated and expressed in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly granted to and vested in it by the provisions of this Article FOURTH.

(i) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and paid or set aside in funds for this purpose, and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, dividends may be declared and paid to the holders of Common Stock and Class B Common Stock in cash, property, or other securities of the Corporation out of any net profits or net assets of the Corporation legally available therefor.

(j) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders, if any, of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock and Class B Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

(k) Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the holders of Common Stock and Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock and Class B Common Stock being entitled to vote as provided in subdivision (b).
      3. DESIGNATIONS, ETC. OF PREFERRED STOCK.

(a) Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such series from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors.

(b) Each series of Preferred Stock

(i) may have such number of shares;

(ii) may have such voting powers, full or limited, or may be without voting powers;

(iii) may be subject to redemption at such time or times and at such prices;

(iv) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(v) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(vi) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

(vii) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(viii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

(ix) may have such other relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof;
all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

(c) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

(d) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical; and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the Board of Directors authorizing the issuance of such shares. The affirmative vote of the holders of at least two-thirds of the number at the time outstanding of all shares of Preferred Stock affected, given in person or by proxy either in writing or at a meeting at which the holders of all shares of Preferred Stock affected shall vote separately as one class, shall be necessary before the Board of Directors may by resolution create, define and authorize the issuance of one or more series of Preferred Stock entitled to preference over one or more other series of Preferred Stock (as well as over the Common Stock and the Class B Common Stock) with regard to (i) the payment of dividends, (ii) the distribution of assets in the case of the liquidation or dissolution of the Corporation, or (iii) any combination of such preferential rights.

(e) The rights, powers, designations, preferences and qualifications of the Series A Junior Participating Preferred Stock are set forth in its Certificate of Designations, Preferences and Rights, which is attached as Exhibit A.

      FIFTH.     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a) To make, alter or repeal the Bylaws of the Corporation.

(b) To fix and determine, and to vary the amount of, the working capital of the Corporation, and to determine the use or investment of any assets of the Corporation, to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves.

(c) To authorize the purchase or other acquisition of shares of stock of the Corporation or any of its bonds, debentures, notes, scrip, warrants or other securities or evidences of indebtedness.

(d) Except as otherwise provided by law, to determine the places within or without the State of Delaware, where any or all of the books of the Corporation shall be kept.

(e) To authorize the sale, lease or other disposition of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.

(f) To authorize the borrowing of money, the issuance of bonds, debentures and other obligations or evidences of indebtedness of the Corporation, secured or unsecured, and the inclusion of provisions as to redeemability and convertibility into shares of stock of the Corporation or otherwise; and the mortgaging or pledging, as security for money borrowed or bonds, notes, debentures or other obligations issued by the Corporation, of any property of the Corporation, real or personal, then owned or thereafter acquired by the Corporation.
      In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Restated Certificate of Incorporation and of the Bylaws of the Corporation.
      Subject to any limitation in the Bylaws, the members of the Board of Directors shall be entitled to reasonable fees, salaries or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.
      Any director may be removed for cause by the vote of the holders of a majority of the stock then entitled to vote or by the vote of a majority of the total number of directors authorized by the Board of Directors for election at the preceding annual meeting of the stockholders.
      SIXTH.     No holder of stock of the Corporation shall be entitled as of right to purchase or subscribe for any part of the unissued stock of the Corporation, or any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation, or bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, or any stock of the Corporation purchased or otherwise acquired by the Corporation.

      SEVENTH.     No contract or transaction between this Corporation and one or more of its directors and officers, or between this Corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers of this Corporation are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(a) The material facts as to his interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested director or directors; or

(b) The material facts as to his interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

      Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
      EIGHTH.     The affirmative vote or consent of the holders of at least 66 2/3% of all the outstanding shares of stock of the Corporation of each class entitled to vote in elections of directors (considered for the purposes of this Article EIGHTH as one class) shall be required (a) for a merger or consolidation with or into any other corporation, or (b) for any sale, lease or exchange of all or substantially all of the property and assets of the Corporation to any other corporation, person or other entity. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of the Corporation otherwise required by law. The provisions of this Article EIGHTH shall not apply in the case of any transaction described above with another corporation of which at least 51% of the outstanding shares of each class of voting stock is owned by this Corporation. Notwithstanding any other provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, this Restated Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least 66 2/3% of all the outstanding shares of stock of the Corporation of each class entitled to vote in elections of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article EIGHTH of the Restated Certificate of Incorporation of the Corporation.
      NINTH.     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing of such holders. At any annual meeting or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the Bylaws of the Corporation. Notwithstanding any other provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, this Restated Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least 66 2/3% of all the outstanding shares of stock of the Corporation of each class entitled to vote in elections of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article NINTH of the Restated Certificate of Incorporation of the Corporation.
      TENTH.     Special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time by a majority of the whole Board of Directors, the chairman of the Board of Directors or the president of the Corporation and shall be called by the president or the secretary of the Corporation upon the written request of the holders of 66 2/3% or more of all the outstanding shares of stock of the corporation of each class entitled to vote in elections of directors (considered for purposes of this Article TENTH as one class) as of the date of such request. Notwithstanding any other provision of this Restated Certificate of Incorporation or by Bylaws of the Corporation (and in addition to any other vote that may be required by law, this Restated Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least 66 2/3% of all the outstanding shares of stock of the Corporation of each class entitled to vote in elections of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article TENTH of the Restated Certificate of Incorporation.
      ELEVENTH.     1. ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
      2. INDEMNIFICATION AND INSURANCE.

(a) The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2(a) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation shall have the express authority to enter into such agreements as the Board of Directors deems appropriate for the indemnification of directors and officers of the Corporation. Such agreements may contain provisions relating to, among other things, the advancement of expenses, a person’s right to bring suit against the Corporation to enforce his or her right to indemnification, the establishment of a trust to assure the availability of funds to satisfy the Corporation’s indemnification obligations to such person and other matters as the Board of Directors deems appropriate or advisable.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Section 2(a) to directors and officers of the Corporation.

(b) The rights to indemnification and to the advancement of expenses conferred in Section 2(a) shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

(c) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
      3. REPEAL OR MODIFICATION. Any repeal or modification of this Article ELEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing pursuant to this Article ELEVENTH at the time of such repeal or modification.

      TWELFTH.     NUMBER OF DIRECTORS. The Board of Directors shall consist of not less than three (3) nor more than eleven (11), the exact number to be set as provided herein. Until increased or decreased as provided herein, the Board of Directors shall consist of nine (9) members. The Board of Directors is authorized to increase or decrease the size of the Board of Directors (within the range specified above) at any time by the affirmative vote of two-thirds of the directors then in office. Notwithstanding any other provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, this Restated Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least 66 2/3% of all the outstanding shares of stock of the Corporation of each class entitled to vote in elections of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article TWELFTH of the Restated Certificate of Incorporation of the Corporation.
      THIRTEENTH.     CLASSIFIED BOARD.

(a) The Board of Directors shall be divided into three classes: Class I Directors, Class II Directors and Class III Directors. Each class of directors shall be nearly equal in number of directors as possible. Each director shall serve for a term ending at the third annual shareholders’ meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected as Class I Directors shall serve for term ending at the annual meeting to be held in the year following the first election of directors by classes, the directors first elected as Class II Directors shall serve for a term ending at the annual meeting to be held in the second year following the first election of directors by classes and the directors first elected as Class III Directors shall serve for a term ending at the annual meeting to be held in the third year following the first election of directors by classes. Notwithstanding the foregoing, each director shall serve until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Unless otherwise required by applicable law, at each succeeding annual meeting of the shareholders’ of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting.

(b) At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expire as directorships of another class in order more nearly to achieve equality in the number of directors among the classes. When the Board of Directors fills a vacancy resulting from the death, resignation or removal of a director, the director chosen to fill that vacancy shall be of the same class as the director he or she succeeds, unless, by reason of any previous changes in the authorized number of directors, the Board of Directors shall designate the vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among the classes. The terms of any director elected by the Board of Directors to fill a vacancy will expire at the next shareholders meeting at which directors are elected, despite the class such director has been elected to fill.

(c) Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, upon any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member, until the expiration of his or her current term or his or her earlier death, resignation or removal.

(d) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(e) Notwithstanding any other provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, this

Restated Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least 66 2/3% of all the outstanding shares of stock of the Corporation of each class entitled to vote in elections of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article THIRTEENTH of the Restated Certificate of Incorporation of the Corporation.

* * * * *
      IN WITNESS WHEREOF, said WM. WRIGLEY JR. COMPANY has caused this certificate to be signed by its duly authorized officers this 5th day of March, 2002.

By:	/s/ Howard Malovany

Howard Malovany

Vice President, Secretary and

General Counsel

EXHIBIT A
CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
WM. WRIGLEY JR. COMPANY
      Section 1.     Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be one million (1,000,000).
      Section 2.     Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the same date as the Company pays quarterly dividends on the Common Stock (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, no par value per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after June 6, 2001 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the

Exh. A-1

determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

      Section 3.     Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)(i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make

Exh. A-2

such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
      Section 4.     Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A

Exh. A-3

Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
      Section 5.     Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
      Section 6.     Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1,000 per share of Series A Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such

Exh. A-4

number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
      Section 7.     Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
      Section 8.     No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.
      Section 9.     Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
      Section 10.     Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, neither the Restated Certificate of Incorporation, as amended, of the Corporation nor this Certificate of Designation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Exh. A-5

      Section 11.     Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

Exh. A-6

Appendix E
Audit and Non-Audit Services Pre-Approval Policy
I.   Statement of Principles for Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public public accounting firm (independent auditor) in order to assure that the provision for such services does not impair the auditor’s independence. The independent auditor has reviewed this policy and believes that implementation of the Policy will not adversely affect the auditor’s independence.
II.  Services Pre-Approved by the Audit Committee

Exhibit A to this Policy describes the nature of the audit, audit-related and tax services that have the Audit Committee’s pre-approval. Exhibit B to this Policy describes those services that the Company’s independent auditors cannot perform as prohibited by the SEC.
III. Pre-Approval Policy

At its October meeting, the Audit Committee will review the services expected to be provided by the independent auditor to ensure that the provision of such services will not impair the auditor’s independence. The Audit Committee will pre-approve fee levels for the upcoming fiscal year for both audit and audit-related services. All tax compliance/planning projects and all other services not pre-approved as part of audit or audit related services will require specific pre-approval from the Audit Committee on an individual project basis. Approval for such services may be requested at the next Audit Committee meeting or, if earlier approval is necessary, it may be obtained in accordance with the Audit Committee’s delegation to the Audit Committee Chairman as described in item IV. Delegation below.
IV. Delegation

The Audit Committee will not delegate to management its responsibilities to pre-approve services performed by the independent auditor. However, the Audit Committee has delegated pre-approval authority to the Audit Committee Chairman for unplanned services that arise during the year. The Chairman has the authority to review and approve permissible services up to $250,000 per service provided that the aggregate amount of such services does not exceed $750,000. The Audit Committee Chairman must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
V.  Quarterly Reporting of Fee Information

By the 20th working day following each quarter-end, reporting units must submit to the Corporate Controller’s Department a summary of year-to-date fees paid to the independent auditor and the latest full-year estimate expected to be paid by the following categories:

•	Audit fees

•	Audit related fees

•	Tax compliance and planning

This reporting provides the Company with the basis for monitoring services provided by the independent auditors in accordance with the pre-approval policies above. Should the latest full-year estimates exceed pre-approval levels, this will be reported to the Audit Committee at the next scheduled meeting or earlier, if limits are expected to be exceeded before that time.

E-1

Exhibit A
Pre-Approved Audit, Audit-Related and Tax Services
Audit Services

•	Financial or statutory audits for the Company and its subsidiaries, including procedures to provide attestation as to the effectiveness of the Company’s internal controls

•	Timely quarterly reviews of the Company and its subsidiaries

•	Consultations related to accounting, financial reporting or disclosure matters, and

•	Services associated with:
        — SEC registration statements
        — Periodic reports and other documents filed with the SEC
        — Comfort letters and consents
Audit-related Services

•	Audits of employee benefit plans (including the Wrigley Retirement Plan, Wrigley Savings Plan, Voluntary Employee Benefits Association (VEBA) audit, Wrigley Canada, Inc. Retirement Income Plan)

•	Due diligence services pertaining to potential business acquisitions/dispositions

•	Internal control reviews

•	Other attestation services (including the Wm. Wrigley Jr. Company Foundation audit)
Tax Compliance and Planning

•	U.S. federal, state and local tax compliance and planning

•	International tax compliance and planning

•	U.S. federal, state or international transfer pricing advice or documentation, and

•	Expatriate tax services

Exhibit B
Prohibited Non-Audit Services by the Independent Auditor
      The Securities and Exchange Act of 1934 has been amended to prohibit the Company from engaging the independent auditor to perform the following types of services:

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services or fairness opinions

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions or human resources

•	Broker or dealer, investment adviser, or investment banking services

•	Legal services and expert services unrelated to the audit

•	Tax services to certain persons in a Financial Reporting Oversight Role (FROR) with the Company.

Directions to Chase Tower/ Chase Auditorium
Chase Auditorium is located in the Chase Tower Building, 10 South Dearborn which is bordered by Dearborn, Madison, Clark and Monroe Streets.
From the South:
Take I-80 to I-57 (which merges directly into the Dan Ryan Expressway, I-94 stay to your left). Take the Dan Ryan north into Chicago. Follow the signs for the Kennedy Expressway West. Proceed on the Kennedy to the Monroe Street exit. The exit will be on your right. Turn right (east) from the exit onto Monroe Street. Proceed (east) to Dearborn Street. Turn left (north) on Dearborn Street. The Chase Tower Building is located on the west (left) side of the street halfway between Monroe and Madison Streets.
From the Southwest:
Take the Stevenson Expressway, I-55 north. Follow the signs for the Kennedy Expressway, I-90, North-Wisconsin, the exit will be on your right. Proceed on the Kennedy to the Monroe Street exit. The exit will be on your right. Turn right (east) from the exit onto Monroe Street. Proceed (east) to Dearborn Street. Turn left (north) on Dearborn Street. The Chase Tower Building is located on the west (left) side of the street halfway between Monroe and Madison Streets.
From the North:
Take the Edens Expressway, I-94 to the Kennedy Expressway, 1-90 (south to Downtown Chicago). Proceed on the Kennedy to the Monroe Street exit. The exit will be on your right. Turn left (east) from the exit onto Monroe Street. Proceed (east) to Dearborn Street. Turn left (north) on Dearborn Street. The Chase Tower Building is located on the west (left) side of the street halfway between Monroe and Madison Streets.
From the West:
Take the Eisenhower Expressway, I-290 east to downtown Chicago. This becomes Congress Street in downtown Chicago. Stay in the left lanes and proceed (east) to Dearborn Street. Turn left (north) on Dearborn Street. The Chase Tower Building is located on the west (left) side of the street halfway between Monroe and Madison Streets.

Chase Tower/ Chase Auditorium
10 South Dearborn, Chicago, IL
Parking Locations
  Near Chase Tower/ Chase Auditorium

General Parking-
180 West Madison
Madison between LaSalle & Wells
201 West Madison
Madison between Wells & Franklin
181 W. Monroe
Monroe between LaSalle and Wells
55 East Monroe Street
Wabash-Adams-Monroe Parking
30 East Randolph
Wabash-Randolph Self Park	Standard Parking- 17 East Adams Adams-Wabash 181 North Dearborn Theatre District

Wm. WRIGLEY JR. COMPANY

C/O COMPUTERSHARE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone	(
Log on to the internet and go to http://www.eproxyvote.com/wwy		Call toll-free 1-877-PRX-VOTE (1-877-779-8683) If you are calling from outside the United States, you may call 1-201-536-8073.

If you vote over the Internet or by telephone, please do not mail in your card.

Your vote over the Internet or the telephone instructs the Trustee in the same manner as if you marked, signed, dated and returned your proxy card.

☒	Please mark votes as in this example.	6700

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, 4, 5 AND 6.

1.	Election of Class I Directors (Terms Expire in 2009)	The nominees are: 01 John Bard, 02 Howard Bernick, 03 Melinda Rich
			FOR	WITHHOLD
		FOR ALL NOMINEES	☐	☐	WITHHOLD FROM ALL NOMINEES

☐

For all nominee(s) except vote withheld from the above:

		FOR	AGAINST	ABSTAIN
2.	To Approve the Adoption of the Wm. Wrigley Jr. Company 2007 Management Incentive Plan	☐	☐	☐

To Amend Article FOURTH of the Restated Certificate of Incorporation as follows:

		FOR	AGAINST	ABSTAIN
3.	Authorize the one-time distribution of shares of Class B Common Stock as a dividend to holders of each class of Common Stock outstanding.	☐	☐	☐
4.	Increase the Class B Common Stock automatic conversion threshold from 10% to 12%.	☐	☐	☐
5.	Defer, and permit the Board of Directors to further defer, the automatic conversion of Class B Common Stock if the automatic conversion threshold is crossed.	☐	☐	☐

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR ITEM 6.

		FOR	AGAINST	ABSTAIN
6.	To ratify the appointment of the Company's independent registered public accounting firm (independent auditors) for the year ending December 31, 2006.	☐	☐	☐

		Check this box if you plan to attend meeting		☐

Signature	Date	Signature	Date
Note:	Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should so indicate when signing.

Please note that admission to the Annual Meeting will be by admission ticket only, so you must bring this ticket with you. If you plan to attend the meeting, please mark the indicated box on the other side of this Proxy Card. For pre-registration, please call the Stockholder Relations
Department at 1-800-874-0474.
103rd Annual Meeting of Stockholders of Wm. Wrigley Jr. Company
Chase Auditorium
10 South Dearborn Street
Chicago, Illinois 60670
9:00 a.m. CST
Tuesday, April 4, 2006
This ticket admits the named stockholder(s) and one guest. Photocopies will not be accepted. Photo identification will be required.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Wm. WRIGLEY Jr. Company	PROXY CARD

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 4, 2006.
This proxy card represents all shares of Wrigley stock (both Common and Class B Common) held in the registration indicated below. For employee stockholders, this includes your shares held in the Wrigley Savings Plan. This proxy will be voted as specified by the stockholder. If no specification is made, all shares of both classes of stock will be voted as set forth in the proxy statement FOR Items 1, 2, 3, 4, 5 and 6.
The stockholder represented herein appoints William Wrigley, Jr., Richard K. Smucker, Howard Malovany or any of them, proxies with power of substitution to vote all shares of Common Stock and Class B Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of the Wm. Wrigley Jr. Company to be held at Chase Auditorium, Chicago, Illinois, on April 4, 2006, at 9:00 a.m., CST, and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.
Your vote is important!
Please sign and date on the reverse side of this proxy card and return promptly in the enclosed postage-paid envelope.
If you attend the meeting, you may revoke your proxy and vote in person.